   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 16, 1999

                                                         REGISTRATION 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            (AMENDMENT NO.        )
                            ------------------------

                                BIOMERICA, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                 DELAWARE                                        5912
        (STATE OR JURISDICTION OF                    (PRIMARY STANDARD INDUSTRIAL
      INCORPORATION OR ORGANIZATION)                 CLASSIFICATION CODE NUMBER)

                 DELAWARE                                   95-2545573
        (STATE OR JURISDICTION OF                         (IRS EMPLOYER
      INCORPORATION OR ORGANIZATION)                  IDENTIFICATION NUMBER)

                              1533 MONROVIA AVENUE
                            NEWPORT BEACH, CA 92663
                                 (949) 645-2111
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                ZACKARY S. IRANI
                                   PRESIDENT
                                BIOMERICA, INC.
                              1533 MONROVIA AVENUE
                            NEWPORT BEACH, CA 92663
                                 (949) 645-2111
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                BARRY D. FALK, ESQ.                                 YVONNE WONG CHESTER, ESQ.
             SANFORD T. SHERMAN, ESQ.                               CHARLES L. MENZIES, ESQ.
            JEFFERS, SHAFF & FALK, LLP                                    TROY & GOULD
           18881 VON KARMAN, SUITE 1400                            A PROFESSIONAL CORPORATION
                 IRVINE, CA 92612                               1801 CENTURY PARK EAST, 16TH FL.
                  (949) 660-7700                                      LOS ANGELES, CA 90067
                                                                         (310) 553-4441

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
---------------
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

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                                                                     PROPOSED
                   TITLE OF EACH CLASS OF                       MAXIMUM AGGREGATE            AMOUNT OF
                SECURITIES TO BE REGISTERED                     OFFERING PRICE(1)         REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.08...............................       $20,000,000                 $5,560
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

EXPLANATORY NOTE
    This Registration Statement covers the registration of              shares
of our common stock pursuant to an underwritten public offering, including shares issuable upon exercise of the underwriters' over-allotment option.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                SUBJECT TO COMPLETION, ISSUED SEPTEMBER 16, 1999

                                             SHARES

                             [THE BIG RX.COM LOGO]

                                  COMMON STOCK
                            ------------------------

     Biomerica, Inc. is offering           shares of its common stock. This is a
follow-on public offering and a public market currently exists for our shares.
We anticipate that the public offering price will be $     per share.

                            ------------------------

     Our stock is listed on the Nasdaq SmallCap Market under the symbol "BMRA."

                            ------------------------

     INVESTING IN THE COMMON STOCK INVOLVES RISKS.   SEE "RISK FACTORS"
BEGINNING ON P. 8.
                            ------------------------

                             PRICE $     PER SHARE

                            ------------------------

                                                               UNDERWRITING
                                                   PRICE TO    DISCOUNTS AND    PROCEEDS TO
                                                    PUBLIC      COMMISSIONS      BIOMERICA
                                                   --------    -------------    -----------
Per Share........................................     $              $               $
Total............................................     $              $               $

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     Solely to cover any over-allotments, we have granted the representative of
the underwriters a 30-day option to purchase up to                additional
shares of common stock on these same terms. This is a firm commitment offering.

                            ------------------------

                           EBI SECURITIES CORPORATION
               The date of this prospectus is             , 1999

[INSIDE FRONT COVER OF PROSPECTUS]

TITLE: THEBIGRX.COM, THE NEXT-GENERATION ONLINE PHARMACY

SCREEN SHOT OF THEBIGRX.COM HOME PAGE

BOX CONTAINING TEXT TO LEFT OF SCREEN SHOT

[THE BIG RX.COM LOGO]

[INSIDE GATEFOLD]

TITLE: ReadyScript proprietary software and TheBigRX.com retail online pharmacy, a comprehensive end-to-end automated prescribing and dispensing solution

Graphic depicting our business-to-business e-commerce approach to automate prescriptions at the point of care.

     Biomerica Inc. was incorporated in Delaware in September 1971 under the name Nuclear Medical Systems, Inc. We changed our corporate name in February 1983 to NMS Pharmaceuticals, Inc., and in November 1987 to Biomerica, Inc. Our principal executive offices are located at 1533 Monrovia Avenue, Newport Beach, California 92663. Our telephone number is (949) 645-2111 and our fax number is
(949) 722-6674. Our World Wide web sites are www.biomerica.com, www.readyscript.com and www.thebigrx.com. Inquiries can be sent by e-mail to info@biomerica.com. The information contained on our web sites is not part of this prospectus.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the common stock.

     Except as otherwise noted, all information in this prospectus: (1) assumes no exercise of the underwriters' over-allotment option, (2) assumes the sale of
a number of shares of common stock equal to $       divided by the public
offering price, (3) assumes no exercise of outstanding warrants to purchase 1,660,000 shares of our common stock, and (4) assumes no exercise of outstanding options to purchase 2,021,800 shares of our common stock.

     TheBigRX.com, TheBigRX.com logo, ReadyScript.com, the ReadyScript logo, Biomerica, Biomerica.com and the Biomerica logo are our trademarks. This prospectus also includes trade names, trademarks and service marks of other companies. Use or display by us of other parties' trademarks or products is not intended to and does not imply a relationship with, or endorsement or sponsorship of our Company by the trademark owners.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding our Company and the common stock being sold in this offering and our Consolidated Financial Statements and Notes to Consolidated Financial Statements appearing elsewhere in this prospectus.

BUSINESS

     Since 1971, Biomerica ("Biomerica", the "Company", "we" or "our") has primarily been engaged in developing, manufacturing, and distributing medical diagnostic products for the early detection and monitoring of chronic diseases before they become catastrophic and incurable. Our gastroenterology, cardiology, endocrinology, allergy, and diabetes products are sold to medical schools, pharmaceutical companies, health maintenance organizations, hospitals, clinics, commercial laboratories, physicians, drugstores, and individual consumers. We also derive revenues and other benefits from two subsidiaries, Lancer Orthodontics, Inc., an international manufacturer of orthodontics products, and Allergy Immuno Technologies, Inc., which is engaged in developing allergy treatment therapies and providing specialized services to pharmaceutical companies and physicians.

THE NEXT-GENERATION ONLINE PHARMACY

     With a 1997 change in Company management, we embarked upon a strategic commitment to e-commerce as a venue to broaden our corporate vision and build upon our core competence in chronic diseases. We designed a business-to-business e-commerce model to both automate the prescribing and facilitate the dispensing of pharmaceuticals. To further this goal, in June 1999 we raised $2 million in equity to develop the infrastructure for our Internet division.

     Our products and services will comprise two key components: 1) ReadyScript, a medication management system, and 2) TheBigRX.com, a retail online pharmacy. Together, we believe these products and services are the next generation of online pharmacy. Our integrated system is being designed to increase efficiency, reduce the potential for dispensing errors, and help improve clinical outcomes. It will also address the problems associated with the prevailing manual process of prescribing and dispensing pharmaceuticals. In addition to being inconvenient for physicians, insurers and patients, the current process contributes to rising healthcare costs by perpetuating:

     - inefficient prescribing patterns; and

     - inappropriate and sub-optimal drug use.

     The first-generation online pharmacy model relies on a business-to-consumer e-commerce model. We believe that model has limited potential in the reimbursed prescription drug market because the first-generation online pharmacies find themselves excluded from multiple insurers' and pharmacy benefit managers' pharmacy networks. Consequently, we believe several of the first-generation online pharmacies have been compelled to form an alliance with a single pharmacy benefit manager. We believe these alliances may significantly limit the revenue potential of these first-generation online pharmacies. Additional limitations to the first-generation model include the following:

     - It adds no economic or clinical value to physicians, insurers or patients in terms of increased efficiency, improved clinical outcomes, or decreased overall healthcare costs.

     - It relies on error-prone handwritten prescriptions.

     - The patient must fax or mail in the prescription.

     - The patient must have a computer with Internet access.

     Our next-generation online pharmacy uses a business-to-business e-commerce model to solve the prescription problem where it begins -- at the point of care. We believe our solution addresses all of the elements of the pharmaceutical prescribing and dispensing process in one comprehensive, cost-effective solution, thereby better meeting the needs of the physician, insurer and patient.

     We are designing our ReadyScript technology to be an easy-to-use medication management and automatic prescribing system that utilizes proprietary software and readily available computer hardware. We plan to work with physicians through direct contracts with medical groups, pharmacy benefit managers and/or insurers representing large patient populations. When fully implemented, ReadyScript will be designed to allow physicians online access to: (1) formulary and preferred drug therapy options based on insurer; (2) best-practice guidelines by chronic disease state; and (3) patient medication history. It will be designed to also allow physicians to automatically transmit prescriptions through electronic links to online pharmacies, traditional neighborhood pharmacies, or pharmacies designated by the participating insurer or pharmacy benefit manager. The automated process will reduce the potential for medication errors inherent in the current system of handwritten and verbal prescriptions, and by integrating formulary and best practice guidelines, help to improve clinical outcomes and lower healthcare costs.

     With ReadyScript, a patient will not need a computer or fax machine to benefit from the convenience and cost savings made possible by our technology. However, for those patients and consumers who have access to the Internet or a telephone, our retail online pharmacy, TheBigRX.com, will be available 24 hours a day, 7 days a week to fulfill their drugstore product needs.

     We have acquired the online domain name "TheBigRX.com" and entered into a strategic alliance with TheBigStore.com, Inc.,our technology partner, and TheBigHub.com, an Internet portal. TheBigHub.com will provide us continuous advertising on its site. The BigStore.com will provide us back-end processing technology and functionality including web site hosting, web site design and development, customer order processing, debit/credit card validation, fraud detection, data encryption, order tracking, transaction accounting and record retention. This has accelerated our developmental timeline and is intended to minimize our required capital outlay. TheBigStore.com has agreed to provide a back-end system that is comprehensive in software and hardware capability, user-friendly, easily navigated, and fully scalable to accommodate transactional growth.

STRATEGY

     We plan to implement our next-generation online pharmacy, consisting of our proprietary ReadyScript technology on the front-end and our retail online site, TheBigRX.com, at the back-end, in two phases. The first phase includes development and implementation of the retail online pharmacy site for consumer drugstore product needs. We plan to open TheBigRX.com by the end of 1999.

     In the second phase, we will beta-test and launch our ReadyScript online medication management system. Participating physicians will access ReadyScript using off-the-shelf handheld or desktop computing platforms that create improved prescribing capabilities, and will then electronically transmit prescriptions to the pharmacy of the patient's choice, such as TheBigRX.com. We are designing our system to work with multiple insurers and pharmacy benefit managers to: (1) improve compliance with formulary guidelines, and (2) direct prescriptions to their designated mail-order pharmacies. We plan to complete this phase during the year 2000.

     In subsequent phases, we intend to integrate patient-based management tools into our solution. These tools will be designed to allow physicians to automatically retrieve critical concurrent patient health information, helping physicians make optimal medical and pharmaceutical treatment decisions to further improve clinical outcomes.

     Our multi-source revenue model will be designed to allow us to generate earnings from product sales and service agreements for our ReadyScript technology, transaction fees for electronic prescription routing, prescriptions filled through our retail online pharmacy, and consumer product sales from our retail online pharmacy.

     Our goal is to establish ReadyScript and TheBigRX.com as well-known, highly trusted brands in the minds of chronically ill patients, their physicians and insurers. To do so, we plan to:

     - Focus our initial marketing efforts on establishing strategic relationships with physician groups, pharmacy benefit managers, hospital systems, health maintenance organizations, and healthcare insurers representing large patient populations. Our integrated solution is intended to increase penetration of pharmacy benefit managers' mail-order opportunities by working with, not against, multiple pharmacy benefit managers, online pharmacies and neighborhood pharmacies.

     - Leverage our management team's healthcare industry experience with large healthcare organizations and insurers when marketing our medication management solutions.

     - Target patients with chronic diseases and recurring medical needs through traditional media sources and our affiliation with TheBigHub.com, an Internet portal.

     - Create a convenient and superior customer experience, thereby building customer loyalty and generating repeat business.

                                  THE OFFERING

Common stock offered............              shares

Common stock to be outstanding
after the offering..............              shares

Use of proceeds.................    We intend to use the proceeds to launch our
                                    online pharmacy, to develop, beta-test and launch our ReadyScript technology, to expand sales and marketing, and for working capital and general corporate purposes. See "Use of Proceeds."

Nasdaq SmallCap Market Symbol...    BMRA

     The number of shares of our common stock to be outstanding immediately after the offering is based on 4,530,695 shares outstanding at September 14, 1999. This number does not include 2,021,800 shares of our common stock subject to options and 1,660,000 warrants outstanding at September 14, 1999.

SUMMARY CONSOLIDATED FINANCIAL DATA

     The "as adjusted" column reflects our capitalization as of May 31, 1999 with adjustments to give effect to the receipt of the estimated proceeds from
the sale of           shares of our common stock at an assumed public offering
price of $     per share, after deducting the underwriting discount and
estimated offering expenses.

                                                              YEAR ENDED MAY 31,1999
                                                            ---------------------------
                                                               ACTUAL       AS ADJUSTED
                                                            ------------    -----------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales.................................................   $8,688,106
Gross profit..............................................   $3,271,386
Total operating expenses..................................   $3,582,350
Operating loss............................................   $ (310,964)
Net loss..................................................   $  (72,548)
Basic and diluted net loss per share......................   $    (0.01)
Weighted average shares outstanding used to compute basic
  and diluted net loss per shares.........................   $4,001,755

                                                                  AT MAY 31, 1999
                                                            ---------------------------
                                                               ACTUAL       AS ADJUSTED
                                                            ------------    -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.................................   $1,669,205
Working capital...........................................   $5,200,345
Total assets..............................................   $7,849,567
Minority interest.........................................   $2,437,660
Total stockholders' equity................................   $3,817,720

                                  RISK FACTORS

     You should carefully consider the risks described below, together with all other information in this prospectus before making an investment decision. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

WE ARE SIGNIFICANTLY CHANGING THE FOCUS OF OUR BUSINESS.

     We are transitioning from our established operating history as a developer, manufacturer and distributor of advanced diagnostic test products to an Internet business. The potential risks and uncertainties include, among others, fluctuations in our operating results from implementing our new business model and expansion plans, dilution of management's attention to our current business, the highly competitive environment in which we will be competing, the early stage of the Internet as an electronic commerce medium, our dependence on strategic relationships to drive traffic to our web sites, and our dependence on increased use of the Internet for commerce.

WE EXPECT SIGNIFICANT INCREASES IN OUR OPERATING EXPENSES AND CONTINUING LOSSES FOR THE NEXT SEVERAL YEARS.

     We expect that our operating expenses will increase significantly during the next several years as we:

     - develop enhanced technologies and features to improve our prescription automation tools and web sites;

     - increase our sales and marketing activities;

     - increase our general and administrative functions to support our growing operations, and expand our customer and pharmacist support organizations to better serve customer needs; and

     - enhance our distribution fulfillment processes and buy or build our own distribution facilities.

     With increased expenses, we will need to generate significant additional revenues to achieve profitability. We cannot be certain that we will obtain enough physician participation and customer traffic or a high enough volume of purchases to generate sufficient revenues and achieve profitability.

WE EXPECT OUR FINANCIAL RESULTS WILL FLUCTUATE.

     Our annual and quarterly operating results may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. Factors that may harm our business or cause our operating results to fluctuate include:

     - the inability to obtain or maintain our status as an approved member of reimbursed insurance networks for prescription drugs;

     - slow adaptation and integration of handheld computers into medical practice environments;

     - changes in the growth rate of Internet usage;

     - fluctuations in demand for our products and services;

     - shifts in the nature and amount of publicity about us or our competitors;

     - the inability to obtain physician participation and new customers at a reasonable cost, retain existing physician participation and customers, or encourage repeat use and purchases;

     - decreases in the number of visitors to our web site or our inability to convert visitors to our web site into customers;

     - government regulations related to use of the Internet for commerce, sales and distribution of our products, prescription services and patient information; and

     - costs related to potential acquisitions of technology or businesses.

     The volume and timing of orders of pharmaceuticals and other drugstore products on our web site are difficult to predict because the online market for such products is in its infancy and our medication management model has not been employed by other online pharmacies. Since we are in the early implementation stage of our web site and the developmental stage of our online medication management system, we do not have sufficient historical data to demonstrate how successful this strategy will be. We cannot currently forecast revenue from regular and repeat customers or anticipated revenue trends.

OUR E-COMMERCE BUSINESS HAS A LIMITED OPERATING HISTORY.

     Our e-commerce business strategy was established in November 1998, and we plan to begin selling products through the online pharmacy by the end of 1999. We will not begin to operate under our business-to-business e-commerce model until sometime in the year 2000. Accordingly, our e-commerce division has a limited operating history, which makes it more difficult to evaluate its current business and prospects, or accurately predict our future revenues or results of operations. This may result in one or more future quarters where our financial results may fall below the expectation of analysts and investors. As a result, the trading price of our common stock might decline. Before investing, you should evaluate the risks, uncertainties, expenses and difficulties frequently encountered by companies in the new and rapidly evolving Internet markets. These risks include:

     - competition and relatively low barriers to entry;

     - ability to gain market acceptance of online service from physicians, insurers or consumers;

     - ability to maintain and expand physician participation and our customer base;

     - need to manage growth and changing operations;

     - need to continue to develop and upgrade software, web site, transaction processing systems and network infrastructure;

     - ability to scale systems and fulfillment capabilities to accommodate business growth;

     - ability to develop and renew strategic relationships;

     - dependence upon key personnel; and

     - dependence on the reliability and growing use of the Internet for commerce and communication.

     We cannot be certain that our business strategy will be successful or that we will successfully address these risks.

WE NEED TO MANAGE GROWTH IN OPERATIONS TO MAXIMIZE OUR POTENTIAL GROWTH AND ACHIEVE OUR EXPECTED REVENUES.

     In order to maximize potential growth in our market opportunities, we believe that we must expand rapidly and significantly upon our entrance into the e-commerce marketplace. This expansion will place a significant strain on our management, information systems, and operational and financial resources. We expect that we will need to continue to improve our financial and managerial controls and reporting systems and procedures. In addition, we will need to continue to expand, train and manage our workforce. Furthermore, we expect that we will be required to manage multiple relationships with various vendors and other third-parties. Our failure to manage growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

OUR BUSINESS-TO-BUSINESS E-COMMERCE MODEL IS DEPENDENT ON THE ADOPTION OF OUR SYSTEM BY PHYSICIANS, INSURERS AND PHARMACY BENEFIT MANAGERS.

     Our ReadyScript software is being developed based on a business-to-business e-commerce model that will require the participation of three primary groups: physicians, insurers and pharmacy benefit managers. If we are unable to successfully attract and retain a high volume of participation by these groups at a reasonable cost, we will not be able to increase our revenues or achieve profitability.

ADOPTION OF OUR READYSCRIPT SYSTEM BY PHYSICIANS IS CRITICAL TO OUR SUCCESS.

     Since our medication management approach is intended to start at the point of care, it is essential that we enlist the support and participation of large numbers of physicians. Critical to our ability to attract and retain physician participants is the acceptance of our ReadyScript system and physician use of handheld computers. Getting physicians to use computers has been very difficult. Handheld computers are better suited toward the physician practice than traditional desktop or laptop computers. Yet the cost, small screens, inconvenient input methods and limited memory and software capabilities compared to desktop computers have also hampered wide acceptance of these devices. While we believe that off-the-shelf handheld technology has advanced to the point that handheld computers are suitable for electronic prescription pads, we cannot be certain that a broad base of physicians will accept electronic prescribing as an effective way of accessing and transmitting information. If our ReadyScript prescribing solutions do not gain market acceptance, our new Internet business will not be successful and our business, results of operations and financial condition could suffer harm.

     Other factors that could prevent widespread physician acceptance include:

     - lack of physician awareness of our ReadyScript system and TheBigRX.com online pharmacy;

     - physician concerns about the security of online prescription transmission and the privacy of their patient's health information;

     - product damage from shipping or shipments of wrong or expired products from our fulfillment partners or other vendors, resulting in a failure to establish physician trust; and

     - delays in responses to physician inquiries or in deliveries to their patients.

LIMITED INSURER PARTICIPATION MAY REDUCE OUR ABILITY TO SELL PHARMACY PRODUCTS ONLINE, WHICH WOULD REDUCE OUR REVENUES.

     We expect that pharmacy sales will account for a significant percentage of our total sales. Sales of our products will depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers, health maintenance organizations, pharmacy benefit managers and other organizations. Accordingly, we must devote time and resources to develop third-party payor confidence in our approach.

     To obtain reimbursement on behalf of patients for the prescription products purchased on our web site, we need to obtain contracts with numerous insurance companies and pharmacy benefit managers. Our ability to obtain these contracts is uncertain. These companies are in the early stages of evaluating the impact of the Internet and online pharmacies on their businesses. Many of these companies may delay their decisions to contract with online pharmacies or may decide to develop their own Internet capabilities that may compete with us. In addition, many insurers have existing contracts with chain drugstores and pharmacy benefit managers that have announced their intentions to establish online pharmacies. It is likely that some insurers and pharmacy benefit managers will contract with only one or a limited number of online pharmacies. If our online competitors obtain these contracts and we do not, we would be at a competitive disadvantage.

     In addition, we must process each insurance application individually, which may raise the costs of processing prescription orders and delay our order processing time. Customers may not initially embrace our online insurance coverage procedure. As a result, we may remain dependent on customers who are willing to pay cash for their prescriptions. In addition, the cash market as a percentage of the overall prescription market has declined. A disproportionate dependence on cash purchases may limit the amount of the prescription drug market that we can service, and thus may have an adverse impact on our business.

     Moreover, third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. The efforts of third-party payors to contain costs will place downward pressures on gross margins from prescription drug sales. Our revenues from prescription drug sales may also be affected by federal and state governments' healthcare reform initiatives, including proposals designed to significantly reduce spending on Medicare, Medicaid and other government programs; changes in programs providing for reimbursement prescription drug costs by third-party payors; and regulatory changes related to the approval process for prescription drugs. Such initiatives could lead to the enactment of federal and state regulations that harm our results of operations.

     We cannot be certain that our products or services will be considered cost-effective or that adequate third-party reimbursement will be available to enable us to maintain price levels sufficient to realize adequate profit margins. Any such event would harm our business.

CONSUMERS OF DRUGSTORE PRODUCTS MAY NOT ACCEPT OUR INTERNET APPROACH, WHICH MAY IMPACT OUR REVENUE AND PROFITABILITY.

     If we do not attract and retain a sufficient volume of retail customers at a reasonable cost, our revenue and profitability may be impacted. We may not be able to convert a large number of consumers from traditional shopping methods to online shopping for drugstore products. Even if we are successful at attracting customers, we expect it will take several years to build a critical mass of such customers. Specific factors that could prevent widespread customer acceptance include:

     - shipping charges, which do not apply to shopping at traditional drugstores;

     - pricing that does not meet customer expectations;

     - lack of consumer awareness of our retail online pharmacy;

     - customers' concerns about the security of online transactions and the privacy of their personal health information;

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

     - product damage from shipping or shipments of wrong or expired products from our fulfillment partners or other vendors, resulting in a failure to establish customers' trust in buying drugstore items online;

     - delays in responses to customer inquiries or in deliveries to customers; and

     - difficulties in returning or exchanging orders.

UNLESS WE DEVELOP A STRONG BRAND IDENTITY, OUR BUSINESS MAY NOT GROW AND OUR FINANCIAL RESULTS MAY SUFFER.

     We believe that establishing and maintaining the "ReadyScript" and "TheBigRX.com" brands is a critical aspect of our efforts to attract and expand our audience. Also, the importance of brand recognition will increase due to a growing number of Internet sites. Promotion and enhancement of the "ReadyScript" and "TheBigRX.com" brands will depend largely on our success in providing high quality products and services, which cannot be assured. To promote our brands, we will incur substantial expense in our marketing and advertising efforts. If these brand promotion activities do not yield increased revenues, we will incur losses.

WE EXPECT COMPETITION TO INCREASE SIGNIFICANTLY IN THE FUTURE, WHICH COULD REDUCE OUR REVENUES, POTENTIAL PROFITS AND OVERALL MARKET SHARE.

     The online commerce market is new, rapidly evolving and intensely competitive. We expect competition to intensify in the future. Barriers to entry are minimal, and current and new competitors can launch new web sites and develop programs at a relatively low cost. Our current competitors include:

     - online retailers of drugstore products, such as planetRx.com, drugstore.com/RiteAid, and Soma.com/CVS;

     - online physician practice management systems, such as Allscripts and Healtheon;

     - chain drugstores, such as Walgreen's, RiteAid, CVS and Eckerd;

     - mass market retailers, such as Wal-Mart, Kmart and Target;

     - supermarkets, such as Safeway, Albertson's and Vons;

     - cosmetic departments at major department stores, such as Nordstrom and Macy's;

     - pharmacy benefit managers and mail-order pharmacies, such as PCS, Express Scripts and Merck-Medco; and

     - Internet portals and online service providers that feature shopping services, such as AOL, Yahoo!, MSN.com and Lycos.

     Many of our current and potential traditional store-based and online competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Many of these current and potential competitors can devote substantially more resources to web site and systems development than we can. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. We cannot assure you that we will compete successfully against future competitors.

OUR E-COMMERCE BUSINESS WILL DEPEND ON A LIMITED NUMBER OF FULFILLMENT AND TECHNOLOGY PARTNERS.

     We plan to rely to a large extent on rapid distribution by third-parties. We intend to distribute all of our pharmaceutical products from one or a limited number of vendors. We also intend to distribute the majority of our non-pharmaceutical products from one or a limited
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

number of vendors. We intend to carry no or minimal inventory and will rely to a large extent on rapid fulfillment from our vendor(s). Our business could also be significantly disrupted if any of our vendors were to breach their contracts or were to suffer adverse developments that affect their ability to supply products for us. If for any reason any of our vendors are unable or unwilling to supply products for us in sufficient quantities and in a timely manner, we may not be able to secure alternative fulfillment partners on acceptable terms in a timely manner, or at all.

     Because we plan to rely on third-parties to fulfill orders, we depend on their systems for tracking inventory and financial data. In addition, our order fulfillment and distribution process will require us to cooperate extensively with our fulfillment partners to coordinate separate information technology systems. If our fulfillment partners' systems fail or are unable to scale or adapt to changing needs, or if we cannot integrate information systems with new distributors, we may not have adequate, accurate or timely inventory or financial information.

     We also plan to rely on third-party carriers for product shipments, including shipments to and from distribution facilities. We are therefore subject to the risks, including employee strikes and inclement weather, associated with our fulfillment partners, and of our carriers' ability to provide product fulfillment and delivery services to meet our fulfillment and shipping needs. Failure to deliver products to our customers in a timely and accurate manner would harm our reputation, our ReadyScript and TheBigRX.com brands, and the results of our operations.

     We are relying upon TheBigStore.com for use of their back-end processing technology to ultimately process e-commerce transactions and track customer orders from the time the order is placed until delivery. TheBigStore.com is currently developing retail store sites (Internet storefronts), establishing its retail site and transactional processing software, and installing and testing its hardware and communications platform. We will utilize the server farm and software functionality of TheBigStore.com, but will directly manage all merchandising and marketing. Our agreement with TheBigStore.com is for an initial term of 5 years. If for any reason TheBigStore.com is unable or unwilling to provide us with back-end processing, we may not be able to secure an alternative back-end partner on acceptable terms in a timely manner, or at all.

OUR BUSINESS-TO-CONSUMER E-COMMERCE SALES COULD BE NEGATIVELY AFFECTED IF WE ARE REQUIRED TO CHARGE TAXES ON PURCHASES.

     We do not intend to collect sales or other similar taxes in respect of consumer goods sold by us through our retail web site, except from purchasers located in states in which our fulfillment centers are located. However, one or more states or the federal government may seek to impose sales tax collection obligations on out-of-state companies (such as our Company), which engage in or facilitate online commerce. A number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce and could adversely affect our opportunity to derive financial benefit from such activities. Moreover, a successful assertion by one or more states or the federal government that we should collect further sales or other taxes on the sales of products through our web site could negatively affect the business-to-consumer portion of our revenues and business.

RAPID TECHNOLOGICAL CHANGE MAY ADVERSELY AFFECT US.

     To be competitive, we will need to enhance and improve the functionality and features of our ReadyScript system and TheBigRX.com retail online pharmacy. The Internet, online commerce industry, pharmacy industry and software industry are rapidly changing. If competitors introduce new products and services embodying new technologies, or if new

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

industry standards and practices emerge, our existing software, web site and proprietary technology and systems may become obsolete. Our future success may depend on our ability to:

     - license and internally develop leading technologies useful in our business;

     - enhance our existing services and software;

     - develop new services and technologies that address the increasingly sophisticated and varied needs of our prospective customers; and

     - respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

     Developing our software, web site and other proprietary technology entails significant technical and business risks. We may use new technologies ineffectively or we may fail to adapt our software, web site, transaction-processing systems and network infrastructure to customer requirements or emerging industry standards. If we face material delays in introducing new services, products and enhancements, our customers may forgo the use of our services and use those of our competitors.

WE WILL DEPEND ON THE GROWTH OF INTERNET TRAFFIC, WHICH COULD IN TURN OVERTAX THE INTERNET INFRASTRUCTURE.

     Our success will also depend largely on continued growth in, and the use of, the Internet, particularly for commerce. Our dependence on the Internet infrastructure may prove problematic due to:

     - inadequate development of the necessary infrastructure for communication speed, access and server reliability;

     - ease-of-access issues;

     - security and confidentiality concerns;

     - lack of development of complementary products, such as high-speed modems and high-speed communication lines;

     - implementation of competing technologies; and

     - delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity.

     We expect Internet use to grow in number of users and traffic volume. The Internet infrastructure may be unable to support the demands placed on it by this continued growth. If these factors limit the acceptance or effectiveness of Internet products, our business could be harmed.

WE WILL FACE THE RISKS OF SYSTEM FAILURES.

     Our success will depend substantially on our ability to deliver high quality, uninterrupted service to our customers. This requires that we protect the computer equipment and the information stored on the servers we intend to utilize. Substantially all of the computer and communications hardware systems we intend to utilize are located at a third-party facility in Newport Beach, California. The systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. We have no formal disaster recovery plan and our business interruption insurance may not adequately compensate us for losses that may occur. The occurrence of a natural disaster or unanticipated problems at our leased facilities in Southern California or at the third-party facilities in Newport Beach, California could cause interruptions or delays in our business, loss of data or render us unable to accept and fulfill customer orders. In addition, the
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

failure of the third-party facility to provide the data-communications capacity required by us, as a result of human error, natural disaster or other operational disruptions, could result in interruptions in our service. The occurrence of any or all of these events could adversely affect our reputation, brand name(s) and business.

WE WILL BE EXPOSED TO RISKS ASSOCIATED WITH ONLINE COMMERCE SECURITY, PATIENT CONFIDENTIALITY AND CREDIT CARD FRAUD.

     A significant barrier to online commerce is the secure transmission of confidential information over public networks. We will rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information. We cannot be certain that advances in computer capabilities, new discoveries in the field of cryptography or other developments will not result in a compromise or breach of the algorithms we use to protect consumers' transaction data. If any such compromise of our security were to occur, it could harm our business, prospects, financial conditions and results of operations. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may have to expend significant capital and other resources to prevent such security breaches or alleviate problems caused by such breaches.

     Concerns over the security of transactions conducted on the Internet and the privacy of users may also hinder the growth of online services generally, especially as a means of conducting commercial transactions. To the extent that our activities or those of third-party contractors will involve the storage and transmission of proprietary information, such as confidential patient information, credit card numbers, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. We cannot be certain that our security measures will prevent security breaches or that failure to prevent such security breaches will not harm our business, prospects, financial condition and results of operations.

WE FACE YEAR 2000 RISKS.

     Many existing computer programs cannot distinguish between a year beginning with "20" and a year beginning with "19" because they use only the last two digits to refer to a year. For example, these programs cannot tell the difference between the year 2000 and the year 1900. As a result, these programs may malfunction or fail completely. If we or any third-party with whom we have a material relationship fail to achieve Year 2000 readiness, our business may be seriously harmed. In particular, Year 2000 problems could temporarily prevent us from offering our goods and services.

PHARMACY OR PRESCRIPTION PROCESSING ERRORS MAY EXPOSE US TO LIABILITY CLAIMS AND ADVERSE PUBLICITY.

     Pharmacy errors relating to prescriptions, dosage, medication management and other aspects of the medication dispensing process can produce liability claims for us that our insurance may not cover. Because we will distribute these products directly to the consumer, we are the most visible participant in the medication distribution chain, and therefore have more exposure to liability claims.

     Our pharmacists or our vendor(s)'s pharmacists are required by law to offer counseling, without additional charge, to our customers about medication, dosage, delivery systems, common side effects and other information deemed significant by the pharmacists. Our pharmacists or our vendor(s)'s pharmacists may have a duty to warn customers regarding any potential adverse effects of a prescription drug if the warning could reduce or negate such effects. This counseling will be accomplished in part through e-mail and inserts included with

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

the prescription, which may increase the risk of miscommunication because the customer is not personally present or may not have provided all relevant information. We also intend to post product information on our web site. This will create the potential for claims to be made against us for negligence, personal injury, wrongful death, product liability, malpractice, invasion of privacy or other legal theories based on our product or service offerings. Although we carry general liability and product liability insurance, our insurance may not cover potential claims of this type or may not be adequate to protect us from all liability that may be imposed.

     Pharmacy errors either by us or our competitors may produce significant adverse publicity either for us or the entire online pharmacy industry. Because of the significant amount of recent press coverage on Internet retailing, we believe that we will be subject to a higher level of media scrutiny than other pharmacy product channels. The amount of negative publicity that we or the online pharmacy industry receive as a result of pharmacy or prescription processing errors could be disproportionate in relation to the negative publicity received by other pharmacies making similar mistakes. We have no control over the pharmacy practices of our competitors, and we cannot ensure that our pharmacists or our prescription-processing department will be able to operate without error. We believe customer acceptance of our online shopping experience is largely based on consumer trust, and negative publicity could erode such trust, or prevent it from growing. This could result in an immediate reduction in the amount of orders we receive and adversely affect our revenue growth.

WE MAY FACE LIABILITY CLAIMS FOR CONTENT ON OUR WEB SITE.

     Because we plan to post product information and other content on our web site, we will face potential liability claims for negligence, copyright, patent, trademark, defamation, indecency and other claims based on the nature and content of the materials that we post. Such claims have been brought, and sometimes successfully pursued, against Internet content distributors. In addition, we could be exposed to liability claims with respect to the unauthorized duplication of content or unauthorized use of other parties' proprietary technology. Although we maintain general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could harm our business.

OUR EXISTING DIAGNOSTIC TEST BUSINESS DEPENDS PARTLY ON RESEARCH AND DEVELOPMENT PROJECTS THAT INVOLVE THE USE OF HAZARDOUS MATERIALS AND CHEMICALS AND COULD RESULT IN SUBSTANTIAL ENVIRONMENTAL LIABILITY CLAIMS.

     Our research and development involves the controlled use of hazardous materials and chemicals. As a result, we may incur substantial costs to comply with environmental regulations. Moreover, although we believe that safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result and any such liability claims could exceed our total resources.

OUR EXISTING DIAGNOSTIC TEST BUSINESS DEPENDS PARTLY ON THE DEVELOPMENT, INTRODUCTION AND MARKET ACCEPTANCE OF NEW PRODUCTS.

     We are in various stages of developing new products in our diagnostic test business. We believe our diagnostic revenue growth and future operating results will depend, in part, on our ability to complete development of these products and successfully introduce them. In order to successfully introduce and sell these products, we must, among other things:

     - undertake time-consuming and costly development and manufacturing;

     - establish and maintain reliable, cost-efficient manufacturing capacity for these products;

     - obtain necessary regulatory clearance or approvals in a timely manner;
       and

     - ensure that our products comply with government and regulatory testing guidelines.

     Each stage of this process involves inherent difficulties. We may not be able to successfully develop, introduce, cost-effectively manufacture or achieve market acceptance for new products or enhancements to existing products.

OUR EXISTING DIAGNOSTIC TEST BUSINESS DEPENDS PARTLY ON THIRD-PARTY
DISTRIBUTORS.

     Third-party distributors represent a significant portion of our existing customer base. If we lose one or more of these distributors and cannot arrange suitable alternatives, our business could be harmed. We may not be able to enter into new distribution or marketing agreements on satisfactory terms, or at all. We cannot be certain that our distributors will devote sufficient resources to effectively market and sell the products manufactured by us or any new products manufactured by us in the future, or that they will market these products at prices that can achieve market acceptance. In addition, our distributors may give higher priority to the products of similar suppliers or to their own products, thus reducing their efforts to sell products manufactured by us. If any of our larger distributors become unwilling or unable to promote, market and sell products manufactured by us, our business could be adversely affected.

WE WILL RELY ON OUR KEY MANAGEMENT PERSONNEL AND ON OUR ABILITY TO ATTRACT HIGHLY QUALIFIED PERSONNEL IN THE FUTURE.

     We will depend on the continued services and performance of our senior management and other key personnel and our ability to retain and motivate them. The loss of the services of any of our officers or senior managers could harm our business.

     Our future success will also depend on our ability to attract, retain and motivate other highly skilled technical, managerial, marketing and customer support personnel. Competition for qualified personnel is intense, especially for programmers, engineers, web designers and marketing personnel. Our inability to hire, integrate and retain qualified personnel in sufficient numbers may reduce the quality of our programs, products and services.

PROTECTION OF OUR TRADEMARKS AND PROPRIETARY RIGHTS IS UNCERTAIN.

     We regard our copyrights, service marks, trademarks, trade secrets and similar intellectual property as critical to our success. We rely on trademark, copyright and trade secret law, as well as confidentiality and license agreements with our employees, customers, partners and others to protect our proprietary rights. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which we sell our products and services online. Therefore, the steps we take to protect our proprietary rights may be inadequate.

WE FACE RISKS ASSOCIATED WITH DOMAIN NAMES.

     We currently hold the Internet domain names "Biomerica.com", "ReadyScript.com", "TheBigRX.com" and various other related names. Domain names generally are regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may not acquire or maintain our domain names in all of the countries in which we plan to conduct business.

     The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we could be unable to prevent third-parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights.

INTELLECTUAL PROPERTY CLAIMS AGAINST US CAN BE COSTLY AND RESULT IN THE LOSS OF SIGNIFICANT RIGHTS.

     Other parties may assert infringement or unfair competition claims against us. We cannot predict whether third parties will assert claims of infringement against us, or whether any past or future assertion or prosecutions will adversely affect our business. If we are forced to defend against any such claims, whether they are with or without merit or are determined in our favor, we may face costly litigation, diversion of technical and management personnel, or product development delays. As a result of such a dispute, we may have to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all. If there is a successful claim of product infringement against us and we are unable to develop non-infringing technology or license the infringed or similar technology on a timely basis, it could adversely affect our business.

     Lancer Orthodontics, Inc. holds four patents and licenses to patents held by third parties, and our Allergy Immuno Technologies subsidiary holds an additional four patents. Our success depends, at least in part, on maintaining these patents and obtaining future patent protection for new products, defending patents once obtained, preserving our trade secrets and operating without infringing upon patents and proprietary rights held by third-parties, both in the United States and in foreign countries. We cannot be certain that any patents issued to or licensed by our subsidiaries or us will not be challenged, invalidated, infringed or circumvented or that the rights granted thereunder will provide competitive advantages for our business or products or that of our subsidiaries. We may be subject to further risks as we expand our operations in countries where intellectual property laws are not well developed or are difficult to enforce. Legal protection of our proprietary rights may be ineffective in those countries. In such event, our business, results of operations and financial condition may be harmed.

GOVERNMENT REGULATION OF THE E-COMMERCE, HEALTHCARE AND PHARMACY INDUSTRIES COULD AFFECT OUR BUSINESS.

     Although we will not be subject to direct regulation by any governmental agency relating to the Internet, and currently few laws and regulations directly apply to web access, we will be subject to various laws and regulations applicable to consumer credit and consumer insurance. It is possible, however, that a number of laws and regulations may be adopted with respect to the web, covering issues such as user privacy, pricing and characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of the Internet, which in turn could decrease the demand for our services and increase our cost of doing business. Any new legislation or regulation that is directed at the Internet, or the application of existing laws and regulations to the Internet or other online services could harm our business, prospects, financial condition and results of operation.

     Our online pharmacy business will be subject to extensive federal, state and local regulations, many of which are specific to pharmacies and the sale of over-the-counter drugs. We will also be subject to federal, state and local licensing and registration regulations with respect to, among other things, our pharmacy operations. Regulations in this area often require subjective interpretation, and we cannot be certain that our attempts to comply with these regulations will be deemed sufficient by the appropriate regulatory agencies. Violations of any regulations could result in various civil and criminal penalties, including suspension or revocation of our licenses or registrations, seizure of our inventory, or monetary fines.

     Automated prescribing and the electronic routing of prescriptions to pharmacies are governed by state and federal law. States have varying prescription format requirements, which may be incorporated into ReadyScript. All states permit electronic, faxed and/or written prescriptions. Many existing laws and enacted regulations did not anticipate the methods of e-commerce now being developed. The laws of several states and the U.S. Drug Enforcement Administration ("DEA"), which governs controlled substances, neither specifically permit nor specifically prohibit electronic transmission of prescription orders. Given the rapid growth of the Internet, it is anticipated that many states, as well as the DEA, will directly address these areas with regulation in the near future.

     The Health Insurance Portability and Accountability Act of 1996 mandates the use of standard procedures with regard to the provision of health insurance benefits. Regulations have been proposed to implement these requirements, and we are designing our applications to comply with the proposed regulations. However, until these regulations become final, they could change, which could cause us to use additional resources and lead to delays in order to revise our web site and operations. In addition our success depends on other healthcare industry participants complying with these regulations.

     Although the U.S. Food and Drug Administration ("FDA") does not regulate the practice of pharmacy, other than pharmacy compounding(which we currently do not plan to engage in), FDA regulations impact some of our planned product and service offerings. The FDA regulates drug advertising and promotion, including direct-to-consumer advertising, done by or on behalf of drug manufacturers and marketers. As we expand our product and service offerings, more of our products and services will likely be subject to FDA regulation. Complying with FDA regulations is time-consuming, burdensome and expensive and could delay our introduction of new products or services.

     Until recently, Health Care Financing Administration guidelines prohibited transmission of Medicare eligibility information over the Internet. We are also subject to extensive regulation relating to the confidentiality and release of patient records. Additional legislation governing the distribution of medical records exists or has been proposed at both the state and federal level. It may be expensive to implement security or other measures designed to comply with any new legislation. Moreover we may be restricted or prevented from delivering patient records electronically. Such added expense or restrictions could have a material adverse effect on our business, prospects, financial condition and results of operation.

     For our existing diagnostic products business, we are required to have a California Medical Device Manufacturing License. The license is not transferable and must be renewed annually. Approval of the license requires that we be in compliance with Quality System Regulations, labeling and Medical Device Reporting regulations. Our license expires on March 16, 2000. We are also registered with the Department of Health and Human Services, Public Health Service of the FDA as a Device establishment. This registration expires on February 28, 2000. We also hold two radioactive materials licenses from the State of California (both expiring on June 20, 2000), and two permits from the U.S. Department of Agriculture, one expiring on January 28, 2000 and the other expiring on June 30, 2000. There can be no assurance that such permits can be renewed, or renewed on a timely basis, which could harm us.

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

RISKS RELATED TO THIS OFFERING

WE WILL NEED ADDITIONAL CAPITAL IN THE FUTURE.

     The proceedings of this offering are expected to be sufficient to meet our cash requirements for at least the next 12 months. However, we may need to raise additional funds in the future to:

     - develop and/or enhance existing services or products;

     - respond to competitive relationships; or

     - acquire complementary businesses, technologies, content or product.

     We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance services or products or otherwise respond to competitive pressures would be significantly limited. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, and these securities may have rights, preferences or privileges senior to those of our stockholders.

OUR STOCK PRICE WILL FLUCTUATE AFTER THIS OFFERING, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS.

     Although the offering price will be determined based upon several factors, the market price for our common stock will vary from the offering price after this offering. This could result in substantial losses for investors. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. The factors include:

     - quarterly variations in operating results;

     - changes in financial estimates by securities analysts;

     - announcements by us or our competitors of new products, significant contracts, acquisitions or strategic relationships;

     - publicity about our Company, our products and services, our competitors, or e-commerce in general;

     - additions or departures of key personnel;

     - any future sales of our common stock or other securities; and

     - stock market price and volume fluctuations of publicly-traded companies in general and Internet-related companies in particular.

     The trading prices of Internet-related companies and e-commerce companies in particular have been especially volatile and many are at or near historical highs. Investors may be unable to resell their shares of our common stock at or above the offering price. In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources, which could seriously harm our business and operating results

WE HAVE DISCRETION TO USE THE OFFERING PROCEEDS AND HOW WE INVEST THESE PROCEEDS MAY NOT YIELD A FAVORABLE RETURN.

     Most of the net proceeds of this offering are not allocated for specific uses. Our management has broad discretion to spend the proceeds from this offering in ways with which stockholders may not agree. The failure of our management to apply these funds effectively could result in unfavorable returns. This could have significant adverse effects on our financial condition and could cause the price of our stock to decline.

OUR EXECUTIVE OFFICERS, DIRECTORS AND MAJOR STOCKHOLDERS WILL CONTROL      % OF
OUR COMMON STOCK AFTER THIS OFFERING.

     After this offering, executive officers, directors and holders of 5% or
more of our common stock will, in the aggregate, beneficially own      % of our
outstanding common stock. These stockholders would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions. This concentration in ownership may make some transactions more difficult or impossible to complete without the support of these stockholders.

IT MAY BE DIFFICULT FOR A THIRD-PARTY TO ACQUIRE OUR COMPANY, AND THIS COULD DEPRESS OUR STOCK PRICE.

     Delaware corporate law, our amended and restated certificate of incorporation, which has been approved by our board of directors but is subject to the approval of our stockholders at our annual meeting on October 25, 1999, and our bylaws contain provisions that could delay, defer or prevent a change in control of our Company or our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions, if approved by our stockholders, will:

     - authorize us to issue "blank check" preferred stock, which is preferred stock that can be created and issued by the board of directors without prior stockholder approval, with rights senior to those of common stock;

     - prohibit stockholder action by written consent; and

     - establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

WE ARE LISTED ON THE NASDAQ SMALLCAP MARKET AND ARE SUBJECT TO DELISTING UNDER CERTAIN CIRCUMSTANCES.

     We must maintain a minimum bid price and certain capitalization levels as required by NASD Marketplace Rule 4310(c). We may not be able to comply with these requirements in the future and this could impair our ability to remain listed on the Nasdaq SmallCap Market. If our common stock is delisted from the Nasdaq SmallCap Market, this could adversely affect the market price of our common stock and would make it more difficult to trade our common stock.

THE BOOK VALUE OF THE SHARES YOU PURCHASE WILL BE SUBSTANTIALLY LESS THAN THE PRICE YOU PAY FOR THE SHARES, AND IF A LIQUIDATION WERE TO OCCUR YOU MAY RECEIVE SIGNIFICANTLY LESS THAN YOUR FULL PURCHASE PRICE FOR THE SHARES.

     The offering price of the shares is substantially higher than the net tangible book value of each outstanding share of our common stock. As a result, purchasers of common stock in this offering will suffer immediate and substantial dilution. This dilution will reduce the net tangible book value of your shares, since your investment will be at a substantially higher price per share than they were for our existing stockholders. The dilution will be
$          per share in the net tangible book value of the common stock from the offering price. As a result of this
dilution, stockholders purchasing stock in this offering may receive significantly less than the full purchase price that they paid for the shares purchased in this offering in the event of a liquidation.

SHARES ELIGIBLE FOR FUTURE SALE.

     If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Upon completion of this offering, we will have outstanding shares of common stock, assuming no exercise of the underwriters' over-allotment. Other than the shares of common stock sold in this offering, and
the           shares that are currently freely tradable, no shares will be eligible for sale in the public market immediately. Certain securityholders will be subject to agreements with the underwriters or our Company that restrict their ability to transfer their stock for 12 months from the date of the closing
of this offering. After these agreements expire, an additional           shares
will be eligible for sale in the public market, assuming no exercise of options.
In addition,           shares and 1,660,000 shares underlying certain warrants
are subject to piggyback registration rights.

WE DO NOT INTEND TO PAY DIVIDENDS.

     We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings for funding growth and therefore, do not expect to pay any dividends in the foreseeable future.

YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS.

     This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including "could," "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," or "continue," the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks described above and in other parts of this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform them to actual results or to changes in our expectations.

                                USE OF PROCEEDS

     If all                shares of common stock we are offering are sold, we
will receive net proceeds of approximately $          (assuming the public
offering price is $          , and assuming the over-allotment option is not
exercised). If the underwriters exercise their over-allotment option, we would
receive an additional $          . Net proceeds are determined after deduction
of all commissions, discounts and expenses paid to the underwriters (estimated
to be $          ) and after deducting all expenses of the offering (estimated
to be $          ).

     We have not allocated the proceeds from this offering for specific purposes. However, we intend to use the net proceeds from this offering to launch our online pharmacy; to develop, beta-test and launch our ReadyScript service; to expand sales and marketing; and for working capital and general corporate purposes.

     We may also use a portion of the net proceeds of the offering to acquire businesses, technologies, or products complementary to our business. We do not currently have any commitments or agreements for, and are not involved in any negotiations for, any such acquisition.

     The amount and timing of working capital expenditures may vary significantly depending upon numerous factors, including the progress and development of our web site, the costs involved in implementing and expanding our business to business model, competing technological and market developments, the development of marketing and sales capabilities, the cost and availability of third-party financing, and administrative and legal expenses.

     We believe that our available cash and existing sources of funding, together with the proceeds of this offering and interest earned thereon, will be adequate to maintain our current and planned operations for at least the next 12 months.

     Until used, we intend to invest the net proceeds of this offering in interest-bearing, investment-grade securities. While the net proceeds are so invested, the interest earned by us on such proceeds will be limited by available market rates. We intend to invest and use such proceeds so as not to be considered an "investment company" under the Investment Company Act of 1940, as amended.

                          PRICE RANGE OF COMMON STOCK

     Our common stock is currently traded on the Nasdaq SmallCap Market under the symbol "BMRA." The following table sets forth, for the periods indicated, the range of the high and low closing bid prices of our common stock on the Nasdaq SmallCap Market as reported by Nasdaq Trading and Market Services. These quotations reflect inter-dealer prices, without mark-up, mark-down or commission, and may not represent actual transactions.

                                                                 BID PRICES
                                                              -----------------
                                                               HIGH       LOW
                                                              ------    -------
Quarter ended:
  May 31, 1999..............................................  $5.00     $0.969
  February 28, 1999.........................................  $1.75     $0.9375
  November 30, 1998.........................................  $2.25     $0.875
  August 31, 1998...........................................  $2.125    $1.125
  May 31, 1998..............................................  $2.875    $1.25
  February 28, 1998.........................................  $3.125    $2.188
  November 30, 1997.........................................  $2.643    $2.164
  August 31, 1997...........................................  $3.104    $2.607

     On September 14, 1999, the closing bid price for our common stock was $2.75 and there were approximately 1,739 stockholders of record, excluding stock held in street name.

                                DIVIDEND POLICY

     We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of May 31, 1999 on an actual and as adjusted basis:

     - The "actual" column reflects our capitalization as of May 31, 1999, without any adjustments to reflect the effects of this offering.

     - The "as adjusted" column reflects our capitalization as of May 31, 1999, with adjustments to give effect to the receipt of the estimated proceeds from the sale of our common stock offered hereby (after deducting the estimated offering expenses and underwriting discounts and commissions).

     This table should be read in conjunction with "Management's Discussion and Analysis" and the Consolidated Financial Statements and related Notes thereto included elsewhere in this prospectus.

                                                                 AT MAY 31, 1999
                                                            --------------------------
                                                              ACTUAL       AS ADJUSTED
                                                            -----------    -----------
Minority interests........................................  $ 2,437,660
                                                            -----------     --------
Common stock, $0.08 par value; authorized 10,000,000
  shares, 4,110,445 issued and outstanding actual,
  issued and outstanding pro forma as adjusted(1).........  $   328,835
Additional paid-in capital................................  $12,703,339
Accumulated other comprehensive loss......................  $    (8,779)
Shareholder loan..........................................  $    (1,000)
Accumulated deficit.......................................  $(9,204,675)
                                                            -----------     --------
          Total shareholders' equity......................  $ 3,817,720
                                                            -----------     --------
Total capitalization......................................  $ 6,255,380     $
                                                            ===========     ========

---------------
(1) Excludes 2,021,800 shares subject to outstanding options and 1,660,000 shares of common stock issuable upon exercise of outstanding warrants as of September 14, 1999. See "Stock Options,"Description of Securities" and Note 6 and 11 of the Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     Our selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis" and our Consolidated Financial Statements and related Notes thereto included elsewhere in this prospectus. The consolidated statement of operations data set forth below for the year ended May 31, 1998 have been derived from our Consolidated Financial Statements, which have been audited by Corbin & Wertz, Independent Auditors. The consolidated statement of operations data set forth below for the year ended May 31, 1999 and the selected consolidated balance sheet data as of May 31, 1999 have been derived from our Consolidated Financial Statements, which have been audited by BDO Seidman, LLP, Independent Auditors.

                                                            YEAR ENDED      YEAR ENDED
                                                           MAY 31, 1999    MAY 31, 1998
                                                            (AUDITED)       (AUDITED)
                                                           ------------    ------------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales................................................   $8,688,106      $9,376,498
Cost of sales............................................    5,416,720       5,484,046
                                                            ----------      ----------
Gross profit.............................................   $3,271,386      $3,892,452

Expenses:
  Selling, general and administrative....................   $3,123,740      $3,108,149
  Research and development...............................      458,610         553,740
                                                            ----------      ----------
          Total expenses.................................   $3,582,350      $3,661,889
                                                            ----------      ----------
Operating (loss) income..................................   $ (310,964)     $  230,563
Other income, net........................................      277,060         127,263
Minority Interest........................................      (33,240)       (196,169)
Provision for income taxes...............................       (5,404)        (20,225)
                                                            ----------      ----------
Net (loss) income........................................   $  (72,548)     $  141,432
                                                            ==========      ==========
(Loss) earnings per share (basic)........................   $    (0.02)     $     0.04
(Loss) earnings per share (diluted)......................   $    (0.02)     $     0.03
                                                            ==========      ==========
Shares used in computing (loss) earnings per share:
  Basic..................................................    4,001,755       3,951,552
  Diluted................................................    4,001,755       4,061,235
                                                            ==========      ==========

                                                           MAY 31, 1999
                                                           ------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents................................   $1,669,205
Working capital..........................................   $5,200,345
Total assets.............................................   $7,849,567
Minority interest........................................   $2,437,660
Total shareholders' equity...............................   $3,817,720

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     The following discussion of our financial condition and results of operations should be read in conjunction with our Consolidated Financial Statements and related notes contained elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements.

     Operations for the past two years relate to our historic diagnostic, orthodontic and allergy product businesses. Operations for the Internet division began after we raised $2 million in equity in June 1999. Start-up costs for this division are included in administrative costs. The Internet division has generated no revenues to date.

RESULTS OF OPERATIONS

     We currently have two subsidiaries, Lancer Orthodontics, Inc. ("Lancer"), which is engaged in manufacturing, sales and development of orthodontic products, and Allergy Immuno Technologies, Inc. ("AIT"), which is engaged in developing allergy treatment therapies and providing specialized services to pharmaceutical companies and physicians. We own 30.76% of the outstanding stock of Lancer and 74.6% of the outstanding stock of AIT. We exercise effective control of 51.32% over Lancer via voting agreements with certain shareholders. As a result of our control and ownership, our financial statements are consolidated with those of Lancer and AIT. Both Lancer and AIT are public companies. Lancer is trading on the Nasdaq SmallCap market under the symbol "LANZ," and AIT is trading in the pink sheets under the symbol "ALIM."

  Fiscal 1999 Compared to Fiscal 1998

     Our consolidated net sales were $8,688,106 for fiscal 1999 compared to $9,376,498 for fiscal 1998. This represents a decrease of $688,392, or 7.3% for fiscal 1999. Of the total consolidated net sales for fiscal 1999, $6,159,496 is attributable to Lancer, $70,351 to AIT, and $2,458,259 to Biomerica. Lancer's sales decreased by $34,687, while Biomerica showed a sales decrease of $624,985, a 20% decrease for Biomerica. AIT had a decrease of $28,720. The decrease at Lancer was attributable to increased discounting. While the trend in increased discounting at Lancer continues, it has slowed, partially the result of orthodontic industry consolidation. Lancer continues to search for new sales representatives, distributors, private label customers, products, and product ideas, all of which, if successful, will result in increasing sales. The decrease in sales at Biomerica was in large part due to a decrease of sales to foreign distributors as well as in domestic sales at Biomerica, in particular to a domestic distributor which sells the products internationally.

     Cost of sales in fiscal 1999 as compared to fiscal 1998 decreased by $67,326 (1.2%). Lancer's cost of sales as a percentage of sales increased from 58.6% to 61.4% in fiscal 1999 as compared to fiscal 1998. The increase was primarily attributable to competitive pricing pressures and increased manufacturing costs. Biomerica had an increase in cost of goods as a percentage of sales from 56.7% to 63.0% in fiscal 1999 as compared to fiscal 1998 due to higher labor and other costs. AIT had an increase in cost of goods as a percentage of sales of 107% to 127% primarily due to higher wages as a percentage of sales. Except for AIT, these cost of sales trends are not expected to continue.

     Selling, general and administrative costs increased in fiscal 1999 as compared to fiscal 1998 by $15,591 (0.5%). Lancer had an increase of $62,033 in these costs due to increased payroll and related expenses, increases in bad debt expense, and outside commissions. Biomerica had an increase in fiscal 1999 as compared to fiscal 1998 of $14,587 due primarily to increased personnel, consulting and advertising costs. On an overall basis, AIT had decreased costs of $61,029 due to lower personnel costs.

     Research and development expense decreased in fiscal 1999 as compared to fiscal 1998 by $95,130 (17.2%). Of this, Lancer had a decrease of $23,282, as a result of decreased payroll costs partially offset by development costs of new products. Biomerica had an decrease in research and development expenses of $72,109, and AIT had an increase of $261.

     Interest expense, which was incurred by Lancer, decreased in fiscal 1999 as compared to fiscal 1998 by $9,753 (38.5%) due to the payoff of certain term debt in 1998.

     Other income increased by $140,044 (91.8%) in fiscal 1999 as compared to fiscal 1998. An increase of $560 is attributable to Lancer, and an increase of $37,654 was attributable to Biomerica. Biomerica had greater dividend and interest income due to the funds that were raised in January 1999 and greater income from sale of marketable securities. AIT had an increase of $101,830 due to a $100,000 fee paid to it for consulting services.

     As of May 31, 1999, Biomerica had net tax operating loss carryforwards of approximately $4,236,000 and investment tax and research and development credits of approximately $27,525, which are available to offset future federal tax liabilities. As of May 31, 1999, Lancer had net operating loss carryforwards of approximately $1,848,000 and business tax credits of approximately $173,174 available to offset future Federal tax liabilities. As of May 31, 1999, AIT had net tax operating loss carryforwards of $1,719,000 and business tax credits of approximately $29,395 to offset future Federal tax liabilities. The carryforwards expire at varying dates from 2000 to 2012. The Company's effective tax rates for fiscal 1999 and fiscal 1998 were 8% and 13%, respectively. These differ from the statutory tax rates primarily as a result of changes in the Company's valuation allowance.

  Liquidity and Capital Resources

     As of May 31, 1999, we had cash and available for sale securities of $1,794,955 (see Note 1 of Notes to Consolidated Financial Statements) and current working capital of $5,200,345. The Company and its subsidiaries are currently expected to meet their costs of their historic operations through the collection of trade accounts receivable generated by sales and its working capital position and existing available financing. The Company's Internet division will require raising a significant amount of capital to fund its planned operations until the business can support itself through its operations.

     During 1999, the Company used cash in operations of $358,366, primarily as a result of increased inventories. During 1998, the Company provided cash flows from operations of $430,914, primarily from increased net income at both Biomerica and Lancer. The Company used cash in investing activities of $42,286 during 1999 as a result of increased investments in capital equipment and other assets, offset by the sales of available-for-sale securities. During 1998, the Company generated cash flow from investing activities of $26,009 by selling its available-for-sale securities, offset by investments in capital equipment and other assets. The Company generated cash from investing activities of $230,282 during 1999, primarily as a result of the exercises of stock options, a decrease in shareholder receivable and an increase in its line of credit. This compares to a use of funds of $322,499 in 1998, primarily as a result of debt repayment.

     During fiscal 1999, Lancer's management negotiated a renewal of Lancer's line of credit through November 3, 1999. The line of credit allows for borrowing up to $1,000,000 and is limited to specified percentages of eligible accounts receivable. The unused portion available under the line of credit at May 31, 1999, was $239,000. Borrowings bear interest at prime plus .75% per annum (8.5% at May 31, 1999).

     In May 1998, Biomerica's board of directors approved the repurchase of up to 1% of Biomerica's outstanding common stock. Such repurchase will be made from time to time on the open market subject to market pricing and conditions. Repurchases will be made out of current cash flow and all repurchased shares will be retired. Through September 10, 1999, a total of 15,450 shares had been repurchased for an aggregate purchase price of $20,976.

     On June 11, 1999, we sold 400,000 shares of our common stock in a private placement for $5 per share to management and an outside investor. This increased our cash position by $2,000,000 and is primarily being utilized to increase the number of personnel for our Internet division to launch our online pharmacy.

     We intend to make significant investments in the Internet division to complete development of and establish a market for our medication management oriented online pharmacy and ReadyScript prescription automation software. A portion of the proceeds from this offering will be used to launch our online pharmacy. We anticipate those funds will be sufficient to maintain our current and planned operations for at least the next 12 months.

YEAR 2000 COMPLIANCE

     TO THE FULLEST EXTENT PERMITTED BY LAW, THE FOLLOWING DISCUSSION IS A "YEAR 2000 READINESS DISCLOSURE" WITHIN THE MEANING OF THE YEAR 2000 INFORMATION AND READINESS DISCLOSURE ACT 105 P.L. 271. COMPLIANCE WITH THE YEAR 2000 INFORMATION AND READINESS DISCLOSURE ACT DOES NOT PRECLUDE CLAIMS FOR VIOLATIONS OF FEDERAL SECURITIES LAWS.

     The Year 2000 problem is the result of computer programs being written to recognize two digits rather than four to define the applicable year. This causes computer programs to interpret a date using "00" as the year 1900 rather than the year 2000, which could result in computer failures and miscalculations. The effects of this issue will vary from system to system and may adversely affect an entity's operations and its ability to prepare financial statements. We have undertaken certain corrective actions to ensure that our hardware and software systems used to manage our business are Year 2000 compliant and will continue to function properly in the year 2000. However, there can be no assurance that Year 2000 problems will not be encountered or that the costs incurred to resolve such problems will not be material. Additionally, there can be no assurance that the Year 2000 problem will not affect the Company by causing disruptions in the business operations of persons with whom the Company does business, such as customers or suppliers. Year 2000 problems could have a material adverse effect on the Company.

     We currently operate a Microsoft-based LAN system upgraded in 1999. At least 90% of the workstations, the server and the accounting software have been upgraded to be year 2000 compliant in the last 12 months. Year 2000 costs to date have been immaterial and are not expected to be material in the future. The remaining stations will be replaced or updated during calendar year 1999. This will effectively eliminate any Bios-chip hardware issues. Additionally, the accounting and record-keeping software that is employed is actively supported by the developer/vendor and is in wide use.

     Historically we have not placed orders electronically, nor do we make disbursements to vendors or employees in that medium. However, we anticipate establishing such orders with vendors in the future. We have no way of knowing how the Year 2000 may affect our various vendors in their ability to ship products or our customers in their ability to purchase products. We believe that the Year 2000 issue will not have a material impact on our internal data record.

     We have conducted a vendor and service provider compliance survey to determine which of the companies we deal with are addressing the Year 2000 issue and the progress they are making on it. No responses received by our vendors and/or service providers indicate that their Year 2000 issues will adversely affect the Company.

     However, if the necessary providers of power, communications and other such providers of important services are not fully prepared for the year 2000, the Year 2000 could have a material impact on the Company. We have no way of knowing how the Year 2000 will affect Internet functions.

     AIT outsources its computer needs to Biomerica. Lancer has begun the process of upgrading its hardware and software in order to obtain Year 2000 compliance in 1999 and does not anticipate incurring significant additional costs to be Year 2000 compliant.

                                    BUSINESS

                                    OVERVIEW

THE COMPANY

     Biomerica ("Biomerica", the "Company", "we" or "our") was incorporated in Delaware in September 1971. We changed our corporate name in February 1983 to NMS Pharmaceuticals, Inc., and in November 1987 to Biomerica, Inc. Historically we have operated as a global biomedical company primarily engaged in developing, manufacturing and distributing medical diagnostic products for early detection and monitoring of chronic diseases to facilitate prevention and cure. We use our expertise to manufacture products in the areas of diabetes, allergy, cancer, gastroenterology, cardiology and endocrinology. Our customers include medical schools and universities, pharmaceutical companies, health maintenance organizations, hospitals, clinics, commercial laboratories, physician's offices, drugstores and individual customers. We also derive revenues and other benefits from two subsidiaries, Lancer Orthodontics, Inc. ("Lancer"), an international manufacturer of orthodontics products, and Allergy Immuno Technologies, Inc. ("AIT"), which is engaged in developing new allergy treatment therapies and providing specialized services to pharmaceutical companies and physicians.

     With a change in management of the Company in 1997, we embarked upon a strategic commitment to e-commerce as a venue to broaden our corporate vision and build upon our core competence in chronic diseases. We designed a business-to-business e-commerce model to automate the prescribing and dispensing of pharmaceuticals that will increase efficiency, reduce the potential for dispensing errors, and help improve clinical outcomes. In June 1999, we raised $2 million in equity to develop the infrastructure of our new Internet division. We intend to use the net proceeds of this new offering for working capital and general corporate purposes relating to the continued development of our Internet division. While we will continue to develop products for our existing business, we anticipate that our future growth will depend on our new e-commerce operations.

                                OUR NEW BUSINESS

THE NEXT-GENERATION ONLINE PHARMACY

     Our Internet division was established in November 1998 to capitalize on the emerging market for online pharmacy services. We have formed alliances with TheBigStore.com, an Internet and technology partner, and TheBigHub.com, an Internet marketing partner. We have also fortified our management with a team of executives possessing extensive healthcare industry and technology-based experience.

     Our products and services comprise two key components: 1) ReadyScript, a medication management system, and 2) TheBigRX.com, a retail online pharmacy. Together, we believe these products and services are the next generation of online pharmacy. We will implement our next-generation online pharmacy in two phases. The first phase includes development and implementation of the retail online pharmacy for consumer drugstore product needs. We plan to open TheBigRX.com by the end of 1999. In the second phase, we will beta-test and launch our ReadyScript online medication management system. We plan to complete this phase during the year 2000.

     ReadyScript, a proprietary web-enabled system, will automate the prescribing process at the point of care -- in the physician's office. It is intended that physicians will be able to increase efficiency and make better prescribing decisions using a handheld or desktop computer that allows immediate online access to formulary and preferred drug therapy options based on insurer, best practice guidelines for medication by chronic disease state, and, as available, patient medication history. When fully developed, ReadyScript will automatically transmit these prescriptions to an online pharmacy, traditional neighborhood pharmacy, or pharmacy designated by the participating insurer or pharmacy benefit manager ("PBM"). The automatic process will substantially reduce the potential for medication errors inherent in the current system of handwritten and oral prescriptions. Additionally, we believe the integration of best practices will help to improve clinical outcomes and lower overall healthcare costs.

     TheBigRX.com will be our retail online pharmacy offering prescription drugs, personal care and beauty products, non-prescription drugs, vitamins and nutrition products. The site will offer individuals the convenience of shopping for products 24 hours a day from home or office. Prescription orders can be combined with additional purchases, all delivered to the customer's home within a few days, reducing the need to visit a brick-and-mortar drugstore.

DIFFERENTIATION THROUGH MEDICATION MANAGEMENT

     We believe medication management, the basis of ReadyScript, will differentiate us from the first generation of online pharmacies by modernizing the practice of prescribing and dispensing medications. We define medication management as a series of systems and processes to improve healthcare outcomes through: (1) the integration of scientifically-proven best practices; (2) appropriate and optimal drug therapy; and (3) the reduction or avoidance of adverse drug reactions. Simply stated, medication management is ensuring that the right drug is prescribed for the right patient, in the right dose, at the right cost, and at the right time.

     The first-generation online pharmacies tout increased patient convenience, but have been unable to deliver on this promise. In fact, they actually create more steps in the prescription fulfillment process. Also, these first-generation online pharmacies do not address the fundamental issues of prescribing inefficiencies and sub-optimal drug use in their systems. Our ReadyScript technology will be designed to utilize medication management at the point of care to provide physicians, pharmacists, insurers and patients significant value -- improved healthcare outcomes and decreased costs.

THE DILEMMA

  The Inefficient Prescribing System

     For decades, prescriptions have been handled in basically the same way: (1) the physician writes a prescription on a prescription pad and gives it to the patient; (2) the patient takes the handwritten prescription to the pharmacist; and (3) the pharmacist fills the order. Mail-order fulfillment options and first-generation online pharmacies were developed as attempts to make the process more convenient. However, neither of these attempts to increase convenience has significantly changed the prevailing prescribing practice. The fundamental flaws inherent in the system are the inefficiencies and costs of handling handwritten and/or verbal prescriptions, and the sub-optimal drug therapies many patients are receiving.

     Handwritten and verbal prescriptions are inefficient and costly because:

     - Verbal and illegible handwritten prescriptions can be misinterpreted, leading to dispensing errors.

     - Illegible prescriptions require physicians to use their time inefficiently in clarifying orders to pharmacists trying to decipher the handwriting.

     - Dispensing errors can produce adverse drug reactions that can seriously jeopardize a patient's health and be costly to treat.

     - Patients are inconvenienced by having to travel to a pharmacy or other dispensing location to get the prescription filled, or go through a series of steps to have the prescription processed by a mail-order fulfillment source or online pharmacy.

     Sub-optimal drug therapy is the result of significant variations in physician practices. Because it is virtually impossible to keep abreast of all new medical developments and treatment standards, physicians' treatment decisions often deviate from the established best practices. This can compromise a patient's health and lead to higher healthcare costs. For example, national medical organizations recommend that beta-blockers be given to heart attack survivors to improve in-hospital and post-discharge mortality. However, beta-blockers are only prescribed about one-third of the time, leaving the other two-thirds at higher risk of suffering a second heart attack. To address the sizeable impact of sub-optimal drug therapy and escalating healthcare costs, physicians are increasingly turning to disease management. Disease management is a comprehensive solution that combines clinically proven best practices with non-clinical interventions to improve patient outcomes and lower costs.

     The key to addressing the inefficiency of the prescribing process and the risks of sub-optimal drug therapy is to effect change at the beginning of the process, namely when the physician writes a prescription. We believe our ReadyScript automated prescription technology is unique in that it focuses on the physician at this pivotal point, and creates efficiencies and enhancements throughout the prescribing and dispensing process. Automated prescriptions through ReadyScript will be accurate and legible, minimizing the potential for misinterpretation and dispensing errors, thereby reducing time spent by pharmacists and physicians clarifying orders. We anticipate that because the physician will be able to electronically route the prescription directly to a participating drugstore, including an online pharmacy such as TheBigRX.com, the patient can receive his or her prescription without any inconvenience, delays or misinterpretations.

  The Pharmacy Benefit Manager Dilemma

     The first generation of online pharmacies assumed they would have ready access to insurer- and PBM-reimbursed business. In reality, however, many of the first-generation online pharmacies found themselves excluded from insurers' and PBMs' pharmacy networks. This has compelled several of the first-generation online pharmacies to form exclusive alliances with a single PBM or retail pharmacy chain, which we believe significantly limits future market opportunity for these companies. Our solution is designed to work in concert with multiple insurers and PBMs. Our ReadyScript software will ultimately support efficient and appropriate formulary selection. Moreover, it is being designed to facilitate the electronic routing of prescriptions to any pharmacy designated by the insurer or PBM, including their own online or mail-order fulfillment sites.

     Through the coupling of our ReadyScript medication management technology and TheBigRX.com retail online pharmacy, we intend to provide an end-to-end solution that addresses all of the elements of pharmaceutical prescribing and dispensing in one comprehensive, cost-effective manner to benefit patients, physicians, and participating insurers and PBMs.

MARKET CONDITIONS

THE HEALTHCARE ENVIRONMENT

  Chronic Medical Conditions

     According to Advanstar Communications, approximately 73% of the $102 billion annual U.S. prescription drug market is spent on chronic medical conditions. These include, among others, hypertension, diabetes, allergy, arthritis, asthma, chronic obstructive pulmonary disease, osteoporosis, congestive heart failure and depression. This expenditure is expected to grow as the baby boom population ages and as the importance of pharmaceuticals in disease state management increases.

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     Pharmaceuticals for chronic medical conditions are primarily dispensed through traditional retail pharmacy outlets. Since many chronic conditions require the recurring, long-term use of medications, mail-order pharmacies are becoming an increasingly important source of pharmaceutical fulfillment.

  Escalating Healthcare Costs

     According to the Health Care Financing Administration, healthcare expenditures in the United States totaled approximately $1 trillion in 1996, or 14% of the country's gross domestic product, making it the largest sector of the economy. Of this $1 trillion, 60% of expenditures were related to treating chronic conditions. Centers for Disease Control and Prevention studies have demonstrated that proper medication use can significantly impact mortality and morbidity in certain disease states, reducing overall healthcare costs. To maintain profitability, managed care organizations and physicians are under pressure to improve the process of managing physician prescribing as a means of controlling pharmacy and other healthcare costs.

  Escalating Pharmaceutical Costs

     Pharmaceutical costs are among the fastest growing components of healthcare expenditures, increasing $42.7 billion or 84% over the past 5 years, according to the National Institute for Health Care Management's Research and Education Foundation. Future increases in drug spending will be fueled by an aging population, a faster FDA drug approval process, direct-to-consumer advertising, greater reliance on pharmaceuticals as a substitute for other therapies, and potential for expanded insurance coverage for drugs.

     Insurers are seeing prescription drug outlays rising 15% to 20% a year, with prescription drugs accounting for as much as 15% of their total medical costs. The inability to manage these costs successfully and the errors associated with an inefficient manual prescription process make it exceedingly difficult for insurers to maintain profitability without raising premiums. Physicians have also been affected by rising drug costs as insurers continue to transfer to them a significant portion of the financial risk for this cost without a corresponding increase in reimbursement.

     Contributing to the continued increase in pharmaceutical costs is the prescribing process, which has remained largely unchanged over the past 50 years. Virtually all of the 2.8 billion prescriptions written in this country each year are handwritten or verbally transmitted to the dispensing pharmacy. These modes of prescription transmission are inherently inefficient, and prone to misinterpretation and potentially harmful or fatal medication errors.

PHARMACEUTICAL FULFILLMENT CHANNELS

  Retail Drugstore Market

     The retail drugstore market, consisting of prescription drugs, personal care and beauty products, non-prescription drugs, vitamins and nutrition products, totaled $165 billion in 1998, according to estimates by Information Resources, Inc. and Frost & Sullivan. The majority of drugstore products are sold through highly fragmented traditional distribution channels such as chain drugstores (e.g., CVS, Eckerd, RiteAid and Walgreen's), mass market retailers (e.g., Kmart, Target and Wal-Mart), supermarkets, warehouse clubs, mail-order companies, and independent drugstores and pharmacies. These distribution sources offer limited selection, impersonal and limited service, lack of privacy, and insufficient information and access to pharmacists.

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  Online Pharmacies

     The unique capabilities of the Internet helped make possible the creation of online pharmacies in 1999. The first-generation entrants to the market include Soma.com, drugstore.com and planetRx.com, among others. These first-generation online pharmacies are all based on the business-to-consumer e-commerce model, which in our opinion has limited potential for prescription drug fulfillment.

     First-generation online pharmacies allow customers to receive products delivered through the mail, but we believe they ignore the key issues causing customer inconvenience inherent in the traditional fulfillment system. To use these online pharmacies, customers must have Internet access and must fax or mail their prescriptions to the online pharmacy. Physicians are also inconvenienced because they receive calls from pharmacists once the online request is processed. Additionally, these first-generation online systems have not eliminated the potential for errors or misinterpretation of handwritten prescriptions, nor have they addressed any insurer formulary and prescription approval issues. Instead, these first-generation systems perpetuate the same inaccuracies and cost.

  Mail-order Prescription Fulfillment

     Mail-order prescription dispensing currently represents about 11% of the prescription fulfillment market and is primarily used to provide medication for chronic medical conditions. Yet, medication for chronic illnesses represents over 73% of prescriptions dispensed. We believe this indicates a vastly underutilized fulfillment opportunity.

EMERGING TECHNOLOGIES

  The Internet

     International Data Corporation estimates there were 142 million Internet users worldwide at the end of 1998. This number is expected to increase to 502 million worldwide by the end of 2002. The Internet is a powerful communication and commerce medium, enabling individuals and organizations to efficiently interact and conduct transactions over great distances. Without the physical constraints faced by traditional retailers, online retailers are able to carry a larger number of products, at a lower cost, with greater merchandising flexibility. The Internet also offers the added conveniences of privacy, 24-hour access, readily accessible product data information, and auto-delivery to consumers.

     All of the first-generation online pharmacies are based on a business-to-consumer e-commerce model. Total business-to-consumer e-commerce is expected to increase from $7.8 billion in 1998 to $108 billion in 2003, according to Forrester Research. This growth is projected to be greatly outpaced by business-to-business e-commerce, which is expected to increase from $43 billion in 1998 to $1.3 trillion in 2003.

  Healthcare Information Technology

     Though traditional desktop and laptop computers can bring enhanced efficiencies to physician offices, handheld computers are much better suited to meet the needs of highly mobile physicians, since they are lightweight, fit easily into a lab coat, turn on instantly, and have long battery lives. Early corporate users of handheld computers integrated into network environments, such as FedEx and UPS, have seen tremendous benefits from this form of computing. Only recently has handheld technology become advanced enough to support the complex information needs of physician practices, and begun to experience wider physician acceptance. Harvard Medical School, for example, began acclimatizing physicians to handheld technology in 1995 by requiring its students to have a handheld computer. With technology

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becoming more powerful and more affordable, we believe physicians will increasingly use these tools in their practices.

OUR END-TO-END SOLUTION

     We believe our next-generation online pharmacy creates a comprehensive, compelling healthcare management solution that meets the needs of physicians, insurers and patients. We plan to incorporate our experience with chronic medical conditions and leverage our management team's expertise in the areas of medical management, pharmacy management, e-commerce and Internet technology. More than just another e-commerce venue geared toward retail merchandising, ours will be an end-to-end solution that improves the prescribing and dispensing process from start to finish.

THE READYSCRIPT AND THEBIGRX.COM INTEGRATED SOLUTION

     We believe that the ReadyScript and TheBigRX.com integrated solution is the only automated prescribing and dispensing system that manages a prescription from beginning to end. Our next-generation online pharmacy will be developed to combine a proprietary system with a retail online pharmacy to add value beyond the first-generation online pharmacies to increase physician efficiency, improve clinical outcomes and decrease healthcare costs.

     ReadyScript's benefits are designed to begin at the point of care -- in the physician's office. As planned, before ordering a prescription, the physician will access ReadyScript using a handheld or desktop computer linked into our information network. The ReadyScript web-enabled software program will be developed to allow the physician to view electronically best practice guidelines for medication based on diagnosis, preferred drug recommendations, formulary guidelines based on the patient's insurance coverage, and ultimately patient medication history. The physician will be able to make the best prescribing decision based on this data, and electronically transmit a prescription. ReadyScript will be designed to route the prescription electronically to a participating pharmacy of the patient's choice, such as an online pharmacy like TheBigRX.com, a mail-order pharmacy offered by the patient's insurance, or a neighborhood pharmacy.

     Once the prescription is transmitted, the pharmacist should receive a legible and accurate prescription instead of a handwritten prescription that can be difficult to interpret. The clarity of the ReadyScript prescription should significantly reduce the possibility of dispensing the wrong medication, and reduce delays associated with the pharmacist having to call the physician to verify an illegibly written order. The prescription can be processed and, when appropriate, the medication delivered to the patient's home, eliminating a trip to the neighborhood pharmacy. As an option, we plan to allow the patient to choose to have the prescription routed to a neighborhood pharmacy where it will be waiting for pick-up on their arrival.

MEETING THE NEEDS OF THREE KEY AUDIENCES

  The Physician

     We plan to develop our ReadyScript technology to streamline the prescribing of pharmaceuticals through automation and provide physicians immediate access to critical information. We believe ReadyScript's benefits to physicians include:

     - Promoting Rational, Cost-effective and Optimal Drug Therapies. We plan to give physicians immediate access to up-to-date best practice guidelines for medications and formulary preferred drug information when making their prescribing decisions. We believe this will save physicians and insurers money on overall healthcare costs, and save patients money spent out-of-pocket for non-preferred drugs.

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     - Streamlining the Prescribing Process.  Electronically transmitted prescriptions do not need to be handwritten, phoned or faxed into the pharmacy. Likewise, pharmacists do not need to phone physician offices to verify prescriptions. We believe this will save time and increase productivity for physicians and pharmacies alike.

     - Empowers Physicians. We believe our ReadyScript technology will provide physicians greater confidence in their patient management decisions, as they will have immediate access to pertinent patient information and current best practice standards. They will also be able to reference up-to-date chronic disease management information amassed from various health information sources to help educate their patients and increase patient compliance.

     - Increasing Patient Satisfaction. Physicians should be able to build patient satisfaction by providing patients the convenience of having prescriptions ready for pick up or mailed directly to them.

     - Minimizing Dangerous and Costly Adverse Drug Reactions. Online patient medication histories should allow physicians to make the best prescribing decisions. We expect this will dramatically reduce the potential for adverse reactions and lower the costs of resources and physician time associated with treating them.

     Facing increasing economic pressures, physicians are seeking tools to help them save time, increase productivity, lower the cost of service delivery, manage pharmacy risk, and improve their practice of medicine. We believe our technology solutions will help physicians achieve these benefits and maximize their practice revenues.

  The Insurer

     The benefits of our ReadyScript technology to the insurer overlap with many of the same benefits for physicians. We believe additional benefits to insurers include:

     - Improved Formulary Compliance. We believe physicians will be able to make more compliant prescribing decisions with the benefit of immediate online access to the insurer's formulary preferences.

     - Reduced Administrative Burden and Improved Customer Satisfaction. We expect insurers will realize a reduction in phone calls to their customer service departments regarding formulary guidelines and prescription approvals. This should result in increased physician and patient satisfaction, which can help reduce the number of patients who may consider changing insurance plans.

     - Increased Mail-order Pharmaceutical Fulfillment. Electronic prescriptions routed directly to the insurer's designated mail-order pharmacy should contribute to lower overall pharmacy costs.

     - Improved Clinical Outcomes. We expect insurers will benefit from lower overall healthcare costs associated with following best practice guidelines for medication, improving clinical outcomes, and minimizing adverse drug reactions.

     We anticipate insurers will support our technology to address their escalating healthcare and pharmacy costs, improve their medical-loss ratios, and assure their financial viability.

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  The Patient

     For patients, our next-generation online pharmacy is planned to provide many value-added services and benefits, including:

     - Improved Clinical Outcomes. We expect patients will benefit from the improved health and reduced adverse reactions resulting from their physicians' appropriate and optimal drug prescribing practices.

     - Greater Convenience. Patients will be able to have their prescriptions for chronic conditions automatically filled and mailed to their homes. There will be no need to wait at a neighborhood pharmacy to have the prescription filled, to fill out paperwork to use an insurer's mail-order pharmacy, or to fax or phone in the prescription to a first-generation online pharmacy. Even patients without Internet access will be able to enjoy the benefit of our services.

     - Chronic Disease Management Information. TheBigRX.com online web site offer useful tools and information to empower patients to better understand and manage their chronic medical conditions.

     - Convenient, Quality Shopping. Patients will have 24-hour shopping access to TheBigRX.com, our retail online pharmacy, and its wide selection of products at everyday low prices. Patients will also enjoy additional discounts for repeat purchases.

     We anticipate that patients will be empowered to be more active in managing their health, and be more secure in the care they are receiving.

COMPETITIVE ADVANTAGES

     We believe our innovative ReadyScript medication management technology, working in concert with TheBigRX.com online pharmacy, is a superior business model compared to other online pharmacies. Our competitive advantages will be designed to include:

     - Non-exclusive Insurer and PBM Relationships. Our next-generation online pharmacy solution is being designed to provide benefits not available through first-generation online pharmacies. Many first-generation online pharmacies that have aligned exclusively with an insurer or PBM and are limited to filling prescriptions for patients covered within those plans. Our next-generation online pharmacy will not be as limited because it will not rely on exclusive contracts. In fact, our technology will actually help multiple insurers and PBMs promote compliance with their formularies and direct prescriptions to their mail-order pharmacies as appropriate.

     - Direct Integration with Physicians. We plan to work directly with physicians to capture the prescription at the point of care. Our medication-management influence at the beginning of the prescribing process is not available with first-generation online pharmacies.

     - Prescription Captured at the Point of Care Producing Total Customer Satisfaction. Capturing the prescription at the point of care creates conveniences, enhanced efficiency and improved outcomes for physicians and patients. The increased patient satisfaction should help physicians in their patient retention efforts.

     - Broad and Diversified Revenue Base. Due to the comprehensive nature of our business model, and our non-competitive business design, we will seek derive revenue from a broad and diversified client base comprising all benefactors of the system: physician groups, health maintenance organizations, PBMs, insurers, traditional neighborhood pharmacies, and hospitals. Our multi-source revenue model should allow us to generate earnings from sales and service agreements for our ReadyScript software, transaction

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fees for electronic prescription routing, prescriptions filled through our retail online pharmacy, and consumer product sales from our retail online pharmacy.

     - Focus on Patients with Chronic Medical Conditions. Our integrated solution is intended to go beyond other online pharmacies in providing useful information and tools designed specifically to help physicians and patients manage chronic medical conditions.

     - Strategic Technology Partner. We have formed a strategic relationship with a technology partner, TheBigStore.com, and an Internet portal, TheBigHub.com. This alliance will provide back-end processing and is expected to increase future Internet traffic to TheBigRX.com.

     - Experienced Management Team. Our management team has extensive medical management, pharmacy management, healthcare administration, retail sales and technology applications experience.

KEY STRATEGIES

     To most effectively capitalize on our competitive advantages and the revenue opportunities, we intend to:

     - Enhance and Form Key Relationships to Further Revenue Opportunities. We plan to target strategic relationships in order to increase our revenue opportunities and build our reputation as a leading online healthcare destination. We will emphasize the non-competitive nature of our technology as a cost-savings complement to insurers' and PBMs' dispensing networks. We intend to seek to enhance existing relationships and develop new relationships with:

        - PBMs;

        - managed care organizations;

        - insurance companies;

        - pharmaceutical manufacturers;

        - content and commerce portals; and

        - medical groups and physicians.

     - Target-market Our ReadyScript Medication Management Solution. We plan to target, penetrate and rapidly expand the market for our ReadyScript medication management solution through a vigorous marketing effort to large physician groups, hospitals and health maintenance organizations. We intend to market ReadyScript as a solution that provides secure, authorized and instant access to insurer formulary information, drug interaction and drug/disease incompatibility alerts at the point of care.

     - Develop a Universal Insurer-Savings Reimbursement Model. We intend to develop fee-based and drug cost-savings sharing models for insurers. We intend to create demand for products by demonstrating to insurers the universal benefit of lower costs associated with prescriptions ordered through our ReadyScript technology and filled at TheBigRX.com online pharmacy or their designated mail-order pharmacies, if applicable.

     - Build Premier Content to Focus on Chronic Medical Condition. We plan to build TheBigRX.com as a trusted resource for individuals seeking a wide product selection and helpful expert information about chronic conditions. We plan to establish relationships with leading online healthcare information providers to enhance the information provided on our web site. We intend to aggressively implement marketing

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strategies that target and reach these chronic disease patients using traditional media and the Internet.

     - Build Concurrent Online Best Practice Databank. We plan to continuously provide up-to-date best practice information as it relates to pharmaceutical use in chronic disease management in an easy-to-use format for physicians to integrate the highest standard of care into their prescribing decisions. We intend to establish relationships with leading online healthcare information providers to ensure the integrity of the information provided on our web site.

     - Provide Excellent Customer Support to Build Loyalty. We intend to maximize repeat purchases by our customers by providing excellent customer service; convenient, secure and easy ordering; helpful information; and reliable delivery that exceeds our customers' expectations. We believe that our focus on catering to those with chronic conditions requiring regularly-replenished products will allow us to benefit from repeat-purchase patterns (e.g., vitamins, diabetic supplies, incontinence products).

     - Utilize Technology to Improve the Customer Shopping Experience. We plan to leverage and continue to enhance the scalable architecture, transaction processing and fulfillment verification of our technology partner's systems. Our aim is to utilize technology to continually enhance, simplify and personalize the consumers' experience in using our site.

PRODUCTS AND SERVICES

READYSCRIPT MEDICATION MANAGEMENT SYSTEM

     Our ReadyScript medication management system is being designed to integrate client/ server and Internet-enabled technology. It is intended to enable physicians to prescribe online, and either print the prescription or electronically route it to a participating pharmacy of the patient's choice, including TheBigRX.com. ReadyScript is being developed to give physicians immediate access to drug interaction review, optimal disease-specific drug preferences, formulary drug preference matching, and ultimately patient medication history. With this information, physicians will be able to make the best prescribing decisions.

     Prescriptions generated with ReadyScript will be accurate and legible, substantially reducing unnecessary time and energy spent by pharmacists, physician's offices and health plans verifying plan coverage and deciphering illegible prescriptions.

     We plan to provide comprehensive and up-to-date drug and disease state management information through a dynamic link between ReadyScript and our web site. This capability will promote optimal drug therapy decisions within the context of the diseases for which the drugs are being used.

     ReadyScript is being developed as a proprietary software program designed to operate with off-the-shelf hardware utilizing various platforms such as Windows CE, Windows 98 and Windows NT. Ultimately, we plan to incorporate the following features:

     - industry standard prescription transmission specifications;

     - Internet enabled;

     - desktop or handheld technology platform;

     - eligibility interface;

     - insurer formulary management;

     - insurer drugs of choice;

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     - automated drug utilization review and prior authorization; and

     - immediate access to drug information and disease state knowledge tools.

THEBIGRX.COM RETAIL ONLINE PHARMACY SERVICES

     We anticipate that we will attract retail customers to TheBigRX.com retail online pharmacy from multiple channels to purchase pharmaceuticals and/or non-prescription health and beauty aid products. Some consumers will be drawn from the growing population of online Internet shoppers interested in taking full advantage of our convenient online pharmacy. Other consumers, who do not have Internet access, may have a prescription transmitted by their physician's office, and will call or mail their purchase orders.

     Consumers routinely shop for other products such as health and beauty aids or vitamins while waiting at their neighborhood pharmacy for prescriptions to be filled. We anticipate patients receiving prescriptions from TheBigRX.com may want to combine their non-prescription product orders with their prescriptions.

     We also anticipate that some consumers will utilize our retail online pharmacy for many of their health and beauty aid product needs because of the convenience, product selection and favorable pricing of our products.

     For customers visiting our online web site at http://www.thebigrx.com, TheBigStore.com is developing a "one-checkout" Universal Shopping Cart to provide our online retail customers the convenience of entering their credit and shipping information one time only for hassle-free shopping of products and services throughout the "Big" stores. We anticipate we will attract many new and repeat customers to our online retail pharmacy by our large selection of merchandise, everyday low prices, the convenience of a Universal Shopping Cart, 24-hour shopping, useful product information, and merchandising tailored to the consumer's needs.

     Our pharmacy will only accept prescriptions that can be verified as being written by duly licensed healthcare providers.

RELATIONSHIP WITH THEBIGSTORE.COM AND THEBIGHUB.COM

     We have acquired the online domain name of "TheBigRX.com," and entered into a strategic alliance with TheBigStore.com, Inc. and a strategic marketing agreement with TheBigHub.com. TheBigHub.com's search engine was recently named among the web's top ten search engines by the New York Times and the Miami Herald. By uniting a diverse portfolio of "Big" companies within a web-based network, TheBigHub.com seeks to create a powerful consumer destination with an emphasis on commerce, content and community.

     These agreements allow us to leverage: (1) their technical expertise, (2) the developmental and operational cost of the transactional system, (3) the traffic and attraction of TheBigHub.com metasearch engine, and (4) the Internet traffic draw of the planned affiliated Internet store sites. However, we will maintain exclusive control over our business operations, development of our web sites, and content found on our sites.

     TheBigStore.com will provide a back-end system that is comprehensive, user-friendly, easy to navigate, and fully scalable to accommodate transactional growth. TheBigStore.com back-end services will include web site hosting, web site design and development, customer order processing, debit/credit card validation, fraud detection, data encryption, order tracking, transaction accounting and record retention. In exchange for these back-end services, TheBigStore.com received an option to buy 410,000 shares of our common stock at an exercise price of $5.00 per share.

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     Our strategic marketing agreement with TheBigHub.com provides for continuous free advertising on TheBigHub.com. In exchange for these services, TheBigHub.com has an option to buy 250,000 share of our common stock at an exercise price of $5.00 per share.

MARKETING AND PROMOTION

     We are targeting the marketing of our ReadyScript technology directly to large physician groups, integrated healthcare networks, physician practice management organizations, managed care companies, PBMs and hospital networks. We intend to use a variety of marketing tools -- including direct mail, editorials, articles, professional seminars, and advertisements in trade and medical journals -- to build brand awareness for the ReadyScript solution and its link to TheBigRX.com retail online pharmacy.

     At the same time, we intend to drive customer traffic to TheBigRX.com by targeting consumers with chronic medical conditions. We plan to use traditional and Internet media, promote our affiliation with the "Big" stores, develop online alliances with leading healthcare information providers, and place ads in magazines read by targeted chronic disease patients.

RETAIL MERCHANDISING

     For TheBigRX.com retail online pharmacy, we believe that the depth and breadth of our product selection, focus on chronic medical conditions, and range of helpful and useful shopping services, will enable us to establish an effective merchandising strategy. Key elements of our strategy include:

     - easy access to a wide variety of products;

     - specific product orientation for individuals with chronic medical conditions;

     - useful product information;

     - targeted promotions; and

     - product samples including diagnostic screening tests.

RETAIL DISTRIBUTION AND ORDER FULFILLMENT

     We intend to outsource our distribution and order fulfillment operations through one or more vendors. The designated vendors will package for shipment all consumer non-prescription orders, including any of our inventory purchased directly from other vendors. We plan to carry minimal inventory and rely to a large extent on rapid shipping from our distributors.

     We plan to offer a variety of shipping options, including next-day delivery for orders received during the business week. We plan to ship to anywhere in the United States served by the United Parcel Service or the U.S. Postal Service. Priority orders will be flagged and expedited through our fulfillment processes.

CUSTOMER SERVICE

     Excellent client service and customer service support are key to maintaining physician, insurer and consumer satisfaction with the ReadyScript prescription automation technology and TheBigRX.com retail online pharmacy.

     We plan to establish physician support services to ensure smooth implementation and on-going support of ReadyScript. We plan to provide workflow analyses, system installation, and usage recommendations to the physicians and their staff. Once ReadyScript is developed and

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installed, our client support services staff will work closely with physicians to assure maximum benefit from the system.

     Our customer service representatives will service customers of TheBigRX.com. They will answer questions about orders, how to use our software and web site, assist customers in finding desired products, and register customers' credit card information over the telephone. Our representatives will be a valuable source of feedback regarding user satisfaction. Our web site will also contain a customer service page that outlines our policies and provides answers to frequently asked questions.

     We intend to have an easy-to-use Help online function on both the TheBigRX.com and the ReadyScript.com web sites providing detailed information on frequently asked questions, how to find information, how to order, how to pay, our return policy, and our privacy and security policies.

OPERATIONS AND TECHNOLOGY

     When completed, ReadyScript will be easy to use. It is being designed to operate on the various Microsoft platforms including desktop and handheld operating system environments. Like all of our Internet applications, built-in state-of-the-art security features are planned to prevent unauthorized access to the ReadyScript system.

     In conjunction with TheBigStore.com, we intend to implement a wide range of secure, scalable services and systems for TheBigRX.com. TheBigStore.com is developing proprietary technologies to augment those licensed from vendors such as Microsoft, Oracle, IBM, Sun Microsystems and EMC. To date, internal development efforts have focused on: 1) creating and enhancing proprietary software, and 2) our core merchandise catalog.

     TheBigStore.com system is being designed to include an open application-programming interface that provides connectivity to our distribution center systems for both pharmacy and non-pharmacy products. These systems are being developed to include a perpetual inventory system, order tracking system and decision support information system. The use of multiple web servers, application servers and database servers will allow the systems to be resilient and redundant. Our Internet servers will use SSL to help conduct secure communications and transactions over the Internet.

     Our systems infrastructure will be hosted at TheBigStore.com, Inc. in Newport Beach, California.

COMPETITION

     The online commerce market is new, rapidly evolving and intensely competitive. In particular, the health and personal care categories are intensely competitive and highly fragmented, with no clear dominant leader in any of our market segments. Our competitors can be divided into several groups:

     Medication Management

     - companies that market e-commerce based medication management systems to physicians and insurers, such as Allscripts and Healtheon.

     Retail

     - online pharmacy product retailers, such as planetRx.com, drugstore.com/RiteAid and Soma.com/CVS;

     - chain drugstores, such as Walgreen's, RiteAid, CVS and Eckerd;

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     - mass market retailers, such as Wal-mart, Kmart and Target;

     - supermarkets, such as Safeway, Albertson's and Vons;

     - warehouse clubs;

     - cosmetic departments at major department stores, such as Nordstrom and Macy's;

     - PBMs and mail-order pharmacies, such as PCS, RiteAid, Express Scripts and Merck-Medco; and

     - Internet portals and online service providers that feature shopping services, such as AOL, Yahoo!, MSN.com and Lycos.

     Most of these competitors operate within one or more of our market segments. We believe the principal competitive factors in our market are:

     - establishment of market awareness and trust;

     - ease of accessibility for customers to reach us and use our site;

     - ability of physician practices to easily transmit electronic prescriptions;

     - ability to accept mail-order prescriptions and be reimbursed by insurers;

     - product selection, personalized service, convenience and ease of use;

     - price;

     - quality and layout of content; and

     - reliability and speed of fulfillment.

GOVERNMENT REGULATION OF OUR NEW BUSINESS

     Our business is subject to extensive federal, state and local regulations, many of which are specific to pharmacies and the sale of over-the-counter drugs. For example, pursuant to the Omnibus Budget Reconciliation Act of 1990 and related state and local regulations, pharmacists are required to offer counseling, without additional charge, to our customers about medication, dosage, delivery systems, common side effects, adverse effects or interactions and therapeutic contraindications, proper storage, prescription refill, and other information deemed significant by the pharmacists. We are also subject to federal, state and local licensing and registration regulations with respect to, among other things, our pharmacy operations.

     Automated prescribing and the electronic routing of prescriptions to pharmacies are governed by state and federal law. States have varying prescription format requirements, which will be incorporated into ReadyScript. All states permit electronic, faxed and/or written prescriptions. Many existing laws and regulations when enacted, did not anticipate the methods of e-commerce now being developed. The laws of several states and the U.S. Drug Enforcement Administration ("DEA"), which governs controlled substances, neither specifically permit nor specifically prohibit electronic transmission of prescription orders. Given the rapid growth of the Internet, it is anticipated that many states, as well as the DEA, will directly address these areas with regulation in the near future.

     The U.S. House of Representatives Committee on Commerce and the General Accounting Office are currently investigating online pharmacies and online prescribing. Their main focus is on those who prescribe drugs online and on pharmacies that fill invalid prescriptions, including those that are written online. The committee requested that the General Accounting Office undertake a formal review of a number of issues pertaining to online pharmacies, including an assessment of mechanisms to ensure that online pharmacies are obeying the various state and federal regulations for the industry. Because we will be making every effort only to fulfill valid prescriptions written by duly licensed providers and we will not prescribe drugs, we believe that our business will not be negatively affected by any regulations that result from the investigations. However, we believe that any regulations resulting from the investigations will likely result in increased reporting and monitoring requirements.

     The National Association of Boards of Pharmacy, a coalition of state pharmacy boards, is in the process of developing the Verified Internet Pharmacy Practice Sites program as a model for self-regulation for online pharmacies. We intend to comply with its criteria for certification.

     Legislation and regulations currently being considered at the federal and state level could affect our business, including legislation or regulations relating to confidentiality of patient records, electronic access and storage. In addition, various state legislatures are considering new legislation related to the regulation of nonresident pharmacies. The Health Insurance Portability and Accountability Act of 1996 mandates the use of standard procedures with regard to the provision of health insurance benefits. Regulations have been proposed to implement these requirements, and we are designing our applications to comply with the proposed regulations.

     Although the FDA does not regulate the practice of pharmacy, other than pharmacy compounding (which we do not currently plan to engage in), FDA regulations impact some of our product and service offerings. The FDA regulates drug advertising and promotion, including direct-to-consumer advertising, done by or on behalf of drug manufacturers and marketers. As we expand our product and service offerings, more of our products and services will likely be subject to FDA regulation. We intend to ensure that our vendor(s) will dispense only FDA-approved drugs.

     The inclusion of prescription drugs as a Medicare benefit has been the subject of numerous bills in the U.S. Congress. Should legislation on prescription drug coverage for Medicare recipients be enacted into law, we would be subject to compliance with any corresponding rules and regulations.

     Until recently, Health Care Financing Administration guidelines prohibited transmission of Medicare eligibility information over the Internet. We are also subject to extensive regulation relating to the confidentiality and release of patient records. Additional legislation governing the distribution of medical records exists or has been proposed at both the state and federal level.

                             OUR EXISTING BUSINESS

     Our existing business is conducted through three companies: (1) Biomerica, engaged in the diagnostic products field; (2) Lancer Orthodontics, Inc., engaged in orthodontic products; and (3) Allergy Immuno Technologies, Inc., engaged in allergy-related testing services.

BIOMERICA -- DIAGNOSTIC PRODUCTS

     Biomerica develops, manufactures, and sells medical diagnostic products designed to detect certain medical conditions and diseases in the areas of certain cancers, heart attack, fertility, gastritis and ulcers, diabetes and candida.

     Since 1971, our immunoassay diagnostic test kits have been used by hospitals, clinical laboratories and medical researchers to analyze blood or urine from patients in the diagnosis of various diseases and other medical complications, or to measure the level of specific hormones, antibodies, antigens or other substances which may exist in the human body in extremely small concentrations. Our over-the-counter products such as EZDetect and Fortel are rapid diagnostic test products that are used in the physician's office and by the patient at home.

     Our clinical laboratory diagnostic products include tests for thyroid conditions, pregnancy, H. pylori, and others. These diagnostic test kits utilize enzyme immunoassay or radioimmunoassay technology. Some of these products have not yet been cleared by the FDA for diagnostic use, but can be sold in various foreign countries.

     Our over-the-counter and professional rapid diagnostic products help to manage existing medical conditions care and may save lives through prompt diagnosis and early detection. Technological advances in medical diagnostics have made it possible to perform diagnostic tests within the home and the physician's office, rather than in the clinical laboratory. Our objective has been to develop rapid diagnostic tests that are accurate, employ easily obtained specimens, and are simple to perform without instrumentation.

     Until recently, tests of this kind required the services of medical technologists and sophisticated instrumentation. Frequently, results were not available until at least the following day. Most of our over-the-counter tests are FDA cleared. We believe that such tests are as accurate as laboratory tests when used properly, require no instrumentation, give reliable results in minutes and can be performed with confidence in the home or the physician's office.

LANCER ORTHODONTICS, INC. -- ORTHODONTIC PRODUCTS

     Lancer is engaged in developing, manufacturing, and selling orthodontic products including, among others, ceramic brackets and wires. Lancer is well established in the field of orthodontics and its products are sold worldwide through a direct sales force and distributors.

     Lancer's product line includes preformed bands, direct bonding pads, various brackets, buccal tubes, arch wires, lingual attachments and related accessories. The foregoing are assembled to the orthodontists' prescriptions or the specifications of private label customers. Lancer also markets products which are purchased and resold to orthodontists, including sealants, adhesives, elastomerics, headgear cases, retainer cases, orthodontic wire, and preformed arches.

     Most of Lancer's manufacturing and shipping operations are located in Mexicali, Mexico, in order to reduce the cost of manufacturing and compete more effectively worldwide. Lancer maintains its headquarters in San Marcos, California where it houses administration, engineering, sales and marketing, and customer services.

ALLERGY IMMUNO TECHNOLOGIES, INC. -- ALLERGY SERVICES

     AIT has been providing clinical testing services to doctors, clinics and drug firms in specialized areas of allergy and sensitivity determinations. AIT is also engaged in developing therapeutic methods for treatment of allergies. As a consequence of its development effort in the field of allergy treatment, AIT owns four patents covering several inventions relating to the therapeutic aspect of allergy. AIT intends to utilize these patents to develop new allergy drugs on its own and/or in conjunction with other companies.

     AIT employs one medical technologist and two technicians, and receives substantial assistance from Biomerica whose laboratory is contiguous to that of AIT.

PRODUCTION

     All of our diagnostic test kits are processed and assembled at our facilities in Newport Beach, California. Production of diagnostic tests involve formulating component antibodies and antigens in specified concentrations, attaching a tracer to the antigen, filling components into vials, packaging and labeling. We continually engage in quality control procedures to assure the consistency and quality of our products and to comply with applicable FDA regulations.

     All manufacturing production is regulated by the FDA Good Manufacturing Practices for medical devices. We have an internal quality control unit that monitors and evaluates product quality and output. In addition, we employ a qualified external quality assurance consultant who monitors procedures and provides guidance in conforming with the Good Manufacturing Practices regulations. We either produce our own antibodies and antigens or purchase these materials from qualified vendors. We have alternate, approved sources for raw materials procurement and it is surmised that material availability in the foreseeable future does not pose a primary constraint for us in our relevant ranges of production.

     Lancer currently utilizes a manufacturing subcontractor to provide manufacturing services to Lancer through its affiliated entities located in Mexicali, B.C., Mexico. The current agreement allows for the pass through of actual costs plus a weekly administrative fee. This gives Lancer greater control over all costs associated with the manufacturing operation. During 1999, Lancer extended the Manufacturing Agreement through December, 2003. Lancer has retained an option to convert the manufacturing operation to a wholly owned subsidiary at any time without penalty. Should Lancer discontinue operations in Mexico, it is responsible for accumulated employee seniority obligations as prescribed by Mexican law. At May 31, 1999, this obligation was approximately $287,000. Such obligation is contingent in nature and accordingly has not been accrued in the financial statements.

RESEARCH AND DEVELOPMENT

     Biomerica is engaged in research and development to broaden its product line in specific areas. Research and development expenses include the costs of materials, supplies, personnel, facilities and equipment. Lancer is engaged in development programs to improve and expand its orthodontic products and production techniques. Lancer consults frequently with practicing orthodontists.

     Research and development expenses incurred by Biomerica for the years ended May 31, 1999 and 1998 aggregated $459,000 and $554,000, respectively. These expenses included approximately $165,000 and $188,000 for fiscal 1999 and 1998, respectively, for Lancer's product development.

     In fiscal 1999, development costs of $47,000 and equipment and leasehold costs of $32,000 were incurred by Lancer in the development of paragon(TM), a dental amalgam, which will be the world's first spherical dispersion system that expands when set.

MARKETS AND METHODS OF DISTRIBUTION

     Biomerica has approximately 320 current customers for its diagnostic business, of which approximately 60 are distributors and the balance are hospital and clinical laboratories, medical research institutions, medical schools, pharmaceutical companies, chain drugstores, wholesalers and physicians' offices.

     We rely on unaffiliated distributors, advertising in medical and trade journals, exhibitions at trade conventions, direct mailings and an internal sales staff to market our diagnostic products. We target three main markets: (a) clinical laboratories, (b) physicians' offices, and (c) over-the-counter drug stores. Separate sales forces and marketing plans are utilized in each of the three markets.

     Lancer sells its products directly to orthodontists through company-paid sales representatives in the United States. At the end of its fiscal year, Lancer had seven sales representatives, all in the United States, all of whom are employees of Lancer.

     In selected foreign countries, Lancer sells its products directly to orthodontists through its international marketing division. Lancer also sells its products through distributors in certain foreign countries and to other companies on a private label basis. Lancer has entered into a number of distributor agreements whereby it granted the marketing rights to its products in certain sales territories in Mexico, Central America, South America, Europe, Canada, Australia, and Japan. The distributors complement the international marketing department which was established in 1982 and currently employs three people.

     The loss of any one or a few customers would not have a material adverse effect upon our revenues.

BACKLOG

     At May 31, 1999 and 1998 Biomerica and Allergy Immuno Technologies, Inc. had no backlog. As of May 31, 1999 and 1998, Lancer had a backlog of $213,000 and $268,000, respectively.

RAW MATERIALS

     The principal raw materials utilized by us consist of various chemicals, serums, reagents, radioactive isotopes and packaging supplies. Almost all of our raw materials are available from several sources, and we are not dependent upon any single source of supply or a few suppliers. Many antibodies used in our immunoassay products are produced by us by injecting antigens into animals which are maintained by us.

     We maintain inventories of antibodies and antigens as components for our diagnostic test kits. Due to a limited shelf life on some products such as the RIA kits, which averages 60 days, finished kits are prepared as required for immediate delivery of pending and anticipated orders. Sales orders are normally processed on the day of receipt.

     The principal raw materials used by Lancer in the manufacture of its products include: stainless steel, which is available from several commercial sources; nickel titanium, which is available from three sources; and lucolux translucent ceramic, which is currently only available from one source, General Electric, and is purchased on open account. Ceramic material similar to General Electric's lucolux translucent ceramic is available from other sources. Lancer had no difficulty in obtaining an adequate supply of raw materials during its 1999 fiscal year, and does not anticipate that there will be any interruption or cessation of supply in the future.

COMPETITION

     Immunodiagnostic products are currently produced by more than 100 companies, a majority of which are located within the United States. Biomerica and its subsidiaries are not a significant factor in the market. Allergy diagnostic products are currently produced by over five competitors, and there are approximately the same number producing allergy therapeutics.

     Our competitors vary greatly in size. Many are divisions or subsidiaries of well-established medical and pharmaceutical concerns which are much larger than Biomerica and expend substantially greater amounts than we do for research and development, manufacturing, advertising and marketing.

     The primary competitive factors affecting the sale of diagnostic products are uniqueness, quality of product performance, price, service and marketing. The prices for our products compare favorably with those charged by most of our competitors.

     We believe we compete primarily on the basis of our reputation for the quality of our products, the speed of our test results, the unique niches we fill in the market, our patent position, and our prompt shipment of orders. We offer a broader range of products than many competitors of comparable size, but to date have had limited marketing capability. We are working on expanding this capability through strategic cooperations with larger companies and distributors.

     Lancer encounters intense competition in the sale of orthodontic products. Lancer's management believes that Lancer's seven major competitors are: Unitek, a subsidiary or division of 3M; "A" Company, a private company; Ormco, a subsidiary or division of Sybron; RMO Inc., a private company; American Orthodontics, a private company; GAC, a foreign company; and Dentaurum, a foreign company. Lancer estimates that these seven competitors account for approximately 80% of the orthodontic products manufactured and sold in the United States. Lancer's management also believes that each of these seven competitors is larger than Lancer, has more diversified product lines and has financial resources exceeding those of Lancer. While there is no assurance that Lancer will be successful in meeting the competition of these seven major competitors or other competitors, Lancer has, in the past, successfully competed in the orthodontic market and has achieved wide recognition of both its name and its products.

GOVERNMENT REGULATION OF OUR EXISTING BUSINESS

     As part of our existing business, we sell products that are legally defined to be medical devices. As a result, we are considered to be a medical device manufacturer, and as such are subject to the regulations of numerous governmental entities. These agencies include the FDA, DEA, Environmental Protection Agency, Federal Trade Commission, Occupational Safety and Health Administration, U.S. Department of Agriculture ("USDA"), and Consumer Product Safety Commission. These activities are also regulated by various agencies of the states and localities in which our products are sold. These regulations govern the introduction of new medical devices, the observance of certain standards with respect to the manufacture and labeling of medical devices, the maintenance of certain records and the reporting of potential product problems and other matters.

     The Food, Drug & Cosmetic Act of 1938 (the "FDCA") regulates medical devices in the United States by classifying them into one of three classes based on the extent of regulation believed necessary to ensure safety and effectiveness. Class I devices are those devices for which safety and effectiveness can reasonably be ensured through general controls, such as device listing, adequate labeling, pre-market notification and adherence to the Quality System Regulation ("QSR") as well as Medical Device Reporting (MDR), labeling and other regulatory requirements. Some Class I medical devices are exempt from the requirement of Pre-Market Approval ("PMA") or clearance. Class II devices are those devices for which safety and effectiveness can reasonably be ensured through the use of special controls, such as performance standards, post-market surveillance and patient registries, as well as adherence to the general controls provisions applicable to Class I devices. Class III devices are devices that generally must receive pre-market approval by the FDA pursuant to a pre-market approval application to ensure their safety and effectiveness. Generally, Class III devices are limited to life-sustaining, life-supporting or implantable devices. However, this classification can also apply to novel technology or new intended uses or applications for existing devices.

     If the FDA finds that the device is not substantially equivalent to a predicate device, the device is deemed a Class III device, and a manufacturer or seller is required to file a PMA application. Approval of a PMA application for a new medical device usually requires, among other things, extensive clinical data on the safety and effectiveness of the device. PMA applications may take years to be approved after they are filed. In addition to requiring clearance or approval for new medical devices, FDA rules also require a new 510(k) filing and review period, prior to marketing a changed or modified version of an existing legally marketed device, if such changes or modifications could significantly affect the safety or effectiveness of that device. The FDA prohibits the advertisement or promotion or any approved or cleared device for uses other than those that are stated in the device's approved or cleared application.

     Pursuant to FDCA requirement, we have registered our manufacturing facility with the FDA as a medical device manufacturer, and listed the medical devices we manufacture. We are also subject to inspection on a routine basis for compliance with FDA regulations. This includes the QSR, which, unless the device is a Class I exempt device, requires that we manufacture our products and maintain our documents in a prescribed manner with respect to issues such as design controls, manufacturing, testing and validation activities. Further, we are required to comply with other FDA requirements with respect to labeling, and the MDR regulation which requires that we provide information to the FDA on deaths or serious injuries alleged to have been associated with the use of our products, as well as product malfunctions that are likely to cause or contribute to death or serious injury if the malfunction were to recur. We believe that we are currently in material compliance with all relevant QSR and MDR requirements.

     In addition, our facility is required to have a California Medical Device Manufacturing License. The license is not transferable and must be renewed annually. Approval of the license requires that we be in compliance with QSR, labeling and MDR regulations. Our license expires on March 16, 2000. We are also registered with the Department of Health and Human Services, Public Health Service of the FDA as a Device establishment. This registration expires on February 28, 2000. We also hold two radioactive materials licenses from the State of California (both expiring on June 20, 2000), and two permits from the USDA, one expiring on January 28, 2000 and the other expiring on June 30, 2000. These licenses are renewed periodically, and to date we have never failed to obtain a renewal.

     We are in compliance with FDA and California regulations, and so may market our medical devices throughout the United States. International sales of medical devices are also subject to the regulatory requirements of each country. In Europe, the regulations of the European Union require that a device have a "CE mark" before it can be sold in that market. We intend to comply with new directives that have recently been instituted regarding the use of CE marks. The regulatory international review process varies from country to country. We, in general, rely upon our distributors and sales representatives in the foreign countries in which we market our products to ensure that we comply with the regulatory laws of such countries. We believe that our international sales to date have been in compliance with the laws of the foreign countries in which we have made sales. Exports of most medical devices are also subject to certain FDA regulatory controls.

SEASONALITY OF BUSINESS

     The business of the Company and its subsidiaries has not been subject to significant seasonal fluctuations.

FOREIGN BUSINESS

     All of our fixed assets, excluding some of Lancer, are located within southern California. The following table sets forth the dollar volume of revenue attributable to sales to domestic customers and foreign customers during the last two fiscal years for the Biomerica and its consolidated subsidiaries:

                                                   YEAR ENDED MAY 31,
                                           ----------------------------------
                                                1999               1998
                                           ---------------    ---------------
Revenues from sales to:
  United States customers................  $4,638,000/53.4%   $5,041,000/53.8%
  Asia...................................     426,000/ 4.9%      878,000/ 9.4%
  Europe.................................   1,710,000/19.7%    1,798,000/19.2%
  South America..........................     749,000/ 8.6%      810,000/ 8.6%
  Other foreign..........................   1,165,000/13.4%      849,000/ 9.0%
                                           ---------------    ---------------
          Total revenues.................  $8,688,000/ 100%   $9,376,000/ 100%
                                           ===============    ===============

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

     We recognize that our foreign sales could be subject to some special or unusual risks which are not present in the ordinary course of business in the United States. Changes in economic factors, government regulations and import restrictions all could impact sales within certain foreign countries. Foreign countries have licensing requirements applicable to the sale of diagnostic products which vary substantially from domestic requirements; depending upon the product and the foreign country, these may be more or less restrictive than requirements within the United States. We cannot predict the impact that conversion to the Euro in the European countries may have on Biomerica, if any.

     Foreign sales are made primarily through a network of over 60 independent distributors in approximately 20 countries.

                             INTELLECTUAL PROPERTY

     We regard the protection of our copyrights, service marks, trademarks and trade secrets as critical to our future success. We rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect our proprietary rights in products and services. We have entered into confidentiality and invention assignment agreements with our employees and contractors, and nondisclosure agreements with our vendors, fulfillment partners and strategic partners to limit access to and disclosure of proprietary information. We cannot be certain that these contractual arrangements or the other steps taken by us to protect our intellectual property will prevent misappropriation of our technology. We have licensed in the past, and expect that we may license in the future, certain of our proprietary rights, such as trademarks or copyrighted material, to third parties. While we attempt to ensure that the quality of our products brand is maintained by such licensees, we cannot be certain that such licensees will not take actions that might hurt the value of our proprietary rights or reputation. We also rely on technologies that we license from third-parties, such as Oracle and Microsoft, the suppliers of key database technology, the operating system and specific hardware components for our service. We cannot be certain that these third-party technology licenses will continue to be available to us on commercially reasonable terms. The loss of such technology could require us to obtain substitute technology of lower quality or performance standards or at greater cost.

BRANDS, TRADEMARKS, PATENTS

     We use the trademarks "ReadyScript" and "TheBigRX.com" as identification of our automated medication management prescribing system and online pharmacy. We will use readyscript.com and thebigrx.com in small letters as our Internet site addresses, and 1-888-LVBigRX (LoVe BigRX) as our toll-free call center number.

     We have filed intent-to-use applications with the U.S. Patent and Trademark Office for the registration of some of our trademarks and service marks, including ReadyScript(TM) and TheBigRX.com(TM). We have not secured registration of any of our marks to date, and may be unable to secure such registered marks. It is also possible that our competitors or others will use marks similar to ours, which could impede our ability to build brand identity and lead to customer confusion. Additionally, there could be potential trade name or a trademark infringement claim brought by owners of other registered trademarks that incorporate variations of the term ReadyScript(TM) and/or TheBigRX.com(TM).

     We registered the tradenames "Fortel," "Isletest," "Nimbus" and "GAP" with the Office of Patents and Trademarks on December 31, 1985. Our unregistered tradenames are "EZDetect," "CAST," "COT," "EquistiK," "FelistiK," "Tri-Level Controls," "Tru-Level Controls," "T-Marker Controls," "AllerHalt," "Candiquant," "Candigen," "EZ-H.P." and "EZ-PSA."

     Allergy Immuno Technologies, Inc. has four patents pertaining to its discoveries for allergy treatment. These are:

        1. Immunotherapy agents for treatment of IgE mediated allergies; U.S. Patent #5,116,612, issued May 6, 1992.

        2. Liposome containing immunotherapy agents for treatment of IgE medicated allergies, U.S. Patent #5,049,390, issued September 17, 1991.

        3. Immunotherapy agents for treatment of IgE mediated allergies, U.S. Patent #4,946,945, issued August 7, 1990.

        4. Allergen-thymic hormone conjugates for treatment of IgE mediated allergies, U.S. Patent #5,275,814, issued January 4, 1994.

     On April 4, 1989, Lancer was granted a patent on its CounterForce design of a nickel titanium orthodontic archwire. On August 1, 1989, Lancer was granted a patent on its bracket design used in the manufacturing of Sinterline and Intrigue orthodontic brackets. On September 17, 1996, Lancer was granted a patent on its method of laser annealing marking of orthodontic appliances. On March 4, 1997, Lancer was granted a patent on an orthodontic bracket and method of mounting. All of the patents are for a duration of 17 years. Lancer has entered into a number of license and/or royalty agreements pursuant to which it has obtained rights to certain of the products which it manufactures and/or markets. The patents and agreements have had a favorable effect on Lancer's image in the orthodontic marketplace and Lancer's sales. Lancer has entered into a number of license and/or royalty agreements pursuant to which it has obtained rights to certain of the products which it manufactures and/or markets.

     The laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the U.S. Effective copyright, trademark and trade secret protection may not be available in such jurisdictions. Our efforts to protect our intellectual property rights may not prevent misappropriation of our content.

                                   EMPLOYEES

     As of August 31, 1999, the Company and its subsidiaries employed 80 full-time employees and 4 part-time employees. Lancer, through its Mexican subcontractor, utilizes the services of approximately 134 people in Mexico. We also engage the services of various outside Ph.D. and M.D. consultants as well as medical institutions for technical support on a regular basis. We are not a party to any collective bargaining agreement and have never experienced a work stoppage. We consider our employee relations to be good.

                                   FACILITIES

     During fiscal 1998 we leased approximately 21,000 square feet of space in Newport Beach, California for a term which expired May 31, 1998 (and which was renewed until May 31, 1999) and is currently being renegotiated. Pursuant to the lease and the current month-to-month tenancy, we pay an annual base rent, set initially at $143,880 and adjusted annually to reflect cost of living increases, plus all real estate taxes and insurance costs. In each of the last two fiscal years a portion of the rent was paid through the issuance of shares of our restricted common stock to JSJ Management. During fiscal 1999, an aggregate of 31,793 shares of our restricted common stock was issued at quoted market prices in satisfaction of accrued rent totaling $38,000. These facilities are used for diagnostic test kit research and development, manufacturing, marketing, administration, and our Internet operations.

     The facilities are leased from Mrs. Ilse Sultanian and JSJ Management. Ms. Janet Moore, an officer, director and shareholder of our Company, is a partner in JSJ Management. The terms of such leases cannot be considered to have been negotiated at arms-length, but in the opinion of our management are no less favorable to us than would be available from an unaffiliated party.

     AIT currently leases approximately 1,600 square feet at the above facility for $1,400 per month. These properties are leased by AIT on a month-to-month basis from Mrs. Sultanian and JSJ Management.

     Lancer leases a 9,240-square-foot manufacturing building in San Marcos, California. The term of the initial lease was for five years commencing January 1, 1994. In 1998, Lancer renegotiated the lease and extended the terms to December 31, 2003. The Mexicali facility consists of a 16,000-square-foot manufacturing and office building. The lease expires in October 2003 and requires monthly rentals of approximately $5,200. Our management believes that the properties are currently suitable and adequate for Lancer's operations.

     We maintain animals at a ranch in Vista, California, which are treated biologically to produce antibodies used in certain of our immunodiagnostic products. These facilities are utilized on a month-to-month basis at a charge based on the number of animals maintained at the facility.

     We believe that our facilities and equipment are in suitable condition and are adequate to satisfy the current requirements of our Company and our subsidiaries.

                               LEGAL PROCEEDINGS

     We are not a party to, nor is our property the subject of, any legal proceeding.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth information with respect to our executive officers and directors as of September 14, 1999:

NAME                                   AGE                  POSITION
----                                   ---    -------------------------------------
Zackary S. Irani, MBA................  33     President, Chairman of the Board and
                                              Chief Executive Officer
Peter W. McKinley, MBA...............  40     Executive Vice President of
                                              Operations and Business Development
Jagdish Sandhu.......................  49     Chief Operating Officer, Diagnostics
Janet Moore(1).......................  48     Secretary, Controller, Interim CFO
                                              and Director
Philip B. Kaplan, M.D................  67     Director
Robert A. Orlando, M.D.,               60     Director
  Ph.D.(1)(2)........................
David Burrows........................  41     Director
Francis R. Cano, Ph.D.(2)............  55     Director
Carlos St. Aubyn Beharie, M.D.,        46     Director
  MBA................................

---------------
(1) Member of compensation committee

(2) Member of audit committee

     Our board of directors currently consists of seven members. Until the closing of this offering, RidgeRose Capital Partners has the right to appoint another director to our board.

     Each director is elected for a period of one year at our annual meeting of stockholders and serves until the next annual meeting or until his successor is duly elected and qualified. The board of directors elects executive officers on an annual basis. Executive officers serve until their successor has been duly elected and qualified. There are no family relationships among any of the directors, officers or key employees of our Company except that Ms. Moore was married to Mr. Irani's uncle, who is deceased and who previously was a stockholder, executive officer and director of our Company.

     Executive officers are appointed and serve at the discretion of the board of directors, subject to any applicable employment contracts.

ZACKARY S. IRANI, PRESIDENT, CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

     Mr. Irani was appointed our President, Chairman of the Board and Chief Executive Officer in 1997. From 1994 to 1997, as Vice President of Business Development, he was instrumental in expanding the Company's product line and identifying corporate opportunities to complement Biomerica's core diagnostic test business. Mr. Irani has served as a director of Lancer Orthodontics, Inc. since 1992, and is currently its chairman. Mr. Irani is also a director and serving as chairman of Allergy Immuno Technologies, Inc. He serves on the board of directors for the Irvine Institute of Medical Research, a non-profit medical foundation. Mr. Irani earned an MBA from the University of California, Irvine in 1994 and graduated from Chapman University with a B.S. in Business in 1988.

PETER W. MCKINLEY, EXECUTIVE VICE PRESIDENT OF OPERATIONS AND BUSINESS
DEVELOPMENT

     Mr. McKinley was appointed our Executive Vice President of Operations and Business Development in 1999. From 1998 to 1999, Mr. McKinley was President and Chief Executive Officer of IntensiCare Corporation, a specialty health services company focused on providing inpatient professional services to large managed patient care populations. From 1997 to 1998, Mr. McKinley was Vice President of Business Development for Talbert Medical Management Corporation, one of the nation's largest physician practice management companies. From 1995 to 1997, Mr. McKinley served as Vice President of Network Development and Provider Services at FHP Healthcare, Inc., a health maintenance organization. From 1990 to 1995, he held the position of Associate Vice President at FHP. Mr. McKinley earned an MBA degree from Pepperdine University in 1986 and a B.S. in Marketing and Finance from the University of Southern California in 1981.

JAGDISH SANDHU, CHIEF OPERATING OFFICER, DIAGNOSTICS

     Mr. Sandhu was appointed our Chief Operating Officer, Diagnostics in 1999. From 1985 to 1990 he was the Company's General Manager. From 1990 to 1999 he served as the Company's Production Manager. From 1978 to 1985, he worked for Nichols Institute, Bio Rad Laboratories and Diagnostic Products. Mr. Sandhu holds a master's degree in Biology and Chemistry.

JANET MOORE, SECRETARY, CONTROLLER, INTERIM CFO AND DIRECTOR

     Ms. Moore was appointed our interim CFO in 1999. She is also our Secretary and Controller, and has held these positions since 1985. Ms. Moore has also served as a director since 1997. She has also served as a director for the boards of Lancer Orthodontics, Inc. since 1997 and Allergy Immuno Technologies, Inc. since 1986. She has a B.S. in Business Management from Pepperdine University.

PHILIP B. KAPLAN, M.D., DIRECTOR

     Dr. Kaplan was appointed to our board in 1971. He maintained a private medical practice in Huntington Beach, California from 1966 to 1998. He is presently semi-retired.

ROBERT A. ORLANDO, M.D., PH.D., DIRECTOR

     Dr. Orlando was appointed to our board in 1986. He has served as Chief Pathologist and Director of Laboratories for Beverly Hospital in Montebello, California since 1991. He is a professor of pathology at Southern California College of Optometry, and has also held faculty positions at the University of California, Irvine, the University of Chicago, and College of Osteopathic Medicine of the Pacific. Dr. Orlando has also served as a director for Lancer Orthodontics, Inc. since 1989 and Allergy Immuno Technologies, Inc. since 1986. Dr. Orlando earned his Ph.D. in Pathology from the University of Chicago and his M.D. from New Jersey University of Medicine. He is a fellow of the College of American Pathologists and a Fellow of the American Society of Clinical Pathologists.

DAVID BURROWS, DIRECTOR

     Mr. Burrows was appointed to our board in 1999. He is presently the Chief Technology Officer at TheBigStore.com. Mr. Burrows is the former Director of Information Services for the Orange County Register, one of the largest newspapers in the country, and served as Director, IS Information Services for FHP Healthcare, Inc., a health maintenance organization.

FRANCIS R. CANO, PH.D., DIRECTOR

     Dr. Cano was appointed to our board in 1999. From 1996 to 1997 Dr. Cano served as Senior Vice President of Biotech BDM. Prior to that time, Dr. Cano served as President and Chief Operating Officer of Aviron, from 1992 to 1996. He is Director of the Albert Sabin Vaccine Foundation, and is a member of various scientific societies. He is also an accomplished author and co-author of numerous scientific publications and holds four patents. Dr. Cano earned his Ph.D. in microbiology from Penn State University and a M.S. degree in microbiology from St. John's University.

CARLOS ST. AUBYN BEHARIE, M.D., MBA, DIRECTOR

     Dr. Beharie was appointed to our board in 1999. Since 1998, he has served as Senior Vice President and Medical Director for Health Insurance Plan of New York, one of the largest managed care companies in that state. From 1997 to 1998, Dr. Beharie served as Chief Medical Officer and Executive Vice President of Physicians Health Services, Inc., a subsidiary of Foundation Health Systems. From 1995 to 1997, Dr. Beharie served as acting President and Chief Executive Officer of Physician Health Care Plan of New Jersey. Prior to 1995, he was employed for 13 years in various positions at FHP, Inc. Dr. Beharie earned his undergraduate and medical degrees from Boston University and an MBA degree from the University of Phoenix. He is a fellow of the American College of OB/GYN, a diplomat of the American Board of Medical Management, and a senior member of the American College of Physician Executives.

KEY MANAGEMENT

RICHARD JAY, PHARM.D., VICE PRESIDENT OF PHARMACY

     Dr. Jay was appointed our Vice President of Pharmacy in 1999. From 1998 to 1999, Dr. Jay held the position of Vice President, Managed Care Pharmacy for Premier, Inc., a pharmaceutical purchasing cooperative of over 200 leading hospitals and health systems throughout the nation. He was active in creating and implementing a wide array of managed care pharmacy programs, including the development of a group purchasing core formulary introduced throughout the Premier membership. In 1997, he designed and implemented Talbert's central pharmacy administrative support system. He worked for various divisions of FHP Healthcare from 1971 until 1997, where he ultimately assumed the position of senior pharmacy executive for the corporation. Dr. Jay comes to our Company with almost 30 years of expertise in the pharmacy and healthcare services fields. Dr. Jay earned his Pharm.D. from the University of Southern California in 1971.

STEVEN J. GOTO, CHIEF TECHNOLOGY OFFICER

     Mr. Goto was appointed our Chief Technology Officer in 1999. Previously, Mr. Goto served as Director of Information Technology of autobytel.com, Inc., where he directed software development and deployment, web site performance, technology acquisition initiatives and business partnerships for the organization. From 1996 to 1998, Mr. Goto managed the IT network and architecture functions for Sprint PCS/Cox Communications PCS. Mr. Goto pioneered the architecture blueprint of the Sprint PCS business applications used in integrating 13 major IT systems for PCS service in San Diego, Orange and Los Angeles counties. He had lead responsibility for constructing a computer data center and multiple call centers, launching a new wireless telesales channel provider, and designing and integrating 23 PBX systems for companywide dial plans, paging/faxing and voicemail. From 1994 to 1996, Mr. Goto was IT Network Manager and Business Systems Manager for Autotech Cellular. Prior to 1996, he was employed for 15 years in project management and technical roles at General Motors and Hughes Aircraft. His professional experience also includes Internet design and development, strategic planning and partnerships, web site management, data center operations, logistics systems engineering, sales automation, and software development. Mr. Goto holds a B.S. in Industrial Technology, Digital Electronics from California State University, Fresno.

ADVISORY BOARD

     We have enlisted the following team of advisors for our Company:

JACK D. MASSIMINO

     Mr. Massimino was appointed to our advisory board in 1999. From 1996 to 1997 he was President and Chief Executive Officer of Talbert Medical Management Corporation, one of the nation's largest physician practice management companies. He was previously the Executive Vice President and Chief Operating Officer of FHP International, which reorganized its medical centers in five states and created Talbert as a separate physician practice management organization in 1995. Mr. Massimino joined FHP in 1975 as a medical center manager. In 1977, he oversaw all regional activities and operations relating to the corporation's Utah expansion. In 1998, he was named Vice President of Corporate Development. He subsequently was promoted to Senior Vice President in 1990, and Executive Vice President and Chief Operating Officer in 1991. Mr. Massimino is a director of the American Managed Care and Review Association, a director of the Thunderbird World Business Advisory Council, and president of the Art Institute of Southern California Presidents Club.

JENNIFER GUTZMORE, M.D.

     Dr. Gutzmore was appointed to our advisory board in 1999. Since 1997, Dr. Gutzmore has been working as an independent healthcare consultant in Southern California. From 1996 to 1997, she was the Chief Medical Officer and Vice President of Healthcare Services for Talbert Medical Management Corporation, a physician practice management company. Dr. Gutzmore was responsible for the oversight of financial and operational performance for utilization management, disease management, quality management, pharmacy administration, hospice, home health, social services, claims and other functions. From 1985 to 1996, Dr. Gutzmore held various medical and management positions at FHP Healthcare, Inc. She was Senior Medical Director for Healthcare Delivery from 1990-1992; Senior Medical Director for Medicare Risk from 1992-1994; and Associate Vice President of Medical Affairs from 1994-1996. Dr. Gutzmore possesses more than 20 years of experience as a physician and medical executive. She is an internist who received her M.D. from George Washington University and completed her residency training at the Henry Ford Health System. Dr. Gutzmore is a member of the American College of Physician Executives.

SANDY T. SHERWOOD, PH.D.

     Dr. Sherwood was appointed to our advisory board in 1999. She is a Naturopathic Doctor, Homeopathic doctor, and a Master Herbalist. She is a Certified Nutritional Specialist, certified in both Traditional Chinese Medicine and Ayurvedic Medicine. She works with multiple nutritional supplement companies, representing them in both national and international negotiations. She is past Regional Executive Director for the National Nutrition Food Association, and the former Director of the Center for Advancement of Health and Fitness. Dr. Sherwood was recognized by the Indian Board of Alternative Medicines, Calcutta, India with an award for her contribution to the field of holistic health and education. She is also listed in "Yearbook of Experts, Authorities and Spokespersons," and in "Who's Who in the World." Dr. Sherwood holds Ph.D.s in Nutrition and Psychology.

DAVID A. SHIER

     Mr. Shier was appointed to our advisory board in 1999. He is Chairman and President of Shier Systems & Software, Inc., a company engaged in the development of software and custom hardware solutions for the handheld computer market. Prior to establishing SS&S, Inc. in 1994, Mr. Shier worked for 16 years in software engineering, developing and marketing electronic test equipment for the aerospace industry. Major clients have included Boeing and Northrop/Grumman. Mr. Shier is also a contributing editor to Handheld PC Magazine, a leading publication for Windows CE users, and has been published in numerous technical trade publications for the electronic testing industry.

CARL N. MERKLE, CPA

     Mr. Merkle was appointed to our advisory board in 1999. He is a CPA in the state of California. From 1997 to 1999, he was the Director of Corporate Projects for Shier Systems & Software, Inc. where he was responsible for managing delivery of mobile computing and communications business solutions to corporate accounts. Prior to 1997, Mr. Merkle served as an accountant and consultant with Ernst & Young, LLP. He brings extensive experience in financial and operational analysis, cash flow modeling, needs assessment, network cost estimation, competitive multi-vendor bid package negotiations, and project drafting and monitoring. While there, he was as senior manager responsible as the primary lead manager for large-scale multi-disciplinary projects. Mr. Merkle has also been an editor for the HP Palmtop Paper and the Handheld PC Magazine.

WILLIAM J. VAN ETTEN, PH.D.

     Dr. Van Etten was appointed to our advisory board in 1999. He is a Bioinformaticist at the Massachusetts Institute of Technology/Whitehead Institute, Center for Genomic Research. Since 1998, he has held positions as a scientific programmer and senior software engineer, responsible for providing informatics support for the generation of rat, mouse and human whole genome maps, developing high-throughput workflows for data management and analysis. Prior to MIT, Dr. Van Etten taught biology and genetics at Indiana University and Miami University of Ohio. He also worked as a systems administrator, network administrator and webmaster, and has been a software developer for numerous e-commerce web sites. He holds a Ph.D. in Genetics, and has one patent pending.

BOARD COMMITTEES

     Our board of directors has a compensation committee and an audit committee.

  Compensation Committee

     The compensation committee of our board of directors reviews and makes recommendations to the board regarding all forms of compensation and benefits provided to our officers. In addition, the compensation committee establishes and reviews general policies relating to the compensation and benefits of all of our employees. Our compensation committee comprises Dr. Robert A. Orlando and Ms. Janet Moore.

  Audit Committee

     The audit committee of our board of directors reviews and monitors our internal accounting procedures, corporate financial reporting, external and internal audits, the results and scope of the annual audit and other services provided by our independent auditors, and our compliance with legal matters that have a significant impact on our financial reports. Our audit committee comprises Dr. Robert A. Orlando and Dr. Francis R. Cano.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our board of directors established our compensation committee in 1999. Prior to establishing the compensation committee, the board of directors as a whole performed the functions delegated to the compensation committee. No interlocking relationship exists between our board of directors or our compensation committee and the board of directors or compensation committee of any other company, and no interlocking relationship existed in the past.

DIRECTOR COMPENSATION

     We currently do not provide any cash compensation to our directors for their service as members of the board of directors, although we do reimburse the directors for certain expenses in connection with attendance at board and committee meetings. Under our stock plan, non-employee directors are eligible to receive stock option grants at the discretion of the board or any other administrator of the plan.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation received for services rendered to our Company for the fiscal year ended May 31, 1999 by our Chief Executive Officer, and each of the other executive officers of our Company who made in excess of $100,000 for each of the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                   ANNUAL COMPENSATION              LONG-TERM COMPENSATION
                              ------------------------------   ---------------------------------
                                                                       AWARDS
                                                               -----------------------   PAYOUTS
                                                               RESTRICTED   SECURITIES   -------
                                                OTHER ANNUAL     STOCK      UNDERLYING    LTIP      ALL OTHER
NAME AND PRINCIPAL            SALARY    BONUS   COMPENSATION    AWARD(S)     OPTIONS/    PAYOUTS   COMPENSATION
POSITION               YEAR   ($)(1)     ($)        ($)           ($)        SARS(#)       ($)         ($)
------------------     ----   ------    -----   ------------   ----------   ----------   -------   ------------
Zackary S. Irani.....  1999   69,452     -0-        -0-           -0-         25,700       -0-         -0-
  Chairman of the
     Board,            1998   64,352     -0-        -0-           -0-         64,000       -0-         -0-
  CEO and President    1997   41,948(2)  -0-        -0-           -0-         40,000       -0-         -0-

---------------
(1) The amounts described in the Summary Compensation Table above do not include other compensation and benefits provided to Mr. Irani during the fiscal year ended May 31, 1999. The aggregate did not exceed the lesser of $50,000 or 10% of his annual salary and bonus.

(2) Includes $4,000 cash compensation paid to Mr. Irani for services rendered as our CEO and Treasurer.

EMPLOYMENT AGREEMENTS

     On August 12, 1999, we entered into a letter agreement with Mr. Peter W. McKinley, our Executive Vice President of Operations and Business Development, regarding the terms of his employment. This agreement provides for an annual base salary of $120,000 and a bonus of $50,000 upon reaching specific performance milestones. The agreement also provides for the grant of a non-qualified option to purchase 72,000 shares of our restricted common stock, and an additional option grant to purchase 10,000 shares of our restricted common stock upon reaching specific performance milestones.

     On July 2, 1999, we entered into a letter agreement with Richard Jay, Pharm.D., our Vice President of Pharmacy, regarding the terms of his employment. This agreement has a one-year term commencing on July 26, 1999. It provides for an annual base salary of $156,000. This agreement also provides for the grant of an option to purchase 72,000 shares of our restricted common stock, and an additional option grant to purchase 18,000 shares of our restricted common stock upon reaching specific performance milestones.

     On August 30, 1999, we entered into an employment agreement with Mr. Steven
J. Goto, our Chief Technology Officer, regarding the terms of his employment. This agreement has a one-year term commencing on September 14, 1999. It provides for an annual base salary of $150,000 and for an incentive bonus of up to $30,000 upon reaching specific performance milestones. This agreement also provides for the grant of an option to purchase 62,000 shares of our restricted common stock. The agreement also provides that we will pay Mr. Goto a lump-sum cash payment equal to the amount of the remaining base salary and benefits to be paid to Mr. Goto through the remainder of the term of this agreement in the event that he is terminated without cause as defined in the agreement.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning stock options granted in the fiscal year ended May 31, 1999, to our Chief Executive Officer.

                              INDIVIDUAL GRANTS(1)

                                                  PERCENT OF
                                  NUMBER OF         TOTAL
                                  SECURITIES     OPTIONS/SARS
                                  UNDERLYING      GRANTED TO     EXERCISE OR
                                 OPTIONS/SARS    EMPLOYEES IN        BASE        EXPIRATION
NAME                             GRANTED (#)     FISCAL YEAR     PRICE ($/SH)       DATE
----                             ------------    ------------    ------------    ----------
Zackary S. Irani...............        700           0.38%          $0.85         11/01/03
                                    25,000          13.62%          $0.86         02/28/04

---------------
(1) All options granted during the fiscal year ended May 31, 1999 vest in accordance with our standard vesting schedule.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table presents information for the named officer in the Summary Compensation Table with respect to options exercised during fiscal 1999 and unexercised options held as of the end of the fiscal year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                         NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                                                              UNDERLYING             IN-THE-MONEY
                                                         UNEXERCISED OPTIONS          OPTIONS AT
                          SHARES                          AT FISCAL YEAR-END       FISCAL YEAR-END
                       ACQUIRED ON         VALUE           (#) EXERCISABLE/        ($) EXERCISABLE/
NAME                   EXERCISE (#)    REALIZED(1)($)       UNEXERCISABLE           UNEXERCISABLE
----                   ------------    --------------    --------------------    --------------------
Zackary S. Irani.....      -0-              -0-             78,950/60,750          $66,755/$57,400

---------------
(1) Based on the closing price of $2.50 for the last business day of the fiscal year ended May 31, 1999.

STOCK OPTIONS

     Under the 1991 Stock Option and Common Stock Plan (the "1991 Plan"), we are authorized to grant stock options and issue restricted stock to employees, consultants, advisors, independent contractors and agents of our Company or any of our subsidiaries, through December 3, 2001. Under the plan 350,000 shares have been authorized for grant or issuance. Stock options granted under the 1991 Plan shall be granted at an option price not less than 100%, in the case of incentive stock options, and not less than 85%, in the case of non-qualified stock options, of the fair market value of our stock on the date of the award of the stock option. Most options granted under the 1991 Plan to date expire five years from the date of their respective grant and all were granted at fair market value on the date of grant. As of September 14, 1999, options to purchase 36,550 shares of our common stock were outstanding, at exercise prices ranging from $0.80 to $0.86 per share with an average exercise price of $0.83 per share.

     Under the 1995 Stock Option and Restricted Stock Plan (the "1995 Plan"), which expires November 9, 2005, and is a plan similar in format to the 1991 Plan, 500,000 shares may be authorized for grant or issuance. As of September 14, 1999, options to purchase 405,250 shares of our common stock were outstanding under the 1995 Plan at exercise prices ranging from $0.85 to $3.00 per share with an average exercise price of $1.44 per share.

     The Board of Directors has approved for adoption a 1999 Stock Incentive Plan covering 1,000,000 shares of common stock, which is subject to stockholder approval at the annual meeting in October 1999.

     In June, 1999, Zackary Irani was granted options to purchase 1,000,000 shares at $3.00 per share. In addition, 580,000 stock options have been granted to officers, directors, employees and non-employees at exercise prices ranging from $2.06 to $3.00 per share.
the market price.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     We leased approximately 21,000 square feet of office and laboratory space located at 1531-1533 Monrovia Avenue, Newport Beach, California, pursuant to a written lease which expired May 31, 1998 (and which was renewed until May 31, 1999) and is currently being renegotiated. Pursuant to the lease and the current month-to month-tenancy, we pay an annual base rent, set initially at $143,880 and adjusted annually to reflect cost of living increases, plus all real estate taxes and insurance costs. During the year ended May 31, 1999, and May 31, 1998 we paid $142,640 and $128,640, respectively, in rent under the terms of the lease, and issued in 1999 to Mrs. Ilse Sultanian and JSJ Management an aggregate of 31,793 shares of our restricted common stock in lieu of paying accrued and unpaid rent of $38,000. The shares were issued at quoted market prices. The facilities are leased from Mrs. Sultanian and JSJ Management. Ms. Janet Moore, an officer, director and shareholder of our Company, is a partner in JSJ Management.

     On June 11, 1999, pursuant to a stock purchase agreement, we sold 50,000 shares of our restricted common stock to Mr. Zackary Irani and Ms. Janet Moore at a purchase price of $5.00 per share. Both Mr. Irani and Ms. Moore are officers, directors, and shareholders of our Company.

     On June 11, 1999, we entered into a five-year agreement with TheBigStore.com. Pursuant to the terms of the agreement, as amended, TheBigStore.com will provide us with back-end processing services for our web site in exchange for a warrant to purchase 410,000 shares of our common stock at an exercise price of $5.00 per share. The warrants vest immediately prior to a public offering of our common stock. The agreement also provides that TheBigStore.com will transfer and assign to us its right, title and interest in and to the Internet domain name "TheBigRX.com" and all rights to any trademark related thereto.

     On June 10, 1999, we granted to RJM Consulting, LLC a warrant to purchase 1,000,000 shares of our common stock at an exercise price of $3.00 per share. The warrant was granted as consideration for its services in helping us raise equity capital and for introducing us to

TheBigStore.com. The warrants vest immediately prior to a public offering of our common stock.

     On September 2, 1999, we entered into a five-year agreement with TheBigHub.com. Pursuant to the terms of the agreement, TheBigHub.com will provide us with strategic placement of advertising and marketing on its web site in exchange for a warrant to purchase 250,000 shares of our common stock at an exercise price of $5.00 per share. The warrants vest immediately prior to a public offering of our common stock.

     In the opinion of the disinterested members of our board of directors, the above transactions were fair and were made upon terms which were no less favorable to us than would have been obtained if negotiated with unaffiliated third-parties.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of September 14, 1999, certain information as to shares of common stock owned by (i) each person known to beneficially own more than 5% of the outstanding common stock, (ii) each director, including nominees for director, and each executive officer of the Company, and (iii) all executive officers and directors of the Company as a group. Unless otherwise indicated, each person listed has sole voting and investment power over the shares beneficially owned by him or her. Unless otherwise indicated, the address of each named beneficial owner is the same as that of the Company's principal executive offices located at 1533 Monrovia Avenue, Newport Beach, California 92663.

                                                 SHARES OF       PERCENTAGE        PERCENTAGE
                                                COMMON STOCK    BENEFICIALLY      BENEFICIALLY
NAME (AND ADDRESS) OF                           BENEFICIALLY        OWNED            OWNED
BENEFICIAL OWNER(1)(2)                            OWNED(3)     BEFORE OFFERING   AFTER OFFERING
----------------------                          ------------   ---------------   --------------
Janet Moore(4)................................     523,158          11.5%              --%
Zackary S. Irani(5)...........................     109,950           2.4%              --%
Dr. Robert A. Orlando(1)(6)...................      22,000             *                *
Jagdish Sandhu(1)(7)..........................       6,825             *                *
Philip B. Kaplan, M.D.(1)(8)..................       4,750             *                *
Carlos St. Aubyn Beharie M.D., MBA(1)(11).....       5,600             *                *
Francis R. Cano, Ph.D.(1).....................           0             0                0
David Burrows(1)(11)..........................           0             0                0
Peter W. McKinley.............................           0             0                0
RidgeRose Capital Partners, LLC(1)(9).........     760,000          15.4%              --%
Stilden Co., Inc.(1)(10)......................   1,150,000          20.2%              --%
All executive officers and directors as a
  group (9 persons)...........................     672,283          14.5%              --%

---------------
  *  Less than one percent (1%) of the outstanding shares of common stock.

 (1) Dr. Orlando's address is 947 West 30th Street, Los Angeles, CA 92034; Dr. Kaplan's address is 1613 Chaparral Summit Drive, Las Vegas, NV 89117; Mr. Sandhu's address is 25441 Champlain, Laguna Hills, CA 92653; Dr. Beharie's address is 583 Cherry Hill Road, Princeton, NJ 08540; Dr. Cano's address is 11 Acorn Lane, Los Altos, CA 94022; Mr. Burrows' address is 3388 Via Lido, Newport Beach, CA 92663; RidgeRose Capital Partners, LLC's address is 3388 Via Lido, Newport Beach, CA 92663; and Stilden Co., Inc.'s address is 2939 Moss Rock, Suite 100, San Antonio, TX 78230.

 (2) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934. Pursuant to the rules of the Securities and Exchange Commission, shares of common stock that each named person and group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights, are deemed outstanding for purposes of computing shares beneficially owned by and the percentage ownership of each such person and group. However, such shares are not deemed outstanding for purposes of computing the shares beneficially owned by or percentage ownership of any other person or group.

 (3) Unless otherwise noted, all shares listed are owned of record and the record owner has sole voting and investment power, subject to community property laws where applicable and the information contained in the footnotes to this table.

 (4) Includes 6,200 shares underlying options exercisable by Ms. Moore at or within 60 days after the date hereof and 8,250 shares owned by Ms. Moore's minor children.

 (5) Includes 81,450 shares underlying options exercisable by Mr. Irani at or within 60 days after the date hereof.

 (6) Includes 8,000 shares underlying options exercisable by Dr. Orlando at or within 60 days after the date hereof.

 (7) Includes 6,825 shares underlying options exercisable by Mr. Sandhu at or within 60 days after the date hereof.

 (8) Includes 2,750 shares underlying options exercisable by Dr. Kaplan at or within 60 days after the date hereof.

 (9) Includes 410,000 shares underlying warrants exercisable by TheBigStore.com at or within 60 days after the date hereof. RidgeRose is deemed to be the beneficial owner of the shares owned by TheBigStore.com by virtue of its status as a controlling shareholder of that entity. Mr. Robert J. McNulty is deemed to be the beneficial owner of the shares owned by RidgeRose Capital Partners, LLC by virtue of his status as its sole manager.

(10) Includes 410,000 shares underlying warrants exercisable by TheBigStore.com and 250,000 shares underlying warrants exercisable by TheBigHub.com. Stilden Co., Inc. is deemed to be the beneficial owner of the shares owned by both TheBigStore.com and TheBigHub.com by virtue of its status as a controlling shareholder of both entities. Frank Denny is deemed to be the beneficial owner of the shares owned by Stilden Co., Inc. by virtue of his status as its controlling shareholder. Also includes 490,000 shares underlying warrants exercisable within 60 days of the date hereof. These warrants were assigned to Stilden Co., Inc. by RJM Consulting, LLC, an entity controlled by Mr. Robert J. McNulty, pursuant to their agreement.

(11) Dr. Beharie and Mr. Burrows were nominated to our board of directors by RidgeRose Capital Partners, LLC pursuant to the terms of a Stock Purchase Agreement.

                           DESCRIPTION OF SECURITIES

     The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws and by the provisions of applicable law. Upon closing of this offering and subject to stockholder approval of our amended and restated certificate of incorporation at our annual meeting to be held in October 1999, our authorized capital stock will consist of 25,000,000 shares of common stock, $0.08 par value per share, and 5,000,000 shares of preferred stock, $0.08 par value per share.

COMMON STOCK

     As of September 14, 1999, there were 4,530,695 shares of our common stock outstanding held by 1,739 holders of record. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any shares of preferred stock issued in the future, holders of common stock are entitled to receive ratably dividends as may be declared by our board out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of our Company holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

     Upon the completion of this offering, and subject to the approval of our stockholders at our annual meeting to be held in October 1999, the board of directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares of preferred stock without any further vote or action by stockholders. These rights and preferences include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of the series. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that the holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control. We have no present plan to issue any shares of preferred stock.

OPTIONS AND WARRANTS

     As of September 14, 1999, options to purchase a total of 2,021,800 shares of our common stock were outstanding.

     Subject to approval of our stockholders at our annual meeting in October, the total number of shares of our common stock that may be subject to the granting of options under the 1999 Stock Incentive Plan shall be equal to 1,000,000 shares of common stock.

     As of September 14, 1999, there was a warrant outstanding to purchase 410,000 shares of our common stock at $5.00 per share, which expires on June 11, 2004; one warrant outstanding to purchase 250,000 shares of our common stock at $5.00 per share, which expires on September 2, 2004; and one warrant outstanding to purchase 1,000,000 shares of our common stock at $3.00 per share, which expires on June 10, 2004. These warrants become vested immediately prior to a public offering, and the holders thereof have piggyback registration rights as to the shares underlying the warrants.

DELAWARE ANTI-TAKEOVER LAW AND CHARTER PROVISIONS

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203 of the Delaware General Corporation Law, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

     Effective upon the closing of this offering, our certificate of incorporation and bylaws, among other things, require that any action required or permitted to be taken by stockholders be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing, require that advance notice be given on stockholder proposals and director nominations and prohibit cumulative voting in the election of directors. The certificate of incorporation authorizes the board of directors to issue up to 5,000,000 shares of preferred stock and to determine the rights, preferences and privileges of these shares of preferred stock without any further vote or action by the stockholders, specifies that the authorized number of directors may be changed only by a resolution of the board of directors. Special meetings of the stockholders may be called only by the board of directors, the chairman of the board of directors or the Chief Executive Officer. The provisions described above could have the effect of making it more difficult for a third-party to acquire a majority of our outstanding voting stock, or delay, prevent or deter a merger, acquisition or tender offer in which our stockholders could receive a premium for their shares, a proxy contest or other change in our management.

TRANSFER AGENT AND REGISTRAR

     U.S. Stock Transfer Corporation acts as transfer agent and registrar for our common stock.

                                  UNDERWRITING

     Certain persons who participate in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the shares, including purchases of shares to maintain their market price or purchases to cover some or all of the underwriters' short position in the shares.

     Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement"), we have agreed to sell to the underwriters named below, and they agreed to purchase, the number of shares of our common stock set forth opposite their name.

UNDERWRITER                                          NUMBER OF SHARES
-----------                                          ----------------
EBI Securities Corporation.......................
          Total..................................

     The Underwriting Agreement provides that the obligations of the underwriters is subject to approval of certain legal matters by counsel and to various other conditions. The nature of the underwriters' obligations is such that it is committed to purchase and pay for all of the above shares of our common stock if any are purchased. The underwriters propose to offer the shares of our common stock directly to the public at the public offering price set forth on the cover page of this Registration Statement.

     We have granted to the underwriters a 30-day over-allotment option to
purchase up to                additional shares of our common stock at the
public offering price less the underwriting discount. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of common stock offered hereby.

     We have also agreed to sell to the representative of the underwriters, for nominal consideration, warrants (the "Representative's Warrants") to purchase
the number of shares of our common stock equal to                percent
(     %) of the total number of shares of our common stock registered at a price
per share equal to [       ]. The Representative's Warrants will be exercisable
for a period of        (       ) years commencing one (1) year from the
effective date of this Registration Statement and will contain certain demand and "piggyback" registration rights with respect to the common stock issuable upon the exercise of the Representative's Warrants. The Representative's Warrants are not transferable (except to members of the syndicate and their affiliates). The exercise price and the number of shares issuable upon exercise may, under certain circumstances, be subject to adjustment pursuant to antidilution provisions.

     We have agreed to allow the underwriters a commission of      percent
(     %) of the public offering price of the shares of common stock.
Additionally, we will be paying the underwriters, following the closing of this offering, a nonaccountable expense allowance equal to three percent (3%) of the aggregate public offering price of the shares of common stock, less any applicable deposits.

     We have further agreed to indemnify the underwriters against certain liabilities, losses and expenses, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect thereof. We also have agreed to reimburse the underwriters for certain out-of-pocket expenses incurred in connection with the offering.

     The underwriters have advised us that they do not intend to make sales to discretionary accounts.

     Our officers, directors and other security holders who in the aggregate
beneficially own [     ] shares of our common stock have agreed not to, directly
or indirectly, sell, offer, contract to sell, make any short sale, pledge or otherwise dispose of such shares for a period of twelve (12) months after the date of the closing of this offering.

     In connection with this offering certain underwriters may engage in passive market making transactions in the shares in accordance with Rule 103 of Regulation M. Further, the underwriters' selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of our shares. These transactions may include stabilization transactions permitted by Rule 104 of Regulation M, under which persons may bid for or purchase shares to stabilize the market price. The underwriters may also create a "short position" for their own account by selling more shares in the offering than they are committed to purchase, and in that case they may purchase shares in the open market after this offering is completed to cover all or a part of their short position.

                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the issuance of our common stock offered hereby will be passed upon for us by Jeffers, Shaff & Falk, LLP, Irvine, California. Certain legal matters in connection with the offering will be passed upon for the underwriters by Troy & Gould, a Professional Corporation, Los Angeles, California. Mr. Barry D. Falk, a partner in Jeffers, Shaff & Falk, LLP, holds options and warrants to purchase up to an aggregate of 100,000 shares of our common stock.

                        CHANGE IN CERTIFYING ACCOUNTANTS

     Effective April 13, 1999, our Company's board of directors approved the engagement of BDO Seidman, LLP to serve as our independent public accountants and to conduct the audit of our financial statements for the ensuing fiscal year ending May 31, 1999. In connection with the engagement of BDO Seidman, LLP, we dismissed Corbin & Wertz, who had been engaged to audit our financial statements for the prior fiscal years. The audit reports provided by Corbin & Wertz for the fiscal years ended May 31, 1998 and 1997 did not contain any adverse opinion or a disclaimer of opinion nor was any report modified as to uncertainty, audit scope, or accounting principles. There were no disagreements between management and Corbin & Wertz on any matter of accounting principles or practices, financial statement disclosure or auditing, scope, or procedure. Prior to the engagement of BDO Seidman, LLP there were no consultations by us and BDO Seidman, LLP relating to disclosable disagreements with Corbin & Wertz, how accounting principles would be applied by BDO Seidman, LLP to a specific transaction, or the type of an opinion BDO Seidman, LLP might render.

                                    EXPERTS

     Our audited Consolidated Financial Statements included in this prospectus and elsewhere in the Registration Statement have been audited by BDO Seidman, LLP, Certified Independent Public Accountants, or Corbin & Wertz, Irvine, California, Independent Public Accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of said firms as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and this offering, reference is made to the Registration Statement, including the exhibits and schedules filed therewith, copies of which may be obtained at prescribed rates from the Commission at its principal office at 450 Fifth Street N.W., Washington, D.C. 20549, and at the following regional offices of the Commission:
75 Park Place, New York, New York 10007, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400 Chicago, Illinois, 60604. In addition, the Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other documents filed electronically with the Commission, including the Registration Statement. Descriptions contained in this prospectus as to the contents of any agreement or other documents filed as an exhibit to the Registration Statement are not necessarily complete and each such description is qualified by reference to such agreement or document.

     We intend to furnish to our stockholders annual reports containing financial statements audited and reported upon by our independent public accountants.

                        BIOMERICA, INC. AND SUBSIDIARIES

                                    CONTENTS

                                                              PAGE
                                                              -----
Report of Independent Certified Public Accountants, BDO
  Seidman, LLP..............................................    F-2
Independent Auditors' Report, Corbin & Wertz................    F-3
Consolidated Financial Statements
  Consolidated Balance Sheet as of May 31, 1999.............    F-4
  Consolidated Statements of Operations and Comprehensive
     (Loss) Income for the Years Ended May 31, 1999 and
     1998, respectively.....................................    F-5
  Consolidated Statements of Shareholders' Equity for the
     Years Ended May 31, 1999 and 1998......................    F-6
  Consolidated Statements of Cash Flows for the Years Ended
     May 31, 1999 and 1998..................................    F-7
  Notes to Consolidated Financial Statements................    F-8

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Biomerica, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheet of Biomerica, Inc. and Subsidiaries (the "Company") as of May 31, 1999, and the related consolidated statements of operations and comprehensive loss, shareholders' equity and cash flows for the year ended May 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Biomerica, Inc. and subsidiaries as of May 31, 1999, and the results of their operations and their cash flows for the year ended May 31, 1999, in conformity with generally accepted accounting principles.

                                              BDO SEIDMAN, LLP

Costa Mesa, California
July 29, 1999

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Biomerica, Inc. and Subsidiaries

     We have audited the accompanying consolidated statements of operations and comprehensive income, shareholders' equity and cash flows for the year ended May 31, 1998 of Biomerica, Inc. and subsidiaries (the "Company"). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of the operations and cash flows of Biomerica, Inc. and subsidiaries for the year ended May 31, 1998, in conformity with generally accepted accounting principles.

                                              CORBIN & WERTZ

Irvine, California
July 24, 1998

                        BIOMERICA, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                     ASSETS

                                                                MAY 31,
                                                                 1999
                                                              -----------
Current assets
  Cash and cash equivalents.................................  $ 1,669,205
  Available for-sale securities.............................      125,750
  Accounts receivable, less allowance for doubtful accounts
     and
     sales returns of $199,628..............................    1,603,257
  Inventories...............................................    3,055,095
  Notes receivable..........................................       44,485
  Prepaid expenses and other................................      296,740
                                                              -----------
          Total current assets..............................    6,794,532
                                                              -----------
Inventories, non-current....................................       25,000
                                                              -----------
Land held for investment....................................       46,000
                                                              -----------
Property and equipment, at cost.............................
  Equipment.................................................    2,446,527
  Furniture, fixtures and leasehold improvements............      743,626
                                                              -----------
                                                                3,190,153
Accumulated depreciation and amortization...................   (2,785,614)
                                                              -----------
Net property and equipment..................................      404,539
Intangible assets, net of accumulated amortization..........      448,667
Other assets................................................      130,829
                                                              -----------
                                                              $ 7,849,567
                                                              ===========

                  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Line of credit............................................  $   180,000
  Accounts payable and accrued expenses.....................    1,014,851
  Accrued compensation......................................      399,336
                                                              -----------
          Total current liabilities.........................    1,594,187
                                                              -----------
Minority interests..........................................    2,437,660

Shareholders' equity
  Common stock, $.08 par value; 10,000,000 shares
     authorized; 4,110,445 shares issued and outstanding....      328,835
  Additional paid in capital................................   12,703,339
  Accumulated other comprehensive loss......................       (8,779)
  Shareholder loan..........................................       (1,000)
  Accumulated deficit.......................................   (9,204,675)
                                                              -----------
          Total shareholders' equity........................    3,817,720
                                                              -----------
                                                              $ 7,849,567
                                                              ===========

          See accompanying notes to consolidated financial statements.

                        BIOMERICA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                        AND COMPREHENSIVE (LOSS) INCOME

                                                              YEARS ENDED MAY 31,
                                                            ------------------------
                                                               1999          1998
                                                            ----------    ----------
Net sales.................................................  $8,688,106    $9,376,498
Cost of sales.............................................   5,416,720     5,484,046
                                                            ----------    ----------
Gross profit..............................................   3,271,386     3,892,452
                                                            ----------    ----------

Operating expenses
  Selling, general and administrative.....................   3,123,740     3,108,149
  Research and development................................     458,610       553,740
                                                            ----------    ----------
          Total operating expenses........................   3,582,350     3,661,889
                                                            ----------    ----------
Operating (loss) profit...................................    (310,964)      230,563

Other income (expense)
  Interest expense........................................     (15,607)      (25,360)
  Other income............................................     292,667       152,623
                                                            ----------    ----------
(Loss) income, before minority interest in net profits of
  consolidated subsidiaries and income taxes..............     (33,904)      357,826
Minority interest in net profits of consolidated
  subsidiaries............................................     (33,240)     (196,169)
                                                            ----------    ----------
(Loss) income, before income taxes........................     (67,144)      161,657
Income tax expense........................................       5,404        20,225
                                                            ----------    ----------
Net (loss) income.........................................     (72,548)      141,432
                                                            ----------    ----------
Other Comprehensive loss, net of tax
Unrealized loss on available-for-sale securities..........     (66,681)      (40,022)
                                                            ----------    ----------
Comprehensive (loss) income...............................  $ (139,229)   $  101,410
                                                            ==========    ==========

Per share data:
  Net (loss) income (basic)...............................  $    (0.02)   $     0.04
  Net (loss) income (diluted).............................  $    (0.02)   $     0.03
                                                            ==========    ==========

Weighted average number of common and common equivalent
  shares
  Basic...................................................   4,001,755     3,951,552
                                                            ==========    ==========
  Diluted.................................................   4,001,755     4,061,235
                                                            ==========    ==========

          See accompanying notes to consolidated financial statements.

                        BIOMERICA, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                      COMMON STOCK       ADDITIONAL    ACCUMULATED OTHER
                                  --------------------     PAID-IN       COMPREHENSIVE     SHAREHOLDER   ACCUMULATED
                                   SHARES      AMOUNT      CAPITAL       INCOME(LOSS)         LOAN         DEFICIT       TOTAL
                                  ---------   --------   -----------   -----------------   -----------   -----------   ----------
Balance at June 1, 1997.........  3,889,802   $311,184   $12,429,673       $ 97,924         $     --     $(9,273,559)  $3,565,222
Change in unrealized gain on
  available-for-sale
  securities....................         --         --            --        (40,022)              --              --      (40,022)
Exercise of stock options.......     93,500      7,480        73,070             --          (71,000)             --        9,550
Stock repurchase................     (5,000)      (400)       (8,261)            --               --              --       (8,661)
Offering expenses...............         --         --        (4,771)            --               --              --       (4,771)
Compensation expense............         --         --        10,471             --               --              --       10,471
Tax benefit from exercise of
  stock options.................         --         --        12,818             --               --              --       12,818
Net income......................         --         --            --             --               --         141,432      141,432
                                  ---------   --------   -----------       --------         --------     -----------   ----------
Balance, May 31, 1998...........  3,978,302    318,264    12,513,000         57,902          (71,000)     (9,132,127)   3,686,039
Change in unrealized gain (loss)
  on available-for-sale
  securities....................         --         --            --        (66,681)              --              --      (66,681)
Payment received on shareholder
  loan..........................         --         --            --             --           70,000              --       70,000
Exercise of stock options.......    115,800      9,264       144,602             --               --              --      153,866
Stock repurchase................    (15,450)    (1,236)      (19,340)            --               --              --      (20,576)
Common stock issued in
  satisfaction of payables......     31,793      2,543        35,457             --               --              --       38,000
Compensation expense............         --         --         4,581             --               --              --        4,581
Tax benefit from exercise of
  stock options.................         --         --        25,039             --               --              --       25,039
Net loss........................         --         --            --             --               --         (72,548)     (72,548)
                                  ---------   --------   -----------       --------         --------     -----------   ----------
Balance, May 31, 1999...........  4,110,445   $328,835   $12,703,339       $ (8,779)        $ (1,000)    $(9,204,675)  $3,817,720
                                  =========   ========   ===========       ========         ========     ===========   ==========

          See accompanying notes to consolidated financial statements.

                        BIOMERICA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                FOR THE YEARS ENDED
                                                                      MAY 31,
                                                              ------------------------
                                                                 1999          1998
                                                              ----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net (loss) income.........................................  $  (72,548)   $  141,432
  Adjustments to reconcile net (loss) income to net cash
    (used in) provided by operating activities:
    Depreciation and amortization...........................     250,596       248,933
    Provision for losses on accounts receivable.............      55,569         6,649
    Loss on disposal of assets..............................       2,309         7,763
    Realized gain on sale of available-for-sale
      securities............................................    (111,885)      (66,339)
    Options issued for services rendered....................       4,581        10,471
    Common stock issued for rent............................      38,000            --
    Minority interest in net profits of consolidated
      subsidiaries..........................................      33,240       196,169
    Changes in current liabilities and assets Accounts
      receivable............................................     (52,138)     (157,690)
      Inventories...........................................    (521,543)      (91,503)
      Prepaid expenses and other............................    (147,204)        4,662
      Accounts payable and other accrued liabilities........     208,367       153,109
      Accrued compensation..................................     (45,710)      (22,742)
                                                              ----------    ----------
Net cash (used in) provided by operating activities.........    (358,366)      430,914
                                                              ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Sales of available-for-sale securities....................     254,313       205,835
  Increase in notes receivable..............................     (16,000)      (18,900)
  Purchases of property and equipment.......................    (100,824)     (110,428)
  Increase in intangible assets.............................     (73,860)      (42,358)
  Other assets..............................................    (106,915)       (8,140)
                                                              ----------    ----------
Net cash (used in) provided by investing activities.........     (43,286)       26,009
                                                              ----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net repayments of short-term borrowings and note payable
    to bank.................................................          --      (200,000)
  Payments of long-term debt and capital lease
    obligations.............................................          --       (15,848)
  Net increase (repayments) under line of credit
    agreement...............................................      80,000      (100,000)
  Repurchase by minority interests..........................     (53,008)       (2,769)
  Decrease in shareholder receivable........................      70,000             -
  Exercise of stock options.................................     153,866         9,550
  Offering expenses.........................................          --        (4,771)
  Stock repurchase..........................................     (20,576)       (8,661)
                                                              ----------    ----------
Net cash provided by (used in) financing activities.........     230,282      (322,499)
                                                              ----------    ----------
Net change in cash and cash equivalents.....................    (171,370)      134,424
CASH AND CASH EQUIVALENTS, beginning of year................   1,840,575     1,706,151
                                                              ==========    ==========
CASH AND CASH EQUIVALENTS, end of year......................  $1,669,205    $1,840,575
                                                              ==========    ==========
SUPPLEMENTAL DISCLOSURE OF CASH-FLOW INFORMATION
CASH PAID DURING THE YEAR FOR:
  Interest..................................................  $   15,607    $   25,761
                                                              ==========    ==========
  Income taxes..............................................  $    2,400    $    2,840
                                                              ==========    ==========
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES
  Change in unrealized holding gain on available-for-sale
    securities..............................................  $  (66,681)   $  (40,022)
                                                              ==========    ==========
  Reduction in taxes payable and increase in additional
    paid-in capital for exercise of non-qualified stock
    options.................................................  $   25,039    $   12,818
                                                              ==========    ==========

          See accompanying notes to consolidated financial statements.

                        BIOMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       YEARS ENDED MAY 31, 1999 AND 1998

 1. ORGANIZATION

     Biomerica, Inc. and subsidiaries (collectively "the Company") are primarily engaged in the development, manufacture and marketing of medical diagnostic kits, the design, manufacture and distribution of various orthodontic products, and the performance of specialized diagnostic testing services.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements for the years ended May 31, 1999 and 1998 (see Note 3) include the accounts of Biomerica, Inc. ("Biomerica"), Lancer Orthodontics, Inc. ("Lancer") and Allergy Immuno Technologies, Inc. ("AIT"). All significant intercompany accounts and transactions have been eliminated in consolidation.

ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could materially differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company has financial instruments whereby the fair market value of the financial instruments could be different than that recorded on a historical basis. The Company's financial instruments consist of its cash and cash equivalents, accounts receivable, notes receivable, line of credit and accounts payable. The carrying amounts of the Company's financial instruments approximate their fair values at May 31, 1999.

CONCENTRATION OF CREDIT RISK

     The Company, on occasion, maintains cash balances at certain financial institutions in excess of amounts insured by federal agencies.

     The Company provides credit in the normal course of business to customers throughout the United States and foreign markets. The Company's sales are not materially dependent on a single customer or a small group of customers. The Company performs ongoing credit evaluations of its customers. The Company does not obtain collateral with which to secure its accounts receivable. The Company maintains reserves for potential credit losses based upon the Company's historical experience related to credit losses. At May 31, 1999 one customer accounted for approximately 14% of accounts receivable.

CASH EQUIVALENTS

     Cash and cash equivalents consists of demand deposits, money market accounts and mutual funds with remaining maturities of three months or less when purchased.

                        BIOMERICA, INC. AND SUBSIDIARIES

                       YEARS ENDED MAY 31, 1999 AND 1998

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
AVAILABLE-FOR-SALE SECURITIES

     The Company accounts for investments in accordance with Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities." This statement addresses the accounting and reporting for investments in equity securities which have readily determinable fair values and all investments in debt securities. The Company's marketable equity securities are classified as available-for-sale under SFAS 115 and reported at fair value, with changes in the unrealized holding gain or loss included in shareholders' equity. Available-for-sale securities consist of common stock of unrelated publicly-traded companies and are stated at market value in accordance with SFAS 115. Cost for purposes of computing realized gains and losses is computed on a specific identification basis. The proceeds from the sale of available-for-sale securities during fiscal 1999 and 1998 totaled $254,313 and $205,835, respectively (see Note 8). The change in the net unrealized holding (loss) gain on available-for-sale securities that has been included as a separate component of shareholders' equity totaled $(66,681) and $(40,022) for the years ended May 31, 1999 and 1998, respectively.

INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out method) or market and consist primarily of orthodontic products and biological chemicals. Cost includes raw materials, labor, manufacturing overhead and purchased products. Market is determined by comparison with recent purchases or net realizable value. Such net realizable value is based on forecasts for sales of the Company's products in the ensuing years. The industries in which the Company operates are characterized by technological advancement and change. Should demand for the Company's products prove to be significantly less than anticipated, the ultimate realizable value of the Company's inventories could be substantially less than the amount shown on the accompanying consolidated balance sheet.

     Inventories consist of the following:

                                                               MAY 31,
                                                                 1999
                                                              ----------
Raw materials...............................................  $  746,386
Work in progress............................................     500,805
Finished products...........................................   1,807,904
                                                              ----------
                                                              $3,055,095
                                                              ==========

     Approximately $1,649,126 of Lancer's inventory is located at its manufacturing facility in Mexico as of May 31, 1999.

LAND HELD FOR INVESTMENT

     Land held for investment consists of a parcel of land located in the state of Utah, and is stated at the lower of cost or fair value less costs to sell.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Expenditures for additions and major improvements are capitalized. Repairs and maintenance costs are charged to operations as

                        BIOMERICA, INC. AND SUBSIDIARIES

                       YEARS ENDED MAY 31, 1999 AND 1998

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts, and gains or losses from retirements and dispositions are credited or charged to income.

     Depreciation and amortization are provided over the estimated useful lives of the related assets, ranging from 3 to 12 years, using straight-line and declining-balance methods. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the term of the lease. Depreciation expense amounted to $170,803 and $174,392 for the years ended May 31, 1999 and 1998, respectively. Approximately $120,000 of property and equipment, net of accumulated depreciation and amortization, is located at Lancer's manufacturing facility in Mexico.

     Management of the Company assesses the recoverability of property and equipment by determining whether the depreciation and amortization of such assets over their remaining lives can be recovered through projected undiscounted cash flows. The amount of impairment, if any, is measured based on fair value (projected discounted cash flows) and is charged to operations in the period in which such impairment is determined by management. Management has determined that there is no impairment of property and equipment at May 31, 1999.

INTANGIBLE ASSETS

     Intangible assets are being amortized using the straight-line method over 18 years for marketing and distribution rights and purchased technology use rights, and over 17 years for patents. Marketing and distribution rights include repurchased sales territories. Technology use rights consists of the 1985 purchase (the "Purchase") by Lancer of the manufacturing assets and technology of Titan Research Associates, Ltd. ("Titan"). Prior to the Purchase, certain former officers of Lancer and shareholders of Lancer owned 29% of Titan. Prior to the Purchase, the Company paid royalties ranging from 15% to 20% of gross sales, as defined, to license such technology. Amortization amounted to $79,793 and $74,541 for the years ended May 31, 1999 and 1998, respectively (see Note
4).

     The Company assesses the recoverability of these intangible assets by determining whether the amortization of the asset's balance over its remaining life can be recovered through projected undiscounted future cash flows. The amount of impairment, if any, is measured based on fair value and charged to operations in the period in which the impairment is determined by management. Management has determined that there was no impairment of intangible assets as of May 31, 1999.

RISKS AND UNCERTAINTIES

     Licenses -- Certain of the Company's sales of products are governed by license agreements with outside third parties. All of such license agreements to which the Company currently is a party are for fixed terms which will expire after ten years or upon the expiration of the underlying patents. After the expiration of the agreements or the patents, the Company is free to use the technology that had been licensed. There can be no assurance that the Company will be able to obtain future license agreements as deemed necessary by management. The loss of some of the current licenses or the inability to obtain future licenses could have an adverse affect on the Company's financial position and operations. Historically, the Company has successfully obtained all the licenses it believed necessary to conduct its business.

                        BIOMERICA, INC. AND SUBSIDIARIES

                       YEARS ENDED MAY 31, 1999 AND 1998

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     Government Regulation -- Biomerica's immunodiagnostic products are regulated in the United States as medical devices primarily by the FDA and as such, require regulatory clearance or approval prior to commercialization in the United States. Pursuant to the Federal Food, Drug and Cosmetic Act, and the regulations promulgated thereunder, the FDA regulates, among other things, the clinical testing, manufacture, labeling, promotion, distribution, sale and use of medical devices in the United States. Failure of Biomerica to comply with applicable regulatory requirements can result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, the government's refusal to grant premarket clearance or premarket approval of devices, withdrawal of marketing approvals, and criminal prosecution.

     Sales of medical devices outside the United States are subject to foreign regulatory requirements that vary widely from country to country. The time required to obtain registrations or approvals required by foreign countries may be longer or shorter than that required for FDA clearance or approval, and requirements for licensing may differ significantly from FDA requirements. There can be no assurance that Biomerica will be able to obtain regulatory clearances for its current or any future products in the United States or in foreign markets.

     Lancer's products are subject to regulation by the FDA under the Medical Device Amendments of 1976 (the "Amendments"). Lancer has registered with the FDA as required by the Amendments. There can be no assurance that Lancer will be able to obtain regulatory clearances for its current or any future products in the United States or in foreign markets.

     Risk of Product Liability -- Testing, manufacturing and marketing of Biomerica's products entail risk of product liability. Biomerica currently has product liability insurance. There can be no assurance, however, that Biomerica will be able to maintain such insurance at a reasonable cost or in sufficient amounts to protect Biomerica against losses due to product liability. An inability could prevent or inhibit the commercialization of Biomerica's products. In addition, a product liability claim or recall could have a material adverse effect on the business or financial condition of the Company.

     Lancer is subject to the same risks of product liability. Lancer currently has product liability insurance. Lancer also is subject to the risk of loss of its product liability insurance and the consequent exposure to liability.

     Hazardous Materials -- Biomerica's research and development involves the controlled use of hazardous materials and chemicals. Although Biomerica believes that safety procedures for handling and disposing of such materials comply with the standards prescribed by state and Federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company may incur substantial costs to comply with environmental regulations.

STOCK-BASED COMPENSATION

     During 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," which defines a fair value based method of accounting for stock-based compensation. However, SFAS 123 allows an entity to continue to measure compensation cost related to stock and stock

                        BIOMERICA, INC. AND SUBSIDIARIES

                       YEARS ENDED MAY 31, 1999 AND 1998

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting method of APB 25 must make pro forma disclosures of net (loss) income and (loss) earnings per share, as if the fair value method of accounting defined in SFAS 123 had been applied (see Note 6). The Company has elected to account for its stock-based compensation to employees under APB 25.

MINORITY INTEREST

     Minority interest represents the minority shareholders' proportionate share of the equity of Lancer and AIT. At May 31, 1999, Biomerica owned 30.76% of Lancer (see Note 3) and 74.6% of AIT (see Note 3).

     Minority interest of Lancer includes $185,242, represented by 370,483 shares of Series D redeemable convertible preferred stock. Each share of Series D preferred stock is entitled to a $.04 non-cumulative dividend and is convertible at the option of the holder into common stock at the rate of seven shares of preferred stock for one share of common stock of Lancer. Lancer, at its option, can redeem outstanding shares of the preferred stock for $.50 per share after December 31, 1994. There were no dividends declared or paid in 1999 or 1998.

REVENUE RECOGNITION

     Revenues from product sales are recognized at the time the product is shipped. Revenues from specialized diagnostic testing services are recognized when the related services are performed.

INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under the asset and liability method of Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

     Biomerica, Lancer and AIT file separate income tax returns for Federal and state income tax purposes.

ADVERTISING COSTS

     The Company reports the cost of all advertising as expense in the period in which those costs are incurred. Advertising costs were approximately $105,000 and $77,000 for the years ended May 31, 1999 and 1998, respectively.

                        BIOMERICA, INC. AND SUBSIDIARIES

                       YEARS ENDED MAY 31, 1999 AND 1998

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(LOSS) EARNINGS PER SHARE

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings Per Share" ("EPS"). SFAS 128 requires dual presentation of basic EPS and diluted EPS on the face of all income statements issued after December 15, 1997 for all entities with complex capital structures. Basic EPS is computed as net (loss) income divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants and other convertible securities.

RECLASSIFICATIONS

     Certain amounts in the 1998 consolidated financial statements have been reclassified to conform to the 1999 presentation.

     The following table illustrates the required disclosure of the reconciliation of the numerators and denominators of the basic and diluted EPS computations.

                                             FOR THE YEAR ENDED MAY 31, 1999
                                        -----------------------------------------
                                           LOSS           SHARES        PER SHARE
                                        (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                        -----------    -------------    ---------
BASIC EPS --
  Loss available to common
     shareholders.....................   $(72,548)       4,001,755       $(0.02)
                                         ========        =========       ======
EFFECT OF DILUTIVE SECURITIES --
  Options.............................         --               --
                                         --------        ---------       ------
DILUTED EPS --
  Loss available to common
     shareholders plus assumed
     conversions......................   $(72,548)       4,001,755       $(0.02)
                                         ========        =========       ======

     As of May 31, 1999, there was a total of 454,050 potential dilutive shares of common stock.

                                             FOR THE YEAR ENDED MAY 31, 1998
                                        -----------------------------------------
                                          INCOME          SHARES        PER SHARE
                                        (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                        -----------    -------------    ---------
BASIC EPS --
  Income available to common
     shareholders.....................   $141,432        3,951,552        $0.04
                                         ========        =========        =====
EFFECT OF DILUTIVE SECURITIES --
  Options.............................         --          109,683
                                         --------        ---------        -----
DILUTED EPS --
  Income available to common
     shareholders plus assumed
     conversions......................   $141,432        4,061,235        $0.03
                                         ========        =========        =====

SEGMENT REPORTING

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information"

                        BIOMERICA, INC. AND SUBSIDIARIES

                       YEARS ENDED MAY 31, 1999 AND 1998

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
("SFAS 131"). SFAS 131 requires public companies to report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to shareholders. It also requires entity-wide disclosures about the product, services an entity provides, the material countries in which it holds assets and reports revenues, and its major customers. The Company adopted the provisions of this statement for 1999 annual reporting. These disclosure requirements had no impact on the Company's financial position or results of operations, or the Company's existing segment disclosures.

REPORTING COMPREHENSIVE INCOME

     In June 1997, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting the components of comprehensive income and requires that all items that are required to be recognized under accounting standards as components of comprehensive income be included in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes net income as well as certain items that are reported directly within a separate component of stockholders' equity. The Company adopted the provisions of this statement in 1998.

 3. CONSOLIDATED SUBSIDIARIES

     Lancer is engaged in the design, manufacture and distribution of orthodontic products. During 1998, Lancer repurchased 5,000 shares of its common stock for aggregate consideration of $5,220. During 1999, Lancer issued 10,625 shares of its common stock to Biomerica for certain management and consulting services valued at $8,500. During 1999, Lancer repurchased 25,372 shares of its common stock for aggregate consideration of $25,950. The result of these transactions increased Biomerica's direct ownership percentage of Lancer to 30.76% and increased its direct and indirect (via agreements with certain shareholders) voting control over Lancer to 51.32% as of May 31, 1999. Biomerica's direct ownership percentage of Lancer was 29.9% and indirect voting control over Lancer was 50.34% as of May 31, 1998.

     During fiscal 1994, Biomerica received warrants to purchase 72,619 shares of Lancer's common stock at $.25 per share and options to purchase 20,000 shares of Lancer's common stock at $.28 per share. Both the options and warrants expired in April 1998.

     AIT provides immune allergy testing and products to physicians and medical institutions. During 1998, 1,916,429 shares of AIT were subscribed to Biomerica in exchange for debt (see Note 6) and 35,000 shares of AIT were issued to two AIT employees. The net effect of these issues increased Biomerica's interest in AIT to 74.6%.

                        BIOMERICA, INC. AND SUBSIDIARIES

                       YEARS ENDED MAY 31, 1999 AND 1998

 3. CONSOLIDATED SUBSIDIARIES (CONTINUED)
     Operating results for Lancer and AIT in the aggregate for the years ended May 31, 1999 and 1998, which are included in the consolidated operating results of the Company, are as follows:

                                                       1999          1998
                                                    ----------    ----------
Net sales.........................................  $6,229,847    $6,293,254
Cost of sales.....................................   3,868,141     3,734,537
                                                    ----------    ----------
     Gross profit.................................   2,361,706     2,558,717
                                                    ----------    ----------
Operating expenses:
  Selling, general and administrative.............   2,206,839     2,218,890
  Research and development........................     178,393       188,359
                                                    ----------    ----------
          Total operating expenses................   2,385,232     2,407,249
                                                    ----------    ----------
Other income (expense):
  Interest expense................................     (15,607)      (25,360)
  Other income, net...............................     104,329         1,943
                                                    ----------    ----------
                                                        88,722       (23,417)
                                                    ----------    ----------
Income before income taxes........................      65,196       128,051
Income tax expense................................       5,404         1,600
                                                    ----------    ----------
Net income........................................  $   59,792    $  126,451
                                                    ==========    ==========

 4. INTANGIBLE ASSETS

     Intangible assets, net of accumulated amortization, consist of the following:

                                                                MAY 31,
                                                                 1999
                                                              -----------
Marketing and distribution rights...........................  $   442,750
Technology use rights.......................................      858,328
Patents and other...........................................      152,080
                                                              -----------
                                                                1,453,158
Less accumulated amortization...............................   (1,004,491)
                                                              -----------
                                                              $   448,667
                                                              ===========

     Included in marketing and distribution rights are repurchased sales territories by Lancer which are being amortized over the estimated useful life of eighteen years. In each of the fiscal years 1999 and 1998, the Company recorded amortization expense of $24,900 related to repurchased sales territories.

     During fiscal 1985, Lancer purchased certain assets and technology which is being amortized over the estimated useful life of eighteen years. Lancer recorded amortization expense of $48,696 for each of the years ended May 31, 1999 and 1998 related to these assets.

     Amortization expense related to patents and other which is included in the accompanying consolidated statements of operations amounted to $6,197 and $945 for the years ended May 31, 1999 and 1998, respectively.

                        BIOMERICA, INC. AND SUBSIDIARIES

                       YEARS ENDED MAY 31, 1999 AND 1998

 5. LINE OF CREDIT

     At May 31, 1999, Lancer had a $1,000,000 line of credit with a bank. Borrowings are made at prime plus .75% (8.5% at May 31, 1999) and are limited to specified percentages of eligible accounts receivable. The unused portion available to Lancer under the line of credit at May 31, 1999 was $239,213. The line of credit expires on November 3, 1999. As of May 31, 1999, there was $180,000 outstanding under the line of credit. Lancer was in compliance with its bank covenants as of May 31, 1999.

     The following summarizes information on short-term borrowings for the year ended May 31, 1999:

                                                              MAY 31,
                                                                1999
                                                              --------
Average month end balance...................................  $173,333
Maximum balance outstanding at any month end................  $200,000
Weighted average interest rate (computed by dividing
  interest expense by average monthly balance)..............       9.0%
Interest rate at year end...................................       8.5%

 6. SHAREHOLDERS' EQUITY

SHAREHOLDER LOAN

     During fiscal 1998, the estate of the chief executive officer exercised a stock option to purchase 25,000 common shares at $0.80 per share and 60,000 common shares at $0.85 per share for a total of $71,000 via a shareholder loan. During 1999, $70,000 of the shareholder loan was repaid. The unpaid balance has been reflected as a shareholder loan in the accompanying consolidated financial statements. The loan is interest free and is due on demand. The loan is secured by the unpaid compensation due to the estate (see Note 10) which is also non-interest bearing.

1995 AND 1991 STOCK OPTION AND RESTRICTED STOCK PLANS

     In December 1991, the Company adopted a stock option and restricted stock plan (the "1991 Plan") which provides that non-qualified options and incentive stock options and restricted stock covering an aggregate of 350,000 of the Company's unissued common stock may be granted to officers, employees or consultants of the Company. Options granted under the 1991 Plan may be granted at prices not less than 85% of the then fair market value of the common stock, vest at not less than 20% per year and expire not more than 10 years after the date of grant.

     In January 1996, the Company adopted a stock option and restricted stock plan (the "1995 Plan") which provides that non-qualified options and incentive stock options and restricted stock covering an aggregate of 500,000 of the Company's unissued common stock may be granted to affiliates, employees or consultants of the Company. Options granted under the 1995 Plan may be granted at prices not less than 85% of the then fair market value of the common stock and expire not more than 10 years after the date of grant.

     During 1997, the Company granted options to purchase 72,000 and 45,000 shares of common stock at exercise prices of $1.90 and $1.92 per share, respectively, to various employees of the Company. The options vest over a period ranging from four to five years.

                        BIOMERICA, INC. AND SUBSIDIARIES

                       YEARS ENDED MAY 31, 1999 AND 1998

 6. SHAREHOLDERS' EQUITY (CONTINUED)
During 1997, the Company granted options to purchase 18,000 and 5,000 shares of common stock at exercise prices of $1.90 and $3.00 per share respectively, to various consultants of the Company. Management recorded $10,471 during the year ended May 31, 1998 of expense related to the granting of these options.

     During 1998, the Company granted options to purchase 152,500 shares at an exercise price of $1.85 to employees and a total of 1,500 shares to non-employees, at an exercise price of $1.91. Management elected not to record any compensation expense related to the options issued to nonemployees, as such was immaterial.

     During 1999, the Company granted options to purchase 2,000, 179,850 and 27,900 shares of its common stock at an exercise prices of $0.90, $0.86 and $0.85, respectively, to employees and 2,000 and 7,000 shares to non-employees, at exercise prices of $0.90 and $0.86, respectively. The Company recorded $4,581 in compensation expense related to the options issued to non-employees, calculated using the Black Scholes option model.

     Activity as to stock options under the 1991 and 1995 plans are as follows:

                                                                      WEIGHTED
                                          NUMBER                      AVERAGE
                                         OF STOCK     PRICE RANGE     EXERCISE
                                         OPTIONS       PER SHARE       PRICE
                                         --------    -------------    --------
Options outstanding at June 1, 1997....   332,600    $ .80 - $3.00     $1.48
Options granted........................   154,000    $1.85 - $1.91     $1.83
Options exercised......................   (93,500)   $ .85 - $1.90     $ .86
Options canceled or expired............   (36,750)   $1.90 - $3.00     $2.56
                                                     -------------     -----
Options outstanding at May 31, 1998....   356,350    $ .80 - $3.00     $1.69
Options granted........................   218,750    $ .85 - $ .90     $ .86
Options exercised......................  (115,800)   $ .80 - $3.00     $1.33
Options canceled or expired............    (5,250)   $ .85 - $1.85     $1.80
                                                     -------------     -----
Options outstanding at May 31, 1999....   454,050    $ .80 - $3.00     $1.38
                                                     =============     =====
Options exercisable at May 31, 1999....   237,749    $ .80 - $3.00     $1.38
                                                     =============     =====

     The weighted average fair value of options granted during 1999 and 1998 was $0.68 and $1.18, respectively.

     The following summarizes information about the Company's stock options outstanding at May 31, 1999:

                                WEIGHTED
                   NUMBER        AVERAGE     WEIGHTED     NUMBER      WEIGHTED
                 OUTSTANDING    REMAINING    AVERAGE    EXERCISABLE   AVERAGE
   RANGE OF        MAY 31,     CONTRACTUAL   EXERCISE   AT MAY 31,    EXERCISE
EXERCISE PRICES     1999          LIFE        PRICE        1999        PRICE
---------------  -----------   -----------   --------   -----------   --------
$ .80 - $ .90      224,300        4.20        $ .85       116,174      $ .84
$1.85 - $1.92      227,000        3.25        $1.88       120,075      $1.88
$        3.00        2,750        2.13        $3.00         1,500      $3.00

                        BIOMERICA, INC. AND SUBSIDIARIES

                       YEARS ENDED MAY 31, 1999 AND 1998

 6. SHAREHOLDERS' EQUITY (CONTINUED)
SFAS 123 PRO FORMA INFORMATION

     Pro forma information regarding net (loss) income and (loss) earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS
123. The fair value for these options was estimated at the date of grant using the Black Scholes option pricing model with the following assumptions for the years ended May 31, 1999 and 1998; risk free interest rates of 4.9% and 5.74%, respectively; dividend yield of 0%; expected life of the options of 3 years; and volatility factors of the expected market price of the Company's common stock of 112% and 73%, respectively.

     The Black Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option vesting period. Adjustments are made for options forfeited prior to vesting. The effect on compensation expense, net (loss) income, and net (loss) income per share (basic and diluted) had compensation costs for the Company's stock option plans been determined based on fair value on the date of grant consistent with the provisions of SFAS 123 are as follows:

                                                             MAY 31,
                                                      ---------------------
                                                        1999         1998
                                                      ---------    --------
Net (loss) income, as reported......................  $ (72,548)   $141,432
Adjustment to compensation expense under SFAS 123...   (213,436)    (24,688)
                                                      ---------    --------
Net (loss) income, pro forma........................  $(285,984)   $116,744
                                                      =========    ========
Pro forma net (loss) income per share -- basic......  $   (0.07)   $   0.03
                                                      =========    ========
Pro forma net (loss) income per share -- diluted....  $   (0.07)   $   0.03
                                                      =========    ========

STOCK ACTIVITY

     During 1998, the Company incurred an additional $4,771 of offering costs related to a 1997 stock issuance.

     During 1999, the Company repurchased 15,540 shares of its common stock at an aggregate cost of $20,576.

     During 1999, the Company issued 31,793 shares of its common stock valued at $38,000 in satisfaction of accrued rent.

SUBSIDIARY OPTIONS AND WARRANTS

     During fiscal 1998, AIT granted options to purchase 1,185,000 shares of common stock to various employees and directors of AIT, including an option to purchase 250,000 shares granted

                        BIOMERICA, INC. AND SUBSIDIARIES

                       YEARS ENDED MAY 31, 1999 AND 1998

 6. SHAREHOLDERS' EQUITY (CONTINUED)
to Biomerica, Inc., the parent company. The exercise price will be the fair market value AIT's common stock on the date when certain conditions are met, as defined. The options will vest 50% per year and expire over five years.

     During 1998, intercompany advances outstanding of $134,150 were retired by the Company, in exchange for 1,916,429 shares of AIT's previously unissued common stock.

     During 1999, Lancer granted options to purchase 138,500 shares of its common stock at an exercise price of $1.00 to employees and options to purchase 29,000 shares of its common stock to non-employees, at an exercise price of $1.00.

 7. INCOME TAXES

     Income tax expense for the years ended May 31, 1999 and 1998 consists of the following current provisions:

                                                               MAY 31,
                                                          -----------------
                                                           1999      1998
                                                          ------    -------
U.S. Federal............................................  $   --    $    --
State and local.........................................   5,404     20,225
                                                          ------    -------
                                                          $5,404    $20,225
                                                          ======    =======

     Income tax expense differs from the amounts computed by applying the U.S. Federal income tax rate of 34 percent to pretax (loss) income as a result of the following:

                                                             MAY 31,
                                                       --------------------
                                                         1999        1998
                                                       --------    --------
Computed "expected" tax (benefit) expense............  $(22,829)   $ 54,963
Increase (reduction) in income taxes resulting from:
  Meals and entertainment............................     9,945       4,864
  Change in net operating loss carryforwards.........    22,829     (54,963)
  Other, net.........................................      (917)     18,840
  Equity in earnings of affiliates not subject to
     taxation because of dividends-received deduction
     for tax purposes................................    (9,028)    (23,704)
  State income taxes.................................     5,404      20,225
                                                       --------    --------
                                                       $  5,404    $ 20,225
                                                       ========    ========

                        BIOMERICA, INC. AND SUBSIDIARIES

                       YEARS ENDED MAY 31, 1999 AND 1998

 7. INCOME TAXES (CONTINUED)
     The tax effect of temporary differences that give rise to significant portions of liabilities are presented below.

                                                                MAY 31,
                                                                 1999
                                                              -----------
Deferred tax assets:
  Accounts receivable, principally due to allowance for
     doubtful accounts and sales returns....................  $    79,898
  Inventories, principally due to additional costs
     inventoried for tax purposes pursuant to the Tax Reform
     Act of 1986 and allowance for inventory obsolescence...      116,632
  Compensated absences and deferred payroll, principally due
     to accrual for financial reporting purposes............      141,985
  State net operating loss carryforwards....................       19,643
  Federal net operating loss carryforwards..................    2,653,495
  Tax credit carryforwards..................................      230,094
  Investment in affiliates..................................      396,748
                                                              -----------
                                                                3,638,495
Less valuation allowance....................................   (3,584,545)
                                                              -----------
Net deferred tax asset......................................       53,950
Deferred tax liability:
  Marketing rights, principally due to amortization.........      (53,950)
                                                              -----------
Net deferred tax liability..................................  $        --
                                                              ===========

     The Company has provided a valuation allowance with respect to substantially all of its deferred tax assets as of May 31, 1999 and 1998. Management provided such allowance as it is currently more likely than not that tax-planning strategies will not generate taxable income sufficient to realize such assets in foreseeable future reporting periods.

     As of May 31, 1999, Biomerica had net tax operating loss carryforwards of approximately $4,236,000 and investment tax and research and development credits of approximately $27,525, which are available to offset future Federal tax liabilities. The carryforwards expire at varying dates from 2000 to 2012.

     As of May 31, 1999, Lancer had net tax operating loss carryforwards of approximately $1,848,000 and business tax credits of approximately $173,174 available to offset future Federal tax liabilities. The carryforwards expire at varying dates from 2000 to 2012.

     As of May 31, 1999, AIT had net tax operating loss carryforwards of approximately $1,719,000 and business tax credits of approximately $29,395 available to offset future Federal tax liabilities. The carryforwards expire at varying dates from 2000 to 2012. AIT also had net tax operating loss carryforwards of approximately $337,000 to offset future California taxable income, expiring at varying dates between 1997 and 2001.

     The Tax Reform Act of 1986 includes provisions which limit the Federal net operating loss carryforwards available for use in any given year if certain events, including a significant change in stock ownership, occur.

                        BIOMERICA, INC. AND SUBSIDIARIES

                       YEARS ENDED MAY 31, 1999 AND 1998

 8. OTHER INCOME

     Other income consists of the following for the years ending May 31:

                                                             MAY 31,
                                                       --------------------
                                                         1999        1998
                                                       --------    --------
Realized gains on available-for-sale securities......  $111,885    $ 66,339
Dividend and interest income.........................    76,453      84,341
Consulting...........................................   100,000          --
Other................................................     4,329       1,943
                                                       --------    --------
                                                       $292,667    $152,623
                                                       ========    ========

     During 1999, AIT earned $100,000 as a non-recurring consulting fee from an unrelated entity.

                        BIOMERICA, INC. AND SUBSIDIARIES

                       YEARS ENDED MAY 31, 1999 AND 1998

 9. BUSINESS SEGMENTS

     Reportable business segments for the years ended May 31, 1999 and 1998 are as follows:

                                                       1999          1998
                                                    ----------    ----------
Domestic sales:
  Orthodontic products............................  $3,413,000    $3,456,000
                                                    ==========    ==========
  Medical diagnostic products.....................  $  868,000    $1,585,000
                                                    ==========    ==========
Foreign sales:
  Orthodontic products............................  $2,746,000    $2,738,000
                                                    ==========    ==========
  Medical diagnostic products.....................  $1,661,000    $1,597,000
                                                    ==========    ==========
Net sales:
  Orthodontic products............................  $6,159,000    $6,194,000
  Medical diagnostic products.....................   2,529,000     3,182,000
                                                    ----------    ----------
Total.............................................  $8,688,000    $9,376,000
                                                    ==========    ==========
Operating profit (loss):
  Orthodontic products............................  $   60,000    $  284,000
  Medical diagnostic products.....................    (371,000)      (53,000)
                                                    ----------    ----------
Total.............................................  $ (311,000)   $  231,000
                                                    ==========    ==========
Identifiable assets:
  Orthodontic products............................  $4,018,000    $3,706,000
  Medical diagnostic products.....................   3,383,000     3,334,000
                                                    ----------    ----------
Total.............................................  $7,401,000    $7,040,000
                                                    ==========    ==========
Total assets:
  Orthodontic products............................  $4,327,000    $4,089,000
  Medical diagnostic products.....................   3,523,000     3,406,000
                                                    ----------    ----------
Total.............................................  $7,850,000    $7,495,000
                                                    ==========    ==========
Depreciation and amortization expense:
  Orthodontic products............................  $  172,000    $  180,000
  Medical diagnostic products.....................      79,000        69,000
                                                    ----------    ----------
Total.............................................  $  251,000    $  249,000
                                                    ==========    ==========
Capital expenditures:
  Orthodontic products............................  $   71,000    $   45,000
  Medical diagnostic products.....................      30,000        65,000
                                                    ----------    ----------
Total.............................................  $  101,000    $  110,000
                                                    ==========    ==========

     The net sales as reflected above consist of sales to unaffiliated customers only as there were no significant intersegment sales during fiscal years 1999 and 1998. No customer accounted for more than 10% of net sales during fiscal years 1999 and 1998.

                        BIOMERICA, INC. AND SUBSIDIARIES

                       YEARS ENDED MAY 31, 1999 AND 1998

 9. BUSINESS SEGMENTS (CONTINUED)
     Geographic information regarding net sales and operating profits is as follows:

                                                       1999          1998
                                                    ----------    ----------
Net sales:
  United States...................................  $4,638,000    $5,041,000
  Europe..........................................   1,710,000     1,798,000
  South America...................................     749,000       810,000
  Asia............................................     426,000       878,000
  Other foreign...................................   1,165,000       849,000
                                                    ----------    ----------
          Total net sales.........................  $8,688,000    $9,376,000
                                                    ==========    ==========
Operating profit (loss):
  United States...................................  $ (267,000)   $   (9,000)
  Europe..........................................      35,000       114,000
  South America...................................      26,000        59,000
  Asia............................................     (69,000)       14,000
  Other foreign...................................     (36,000)       53,000
                                                    ----------    ----------
          Total operating profit..................  $ (311,000)   $  231,000
                                                    ==========    ==========

     Identifiable assets by business segment are those assets that are used in the Company's operations in each industry. Identifiable assets are held primarily in the United States. The Company's interests in AIT, whose operations are in the United States, are vertically integrated with the Company's operations in the medical diagnostic products industry.

10. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     Biomerica leases its primary facility under a non-cancelable operating lease which expired on May 31, 1998. The lease is currently month-to-month. AIT leases its primary facility under a month-to-month operating lease. These facilities are owned and operated by four of the Company's shareholders. The lease rate is $12,720 and $1,400 per month, respectively.

     Lancer leases its main facility under a non-cancelable operating lease expiring December 31, 2003, as extended, which requires monthly rentals that increase annually, from $2,900 per month (1994) to $6,317 per month (2003). The lease expense is being recognized on a straight-line basis over the term of the lease.

     Effective November 1, 1998, Lancer entered into a non-cancelable operating lease for its Mexico facility expiring October 31, 2003, which requires average monthly rentals of approximately $5,500. The rentals are subject to annual increases based on the United States Consumer Price Index. Prior to April 1, 1996, such was included in amounts paid under the terms of the manufacturing agreement as discussed below.

                        BIOMERICA, INC. AND SUBSIDIARIES

                       YEARS ENDED MAY 31, 1999 AND 1998

10. COMMITMENTS AND CONTINGENCIES (CONTINUED)
     Rental expense for all operating leases amounted to approximately $294,000 and $263,000 for the years ended May 31, 1999 and 1998, respectively. The future annual minimum payments are as follows:

                  YEARS ENDING MAY 31,                      AMOUNT
                  --------------------                     --------
2000.....................................................  $307,802
2001.....................................................   140,994
2002.....................................................   143,733
2003.....................................................   146,587
2004.....................................................    74,884
                                                           --------
Minimum lease payments...................................  $814,000
                                                           ========

MANUFACTURING AGREEMENT

     In May 1990, Lancer entered into a manufacturing subcontractor agreement (the "Manufacturing Agreement"), whereby the subcontractor agreed to provide manufacturing services to Lancer through its affiliated entities located in Mexicali, B.C., Mexico. Lancer moved the majority of its manufacturing operations to Mexico during fiscal 1992 and 1991. Under the terms of the original agreement, the subcontractor manufactured Lancer's products based on an hourly rate per employee based on the number of employees in the subcontractor's workforce. As the number of employees increase, the hourly rate decreases. In December 1992, Lancer renegotiated the Manufacturing Agreement changing from an hourly rate per employee cost to a pass through of actual costs plus a weekly administrative fee. The amended Manufacturing Agreement gives Lancer greater control over all costs associated with the manufacturing operation. In July 1994, Lancer again renegotiated the Manufacturing Agreement reducing the administrative fee and extending the Manufacturing Agreement through June 1998. In March 1996, Lancer agreed to extend the manufacturing agreement through October 1998, to coincide with the building lease. Effective April 1, 1996, Lancer leased the Mexicali facility under a separate agreement, as discussed above. During 1999, Lancer agreed to extend the Manufacturing Agreement through October 2003. After June 1996, either party may cancel the agreement with three months notice. Lancer has retained the option to convert the manufacturing operation to a wholly-owned subsidiary of Lancer at any time without penalty. Should Lancer discontinue operations in Mexico, it is responsible for the accumulated employee seniority obligation as prescribed by Mexican law. At May 31, 1999, this obligation was approximately $287,000. Such obligation is contingent in nature and accordingly has not been accrued in the accompanying consolidated balance sheet.

EMPLOYMENT AGREEMENT

     In June 1986, the Company entered into an employment agreement with its then chief executive officer. In May 1996, the agreement was extended for an additional three years expiring in May 1999. This agreement was cancelled in April 1997. This agreement required minimum annual compensation payments of $169,000 and provided for periodic cost of living increases. The chief executive officer was paid approximately $81,000 during the year ended May 31, 1996. The chief executive officer and the Company agreed to amend the employment agreement for fiscal year 1995, whereby the chief executive officer would not receive any deferred compensation for the period June 1994 through November 1994 of approximately

                        BIOMERICA, INC. AND SUBSIDIARIES

                       YEARS ENDED MAY 31, 1999 AND 1998

10. COMMITMENTS AND CONTINGENCIES (CONTINUED)
$54,500 and instead received 60,000 stock options (see Note 6). Approximately $289,000 of the total accrued compensation included in the 1999 consolidated balance sheet is due to the chief executive officer's estate.

LICENSE AND ROYALTY AGREEMENT

     Lancer has entered into a number of license and/or royalty agreements pursuant to which it has obtained rights to manufacture and market certain products. The agreements are for various durations expiring through 2007 and they require the Company to make payments based on the sales of the individual licensed products.

     Lancer has entered into license agreements expiring in 2006 whereby, for cash consideration, the counter party has obtained the rights to manufacture and market certain products patented by Lancer.

RETIREMENT SAVINGS PLAN

     Effective September 1, 1986, the Company established a 401(k) plan for the benefit of its employees. The plan permits eligible employees to contribute to the plan up to the maximum percentage of total annual compensation allowable under the limits of Internal Revenue Code Sections 415, 401(k) and 404. The Company, at the discretion of its Board of Directors, may make contributions to the plan in amounts determined by the Board each year. No contributions by the Company have been made since the plan's inception.

11. SUBSEQUENT EVENTS

     On June 11, 1999, the Company issued 1,200,000 options to purchase shares of the Company's stock to employees and non-employees. The purchase price of the options is $3.00 per share. The options are exercisable for a period of ten years. In addition, the Company issued 1,660,000 stock purchase warrants to unaffiliated entities for consulting and other services rendered and to be rendered. The holder is granted the right to purchase common stock at an exercise price of $5.00 (as to 660,000 warrants) and $3.00 (as to 1,000,000 warrants) per share through the year 2005.

     On June 11, 1999, the Company entered into a Back-End Processing Agreement with an unaffiliated entity. The unaffiliated entity will develop customized back-end processing to enable the Company to process customer prescription orders on-line and insurance claims and payments. In addition, the unaffiliated entity transferred and assigned to the Company the right, title and interest in and to the internet domain name "TheBigRX.com" and all rights to any trademark relating thereto.

     On June 11, 1999, the Company completed two private placement agreements to sell and issue a total of 400,000 (50,000 of which were sold to related parties) shares of the Company's common stock at $5.00 per share. The Company also issued 8,000 shares of common stock to a consultant for services provided.

     Between July 1, 1999 and September 14, 1999, the Company granted 380,000 options to purchase shares of the Company's stock to employees and non-employees. The purchase price of the options range from $2.06 to $2.75 per share.

                        BIOMERICA, INC. AND SUBSIDIARIES

                       YEARS ENDED MAY 31, 1999 AND 1998

11. SUBSEQUENT EVENTS (CONTINUED)
     On June 16, 1999, the Company entered into a Letter of Intent with an underwriter with respect to a secondary public offering. It is anticipated the offering will consist of approximately 1,500,000 to 1,700,000 shares of the Company's previously unissued common stock. The offering price per share will be subject to market and other conditions at the time of the offering.

------------------------------------------------------
------------------------------------------------------

     YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU INFORMATION DIFFERENT THAN THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE, REGARDLESS OF THE TIME YOU RECEIVE THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Prospectus Summary...................    3
Risk Factors.........................    8
Use of Proceeds......................   23
Price Range of Common Stock..........   24
Dividend Policy......................   24
Capitalization.......................   25
Selected Consolidated Financial
  Data...............................   26
Management's Discussion and
  Analysis...........................   27
Business.............................   31
Legal Proceedings....................   53
Management...........................   54
Certain Relationships and Related
  Transactions.......................   61
Security Ownership of Certain
  Beneficial Owners and Management...   63
Description of Securities............   65
Underwriting.........................   66
Legal Matters........................   63
Change in Certifying Accountants.....   67
Experts..............................   68
Additional Information...............   68
Index to Financial Statements........  F-1

                            ------------------------
     UNTIL           , 1999, ALL DEALERS THAT EFFECT TRANSACTIONS IN THE COMMON
STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS NOT IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                             SHARES

                             [THE BIG RX.COM LOGO]
                                  COMMON STOCK
                               -----------------
                                   PROSPECTUS
                               -----------------
                                          , 1999
------------------------------------------------------
------------------------------------------------------

               PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our Company's Amended and Restated Certificate of Incorporation eliminates the liability of directors for monetary damages for an act or omission in the director's capacity as a director, except for: (1) a breach of a director's duty of loyalty to our Company or our stockholders; (2) an act or omission not in good faith that constitutes a breach of duty of that director to our Company or an act or omission that involves intentional misconduct or a knowing violation of the law; (3) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or (4) an act or omission for which the liability of a director is expressly provided for by an applicable statute.

     If the Delaware General Corporation Law is amended to authorize action further eliminating or limiting the personal liability of directors, then the liability of a director of our Company shall be eliminated or limited to the fullest extent permitted by such statutes, as so amended. Any amendment, repeal or modification of such provision shall be prospective only and shall not adversely affect any right or protection of a director of our Company existing at the time of such amendment, repeal or modification.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses in connection with this Registration Statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Filing Fee -- Securities and Exchange Commission............  $5,560
Nasdaq Fee..................................................   2,500
Exchange Listing Fee........................................
Fees and Expenses of Accountants............................
Fees and Expenses of Counsel................................
Printing and Engraving Expenses.............................
Blue Sky Fees and Expenses..................................
Transfer Agent Fees.........................................
Miscellaneous Expenses......................................
                                                              ------
          Total.............................................  $
                                                              ======

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     1. On June 11, 1999, pursuant to a stock purchase agreement, we sold 350,000 shares of our restricted common stock to RidgeRose Capital Partners, LLC at a purchase price of $5.00 per share.

     2. On June 11, 1999, pursuant to a stock purchase agreement, we sold 50,000 shares of our restricted common stock to Zackary Irani and Janet Moore at a purchase price of $5.00 per share.

     3. On June 11, 1999, pursuant to a back-end processing agreement, we issued a warrant to purchase 410,000 shares of our restricted common stock to TheBigStore.com. On September 2, 1999, pursuant to a strategic marketing agreement, we issued a warrant to purchase 250,000 shares of our restricted common stock to TheBigHub.com. The warrants are exercisable for a period of 5 years at an exercise price of $5.00 per share.

     4. On June 10, 1999, in consideration for services rendered, we issued a warrant to purchase 1,000,000 shares of our restricted common stock to RJM Consulting, LLC.

        The warrant is exercisable for a period of 5 years at an exercise price of $3.00 per share.

     5. On June 10, 1999, pursuant to a non-qualified option agreement, we granted to Zackary Irani options to purchase 1,000,000 shares of our restricted common stock. The options are exercisable for a period of 10 years at an exercise price of $3.00 per share.

     6. On June 10, 1999, pursuant to non-qualified option agreements, we granted to various of our directors, consultants and employees options to purchase an aggregate of 200,000 shares of our restricted common stock. The options are exercisable for a period of 10 years at an exercise price of $3.00 per share.

     7. On October 31, 1998, we issued to JSJ Management an aggregate of 11,429 shares of our restricted common stock in lieu of paying rent for the period of June 1998 through October 1998. The shares were issued at an agreed value of $0.875 per share.

     8. On July 31, 1998, we issued to JSJ Management an aggregate of 20,364 shares of our restricted common stock in lieu of paying rent for the period of April 1997 through May 1998. The shares were issued at an agreed value of $1.375 per share.

     9. On December 19, 1996, we sold 333,333 shares of our restricted common stock pursuant to a private placement memorandum, at a purchase price of $3.00 per share.

     No underwriter was involved in any of the above issuances of securities. All of the above securities were issued in reliance upon the exemptions set forth in Section 4(2) of the Securities Act (including, in certain instances Regulation D promulgated thereunder) on the basis that they were issued under circumstances not involving a public offering.

ITEM 27.  EXHIBITS.

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  1.1     Form of Underwriting Agreement.*
  3.1     Certificate of Incorporation of Registrant filed with the
          Secretary of the State of Delaware on September 22, 1971
          (incorporated by reference to Exhibit 3.1 filed with
          Amendment No. 1 to Registration Statement on Form S-1,
          Commission File No. 2-83308).
  3.2     Certificate of Amendment to Certificate of Incorporation of
          Registrant filed with the Secretary of the State of Delaware on February 6, 1978 (incorporated by reference to Exhibit
          3.1 filed with Amendment No. 1 to Registration Statement on
          Form S-1, Commission File No. 2-83308).
  3.3     Certificate of Amendment to Certificate of Incorporation of
          Registrant filed with the Secretary of the State of Delaware on February 4, 1983 (incorporated by reference to Exhibit
          3.1 filed with Amendment No. 1 to Registration Statement on
          Form S-1, Commission File No. 2-83308).
  3.4     Certificate of Amendment to Certificate of Incorporation of
          Registrant filed with the Secretary of the State of Delaware on January 19, 1987 (incorporated by reference to Exhibit
          3.4 filed with Form 8 Amendment No. 1 to the Registrant's
          Annual Report on Form 10-K for the fiscal year ended May 31,
          1987).
  3.5     Certificate of Amendment of Certificate of Incorporation of
          Registrant filed November 4, 1987 with the Secretary of
          State of the State of Delaware (incorporated by reference to
          Exhibit 3.1 filed with Amendment No. 1 to Registration
          Statement on Form S-1, Commission File No. 2-83308).
  3.6     Bylaws of the Registrant (incorporated by reference to
          Exhibit 3.2 filed with Amendment No. 1 to Registration
          Statement on Form S-1, Commission File No. 2-83308).
  3.7     Certificate of Amendment of Certificate of Incorporation of
          Registrant filed with the Secretary of the State of Delaware on December 20, 1994 (incorporated by reference to Exhibit
          3.7 filed with Registrant's Annual Report or Form 10-KSB for the fiscal year ended May 31, 1995).
  4.1     Specimen Stock Certificate of Common Stock of Registrant.
  5.1     Opinion and Consent of Jeffers, Shaff & Falk, LLP.*
 10.1     Office Lease dated June 1, 1988 between Registrant and
          Redington Company covering Registrant's lease of premises at
          1531/1533 Monrovia Avenue, Newport Beach, California
          (incorporated by reference to Exhibit 10.1 filed with
          Registrant's Annual Report on Form 10-K for the fiscal year ended May 31, 1989).
 10.2     Lancer Purchase Agreement and Warrants (incorporated by
          reference to Exhibit 10.10 filed with Registrant's Annual
          Report on Form 10-K for the fiscal year ended May 31, 1989).
 10.3     1999 Stock Incentive Plan of Registrant (incorporated by
          reference to Exhibit B filed with Registrant's Preliminary
          Proxy Statement for the 1999 Annual Meeting of Stockholders
          on September 13, 1999).
 10.4     1995 Stock Option and Restricted Stock Plan of Registrant
          (incorporated by reference to Exhibit 4.3 to Registration
          Statement on Form S-8 filed with the Securities and Exchange
          Commission on January 20, 1996).
 10.5     1991 Stock Option and Restricted Stock Plan of Registrant
          (incorporated by reference to Exhibit 4.1 to Registration
          Statement on Form S-8 filed with the Securities and Exchange
          Commission on April 6, 1992).

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 10.6     Stock Purchase Agreement by and between Biomerica, Inc.,
          RidgeRose Capital Partners, LLC and Zackary Irani and Janet
          Moore dated June 11, 1999 (incorporated by reference to
          Exhibit 10.10 filed with Form 8-K on July 7, 1999).
 10.7     Stock Purchase Agreement by and between Biomerica, Inc. and
          Zackary Irani and Janet Moore dated June 11, 1999
          (incorporated by reference to Exhibit 10.11 filed with Form
          8-K on July 7, 1999).
 10.8     Back-end Processing Agreement by and between
          TheBigStore.com, Inc. and Biomerica, Inc. and dated June 11,
          1999 (incorporated by reference to Exhibit 10.12 filed with
          Form 8-K on July 7, 1999).
 10.9     Common Stock Purchase Warrant granted to TheBigStore.com,
          Inc. dated June 11, 1999 (incorporated by reference to
          Exhibit 10.13 filed with Form 8-K on July 7, 1999).
 10.10    Common Stock Purchase Warrant granted to RJM Consulting, LLC dated June 11, 1999 (incorporated by reference to Exhibit
          10.14 filed with Form 8-K on July 7, 1999).
 10.11    Non-Qualified Option Agreement by and between Zackary Irani and the Company dated June 10, 1999 (incorporated by
          reference to Exhibit 10.15 filed with Form 8-K on July 7,
          1999).
 10.12    Non-Qualified Option Agreement by and between Janet Moore
          and the Company dated June 10, 1999 (incorporated by
          reference to Exhibit 10.16 filed with Form 8-K on July 7,
          1999).
 10.13    Non-Qualified Option Agreement by and between Philip Kaplan,
          M.D. and the Company dated June 10, 1999 (incorporated by
          reference to Exhibit 10.17 filed with Form 8-K on July 7,
          1999).
 10.14    Non-Qualified Option Agreement by and between Robert A.
          Orlando, M.D., Ph.D. and the Company dated June 10, 1999
          (incorporated by reference to Exhibit 10.18 filed with Form
          8-K on July 7, 1999).
 10.15    Lancer Purchase Agreement and Warrants (incorporated by
          reference to Exhibit 10.10 filed with Registrant's Annual
          Report on Form 10-K for the fiscal year ended May 31, 1989).
 10.16    Strategic Marketing Agreement entered into as of the 2nd day of September, 1999 by and between TheBigHub.com, Inc., a
          Florida corporation and Biomerica, Inc.
 10.17    First Amendment to Back-End Processing Agreement entered
          into as of September 2, 1999 whereby TheBigStore.com, Inc., a Delaware Corporation and Biomerica amend the Back-End
          Agreement dated June 11, 1999.
 10.18    Private Placement Memorandum of Biomerica, Inc. dated June
          9, 1999 offering 400,000 shares of its Common Stock at $5.00 per share.
 10.19    Employment Agreement entered into as of August 30, 1999 by and between Internet division of Biomerica, Inc. and Steven
          J. Goto.
 10.20    Employment Offer Letter dated August 12, 1999 from
          Biomerica, Inc. to Pete McKinley to join the Internet
          division of Biomerica, Inc.
 10.21    Employment Offer Letter dated July 2, 1999 from Biomerica,
          Inc. to Richard Jay, Pharm.D. to join the Internet division of Biomerica, Inc.
 10.22    Amendment to Lease Extension/Lease Term effective January 1,
          1999, whereby Lancer Orthodontics, Inc. and L&T Corporation, a California corporation entered into an amendment and
          extension to the terms of that certain Lease Agreement dated
          November 4, 1993 for the premises located at 253 Pawnee
          Street, Suite A, San Marcos, California 92069.

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 10.23    Sublease Agreement entered into by and between Eagleson de
          California S.A. de C.V. and Lancer Orthodontics, Inc.
          commencing on November 1, 1998 covering approximately 16,000 square feet located in the Industrial Park at Ave. Saturno
          No. 20 and of certain improvements constructed on the land as detailed in that certain sublease between the parties
          dated April 1, 1996.
 10.24    Fifth Revision to Manufacturing Shelter Agreement effective
          November 1, 1998, whereby Lancer Orthodontics, Inc. and
          Eagleson Industries, Inc. revised and amended that certain
          Manufacturing Shelter Agreement entered into on May 11,
          1990, revised on June 20, 1991, December 2, 1992, July 1,
          1994 and April 1, 1996.
 10.25    Technical Skills Consulting Agreement entered into on
          January 1, 1999 by and between Lancer Orthodontics, Inc. and
          Alejandro Carnero, a non-resident alien, independent
          contractor and citizen of the Republic of Mexico.
 10.26    Product Development and Marketing Agreement entered into as of August 3, 1998 by and between Lancer Orthodontics, Inc.
          and AG Metals, Inc., a Nevada corporation.
 10.27    Agreement entered into by and between Lancer Orthodontics,
          Inc. and Gary Weikel, an individual, as of August 3, 1998
          incorporating by reference that certain Product Development and Marketing Agreement of even date between Lancer
          Orthodontics, Inc. and AG Metals, Inc.
 16.1     Letter on Change of Certifying Accountant (incorporated by reference to Exhibit A to Form 8-K filed with the Securities and Exchange Commission on May 24, 1993).
 16.2     Letter on Change of Certifying Accountant (incorporated by reference to Exhibit A to Form 10-QSB/A filed with the
          Securities and Exchange Commission on April 14, 1999).
 21.1     Subsidiaries of Registrant.
 23.1     Consent of Jeffers, Shaff & Falk, LLP (included in its
          opinion filed as Exhibit 5.1 hereto).*
 23.2     Consent of Certifying Accountant, BDO Seidman, LLP.
 23.3     Consent of Certifying Accountant, Corbin & Wertz, LLP.
 24.1     Power of Attorney (included in signature page).

------------------------------
* To be filed by amendment.

ITEM 28.  UNDERTAKINGS.

     The undersigned small business issuer hereby undertakes:

     (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (2) The undersigned registrant hereby undertakes that:

         (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Newport Beach, State of California, on September 14, 1999.

                                              BIOMERICA, INC.

                                              By: /s/ ZACKARY S. IRANI
                                                --------------------------------
                                                  Zackary S. Irani, President
                                                  and Chief
                                                  Executive Officer

                               POWER OF ATTORNEY

     We, the undersigned directors and officers of Biomerica, Inc. do hereby constitute and appoint Zackary S. Irani and Janet Moore, or either of them, acting individually, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any one of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereof; and we do hereby ratify and confirm all that the said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


               /s/ ZACKARY S. IRANI                  President, Chief      September 14, 1999
---------------------------------------------------    Executive Officer
               Zackary S. Irani, MBA                   and Director

                  /s/ JANET MOORE                    Secretary,            September 14, 1999
---------------------------------------------------    Controller,
                    Janet Moore                        Interim CFO, and
                                                       Director

               /s/ PHILIP B. KAPLAN                  Director              September 14, 1999
---------------------------------------------------
              Philip B. Kaplan, M.D.

               /s/ ROBERT A. ORLANDO                 Director              September 14, 1999
---------------------------------------------------
          Robert A. Orlando, M.D., Ph.D.

                 /s/ DAVID BURROWS                   Director              September 14, 1999
---------------------------------------------------
                   David Burrows

                /s/ FRANCIS R. CANO                  Director              September 14, 1999
---------------------------------------------------
              Francis R. Cano, Ph.D.

           /s/ CARLOS ST. AUBYN BEHARIE              Director              September 14, 1999
---------------------------------------------------
        Carlos St. Aubyn Beharie, M.D., MBA

                                 EXHIBIT INDEX

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  1.1     Form of Underwriting Agreement.*
  3.1     Certificate of Incorporation of Registrant filed with the
          Secretary of the State of Delaware on September 22, 1971
          (incorporated by reference to Exhibit 3.1 filed with
          Amendment No. 1 to Registration Statement on Form S-1,
          Commission File No. 2-83308).
  3.2     Certificate of Amendment to Certificate of Incorporation of
          Registrant filed with the Secretary of the State of Delaware on February 6, 1978 (incorporated by reference to Exhibit
          3.1 filed with Amendment No. 1 to Registration Statement on
          Form S-1, Commission File No. 2-83308).
  3.3     Certificate of Amendment to Certificate of Incorporation of
          Registrant filed with the Secretary of the State of Delaware on February 4, 1983 (incorporated by reference to Exhibit
          3.1 filed with Amendment No. 1 to Registration Statement on
          Form S-1, Commission File No. 2-83308).
  3.4     Certificate of Amendment to Certificate of Incorporation of
          Registrant filed with the Secretary of the State of Delaware on January 19, 1987 (incorporated by reference to Exhibit
          3.4 filed with Form 8 Amendment No. 1 to the Registrant's
          Annual Report on Form 10-K for the fiscal year ended May 31,
          1987).
  3.5     Certificate of Amendment of Certificate of Incorporation of
          Registrant filed November 4, 1987 with the Secretary of
          State of the State of Delaware (incorporated by reference to
          Exhibit 3.1 filed with Amendment No. 1 to Registration
          Statement on Form S-1, Commission File No. 2-83308).
  3.6     Bylaws of the Registrant (incorporated by reference to
          Exhibit 3.2 filed with Amendment No. 1 to Registration
          Statement on Form S-1, Commission File No. 2-83308).
  3.7     Certificate of Amendment of Certificate of Incorporation of
          Registrant filed with the Secretary of the State of Delaware on December 20, 1994 (incorporated by reference to Exhibit
          3.7 filed with Registrant's Annual Report or Form 10-KSB for the fiscal year ended May 31, 1995).
  4.1     Specimen Stock Certificate of Common Stock of Registrant.
  5.1     Opinion and Consent of Jeffers, Shaff & Falk, LLP.*
 10.1     Office Lease dated June 1, 1988 between Registrant and
          Redington Company covering Registrant's lease of premises at
          1531/1533 Monrovia Avenue, Newport Beach, California
          (incorporated by reference to Exhibit 10.1 filed with
          Registrant's Annual Report on Form 10-K for the fiscal year ended May 31, 1989).
 10.2     Lancer Purchase Agreement and Warrants (incorporated by
          reference to Exhibit 10.10 filed with Registrant's Annual
          Report on Form 10-K for the fiscal year ended May 31, 1989).
 10.3     1999 Stock Incentive Plan of Registrant (incorporated by
          reference to Exhibit B filed with Registrant's Preliminary
          Proxy Statement for the 1999 Annual Meeting of Stockholders
          on September 13, 1999).
 10.4     1995 Stock Option and Restricted Stock Plan of Registrant
          (incorporated by reference to Exhibit 4.3 to Registration
          Statement on Form S-8 filed with the Securities and Exchange
          Commission on January 20, 1996).
 10.5     1991 Stock Option and Restricted Stock Plan of Registrant
          (incorporated by reference to Exhibit 4.1 to Registration
          Statement on Form S-8 filed with the Securities and Exchange
          Commission on April 6, 1992).

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 10.6     Stock Purchase Agreement by and between Biomerica, Inc.,
          RidgeRose Capital Partners, LLC and Zackary Irani and Janet
          Moore dated June 11, 1999 (incorporated by reference to
          Exhibit 10.10 filed with Form 8-K on July 7, 1999).
 10.7     Stock Purchase Agreement by and between Biomerica, Inc. and
          Zackary Irani and Janet Moore dated June 11, 1999
          (incorporated by reference to Exhibit 10.11 filed with Form
          8-K on July 7, 1999).
 10.8     Back-end Processing Agreement by and between
          TheBigStore.com, Inc. and Biomerica, Inc. and dated June 11,
          1999 (incorporated by reference to Exhibit 10.12 filed with
          Form 8-K on July 7, 1999).
 10.9     Common Stock Purchase Warrant granted to TheBigStore.com,
          Inc. dated June 11, 1999 (incorporated by reference to
          Exhibit 10.13 filed with Form 8-K on July 7, 1999).
 10.10    Common Stock Purchase Warrant granted to RJM Consulting, LLC dated June 11, 1999 (incorporated by reference to Exhibit
          10.14 filed with Form 8-K on July 7, 1999).
 10.11    Non-Qualified Option Agreement by and between Zackary Irani and the Company dated June 10, 1999 (incorporated by
          reference to Exhibit 10.15 filed with Form 8-K on July 7,
          1999).
 10.12    Non-Qualified Option Agreement by and between Janet Moore
          and the Company dated June 10, 1999 (incorporated by
          reference to Exhibit 10.16 filed with Form 8-K on July 7,
          1999).
 10.13    Non-Qualified Option Agreement by and between Philip Kaplan,
          M.D. and the Company dated June 10, 1999 (incorporated by
          reference to Exhibit 10.17 filed with Form 8-K on July 7,
          1999).
 10.14    Non-Qualified Option Agreement by and between Robert A.
          Orlando, M.D., Ph.D. and the Company dated June 10, 1999
          (incorporated by reference to Exhibit 10.18 filed with Form
          8-K on July 7, 1999).
 10.15    Lancer Purchase Agreement and Warrants (incorporated by
          reference to Exhibit 10.10 filed with Registrant's Annual
          Report on Form 10-K for the fiscal year ended May 31, 1989).
 10.16    Strategic Marketing Agreement entered into as of the 2nd day of September, 1999 by and between TheBigHub.com, Inc., a
          Florida corporation and Biomerica, Inc.
 10.17    First Amendment to Back-End Processing Agreement entered
          into as of September 2, 1999 whereby TheBigStore.com, Inc., a Delaware Corporation and Biomerica amend the Back-End
          Agreement dated June 11, 1999.
 10.18    Private Placement Memorandum of Biomerica, Inc. dated June
          9, 1999 offering 400,000 shares of its Common Stock at $
          5.00 per share.
 10.19    Employment Agreement entered into as of August 30, 1999 by and between Internet division of Biomerica, Inc. and Steven
          J. Goto.
 10.20    Employment Offer Letter dated August 12, 1999 from
          Biomerica, Inc. to Pete McKinley to join the Internet
          division of Biomerica, Inc.
 10.21    Employment Offer Letter dated July 2, 1999 from Biomerica,
          Inc. to Richard Jay, Pharm.D. to join the Internet division of Biomerica, Inc.
 10.22    Amendment to Lease Extension/Lease Term effective January 1,
          1999, whereby Lancer Orthodontics, Inc. and L&T Corporation, a California corporation entered into an amendment and
          extension to the terms of that certain Lease Agreement dated
          November 4, 1993 for the premises located at 253 Pawnee
          Street, Suite A, San Marcos, California 92069.

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 10.23    Sublease Agreement entered into by and between Eagleson de
          California S.A. de C.V. and Lancer Orthodontics, Inc.
          commencing on November 1, 1998 covering approximately 16,000 square feet located in the Industrial Park at Ave. Saturno
          No. 20 and of certain improvements constructed on the land as detailed in that certain sublease between the parties
          dated April 1, 1996.
 10.24    Fifth Revision to Manufacturing Shelter Agreement effective
          November 1, 1998, whereby Lancer Orthodontics, Inc. and
          Eagleson Industries, Inc. revised and amended that certain
          Manufacturing Shelter Agreement entered into on May 11,
          1990, revised on June 20, 1991, December 2, 1992, July 1,
          1994 and April 1, 1996.
 10.25    Technical Skills Consulting Agreement entered into on
          January 1, 1999 by and between Lancer Orthodontics, Inc. and
          Alejandro Carnero, a non-resident alien, independent
          contractor and citizen of the Republic of Mexico.
 10.26    Product Development and Marketing Agreement entered into as of August 3, 1998 by and between Lancer Orthodontics, Inc.
          and AG Metals, Inc., a Nevada corporation.
 10.27    Agreement entered into by and between Lancer Orthodontics,
          Inc. and Gary Weikel, an individual, as of August 3, 1998
          incorporating by reference that certain Product Development and Marketing Agreement of even date between Lancer
          Orthodontics, Inc. and AG Metals, Inc.
 16.1     Letter on Change of Certifying Accountant (incorporated by reference to Exhibit A to Form 8-K filed with the Securities and Exchange Commission on May 24, 1993).
 16.2     Letter on Change of Certifying Accountant (incorporated by reference to Exhibit A to Form 10-QSB/A filed with the
          Securities and Exchange Commission on April 14, 1999).
 21.1     Subsidiaries of Registrant.
 23.1     Consent of Jeffers, Shaff & Falk, LLP (included in its
          opinion filed as Exhibit 5.1 hereto).*
 23.2     Consent of Certifying Accountant, BDO Seidman, LLP.
 23.3     Consent of Certifying Accountant, Corbin & Wertz, LLP.

------------------------------
* To be filed by amendment.